AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 2004

                                                 REGISTRATION NO. 333-__________
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                         PATRIOT SCIENTIFIC CORPORATION
                 (Name of small business issuer in its charter)

                  DELAWARE                                    3699                              84-1070278
 (State or Jurisdiction of Incorporation or             Primary SIC Code             (I.R.S. Employer Identification
               Organization)                                                                     Number)
-----------------------------------------------------------------------------------------------------------------------

                               10989 VIA FRONTERA
                           SAN DIEGO, CALIFORNIA 92127
                                 (858) 674-5000
          (Address and telephone number of principal executive offices)

                          LOWELL W. GIFFHORN, SECRETARY
                         PATRIOT SCIENTIFIC CORPORATION
                               10989 VIA FRONTERA
                           SAN DIEGO, CALIFORNIA 92127
                                 (858) 674-5000
            (Name, address and telephone number of agent for service)

                                   -----------

                                   COPIES TO:
                             OTTO E. SORENSEN, ESQ.
                      LUCE, FORWARD, HAMILTON & SCRIPPS LLP
                          600 WEST BROADWAY, SUITE 2600
                           SAN DIEGO, CALIFORNIA 92101
                                 (619) 236-1414
                              (619) 232-8311 (FAX)

                                   ------------

                      APPROXIMATE DATE OF PROPOSED SALE TO
                  THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE
                 EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                   -----------

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-----------

                                                CALCULATION OF REGISTRATION FEE
-------------------------------------- ---------------------- -------------------------- ------------------- ---------------
                                                                  Proposed Maximum         Proposed Maximum     Amount of
  Title of Each Class of Securities       Amount to be        Offereing Price Per Unit    Aggregate Offering  Registration
          to be Registered                  Registered                   (5)                   Price              Fee
-------------------------------------- ---------------------- -------------------------- ------------------- ---------------
Common Stock, $0.00001 par value (1)        50,479,573                 $0.103                    $5,174,156         $655.57
-------------------------------------- ---------------------- -------------------------- ------------------- ---------------
Common Stock, $0.00001 par value (2)        36,338,727                 $0.103                    $3,724,720         $471.92
-------------------------------------- ---------------------- -------------------------- ------------------- ---------------
Common Stock, $0.00001 par value (3)         2,767,674                 $0.103                      $283,687          $35.94
-------------------------------------- ---------------------- -------------------------- ------------------- ---------------
Common Stock, $0.00001 par value (4)         1,126,496                 $0.103                      $115,466          $14.63
-------------------------------------- ---------------------- -------------------------- ------------------- ---------------
                TOTAL                       90,712,470                 $0.103                    $9,298,028       $1,178.06
-------------------------------------- ---------------------- -------------------------- ------------------- ---------------


(1) Shares of the Registrant's common stock, $.00001 par value per share, are being registered for resale on behalf of certain selling security holders. The common stock being registered is issuable to the selling security holders on their conversion of the Company's 8% Convertible Debentures issued on December 1, 2003 through May 11, 2004 (the "Series E Debentures"). The terms of the Series E Debentures do not fix the number of common shares that may be issuable upon conversion; however, the Company hereby registers a good faith estimate of the maximum number of shares it anticipates to issue upon conversion. The Company will not rely on Rule 416 of Regulation C if the conversion price results in an insufficient number of shares being registered. In the event that the number of shares actually issued exceeds the number of shares included in the registration fee table, the Company will file a new registration statement to cover the resale of any additional shares.

(2) Shares of the Registrant's common stock, $.00001 par value per share, are being registered for resale on behalf of certain selling security holders. The common stock being registered is issuable to the selling security holders on their exercise of warrants issued in conjunction with Series A through E Debentures issued from June 10, 2002 through May 11, 2004.

(3) Shares of the Registrant's common stock, $.00001 par value per share, are being registered for resale on behalf of certain selling security holders. The common stock being registered was issued to the selling security holders on January 15, 2004, as a result of an assignment of the exercise of a warrant issued in conjunction with the Registrant's Series B Debentures.

(4) Shares of the Registrant's common stock, $.00001 par value per share, are being registered for resale on behalf of a security holder. The common stock being registered was issued to the selling security holder as payment for services.

(5) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the average of the closing bid and asked prices for the Registrant's Common Stock (the "Common Stock") as reported on the OTC Electronic Bulletin Board on May 12, 2004.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission (SEC) is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


             SUBJECT TO COMPLETION; AS FILED WITH THE SECURITIES AND
                       EXCHANGE COMMISSION ON MAY 21, 2004

                               P R O S P E C T U S

                         PATRIOT SCIENTIFIC CORPORATION
                               10989 Via Frontera
                           San Diego, California 92127
                                 (858) 674-5000

                                  THE OFFERING

         The resale of up to 90,712,470 shares of common stock in the over-the-counter market at the prevailing market price or in negotiated transactions.

      o up to 50,479,573 shares are issuable to the selling shareholders as conversion shares upon the conversion of our 8% Convertible Debentures.

      o up to 36,338,727 shares are issuable to the selling shareholders as warrant shares upon the exercise of warrants issued in conjunction with our 8% Convertible Debentures.

      o up to 2,767,674 shares were issued to the selling shareholders as warrant shares upon the exercise of a warrant issued in conjunction with our 8% Convertible Debentures.

      o up to 1,126,496 shares were issued to a selling shareholder as payment for services it provided.

We will receive no proceeds from the sale of the shares by the selling shareholders. We may receive proceeds of up to $1,447,710 from the exercise of warrants.

                                 TRADING SYMBOL
                PTSC (Over-the-counter Electronic Bulletin Board)

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                Please refer to Risk Factors Beginning on Page 8

THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND STATE SECURITIES REGULATORS HAVE NOT APPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Please read this prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this prospectus all the material information that you will need to make an investment decision.

We have not authorized anyone to provide you with information that is different from that which is contained in this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS

                                                                                                 Page
PROSPECTUS SUMMARY                                                                                 5
         About our company                                                                         5
         About our convertible debentures                                                          5
         About our warrant shares we are registering                                               6
         Additional shares we are registering                                                      7
         Key facts                                                                                 7

RISK FACTORS                                                                                       8
         Related to our business
                  Our major product line has had limited revenues                                  8
                  We have incurred significant losses and may continue to do so                    8
                  Our limited sales and marketing experience has effected our revenue              9
                  Our products may not be completed on time                                        9
         Related to our industry
                  The market in which we operate is highly competitive                             9
                  Protection of our intellectual property is limited; there is a risk of
                    claims for infringement                                                       10
                  We may be impacted as a result of terrorism                                     10
         Related to our offering and share price
                  We will require additional financing                                            11
                  Large block sales of our stock may decrease the price of our stock              11
                  Our stock is subject to penny-stock rules which limits our ability to
                    attract competitive funding                                                   12
         The price of our stock could be subject to short sale pressure                           12
         On a significant drop in the price of our stock, we could be subject to a change
                    in control                                                                    13
         Forward-looking statements                                                               14

PLAN OF DISTRIBUTION                                                                              14

SELLING SHAREHOLDERS                                                                              15


THE COMPANY                                                                                       17
         General                                                                                  17
         Background                                                                               18
         Business                                                                                 19
                  Available information                                                           19
                  Organization and corporate development                                          19
                  Internet growth and the emergence of the java programming language              20
                  Microprocessor technology                                                       21
                           General background                                                     21
                           Industry background                                                    21
                           Technology description                                                 23
                           The Ignite microprocessor as a java processor                          24
                           Stage of development                                                   24
                           Business strategy                                                      25
                           Competition                                                            26
                  JUICEtechnology                                                                 27
                  High speed data communications products                                         27
                  Radar and antenna technology                                                    27
                           General background                                                     27
                           Gas antenna technology description                                     28
         Research and development                                                                 28
         Licenses, patents, trade secrets and other proprietary rights                            28
         Marketing and distribution                                                               30
         Dependence upon single customers                                                         30
         Facilities                                                                               30
         Employees                                                                                30
         Government regulation                                                                    31

USE OF PROCEEDS                                                                                   31

LITIGATION                                                                                        31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS                                                             32
         Critical Accounting Policies                                                             32
         Results of operations for the three and nine months ended February 29, 2004
           and February 28, 2003                                                                  34
         Results of operations for the years ended May 31, 2003 and 2002                          35
         Liquidity and capital resources                                                          37
         New accounting pronouncements                                                            39
         Income taxes                                                                             39

CHANGES IN ACCOUNTANTS                                                                            39

MANAGEMENT                                                                                        40
         Identification of directors and executive officers                                       40
         Biographical information                                                                 41
         Indemnification of officers, directors and others                                        42
         Executive compensation                                                                   43
         Option grants                                                                            43
         Aggregated option exercises and fiscal year-end values                                   44
         Compensation of directors                                                                45
         Employee contracts                                                                       45

PRINCIPAL SHAREHOLDERS                                                                            46

CERTAIN TRANSACTIONS                                                                              48

TRADING MARKET AND RELATED MATTERS                                                                49

DESCRIPTION OF SECURITIES                                                                         50

LEGAL MATTERS                                                                                     51

EXPERTS                                                                                           51

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE                                           F-1

                               PROSPECTUS SUMMARY

ABOUT OUR COMPANY

      We develop, market, and sell microprocessors, our technology behind the microprocessors, and complementary products which enable computers and other data processing devices to communicate. These products can be used to connect to the Internet or other telecommunication networks. The microprocessor technology product line accounted for approximately 25% of our revenue in fiscal 2003. The balance of our 2003 revenue was generated from a communication product line that, subsequent to a completed last buy program, is now generating minimal revenue. We also have a patent for special radar technology which, if fully developed, may allow a potential licensee to penetrate the ground or structures to find various objects. We also owned gas plasma antenna technology which we sold for $250,000 in August 1999. In 2003 we received a final royalty payment of $75,500 from the sale of the gas plasma technology. Our strategy is to exploit our microprocessor technologies through product sales, licensing, and strategic alliances.

      Our auditors have stated in their report on our consolidated financial statements as of and for the year ended May 31, 2003, substantial doubt about our ability to continue operating as a going concern because of recurring net losses and negative cash flows from operations. We have an accumulated deficit of $48,695,271 and negative working capital of $962,397 as of February 29, 2004 and a history of substantial operating losses, net losses and negative cash flow.

      We have our principal executive offices at 10989 Via Frontera, San Diego, California 92127. Our telephone number is (858) 674-5000, and our website is WWW.PTSC.COM.

ABOUT OUR CONVERTIBLE DEBENTURES

      OVERVIEW. From December 1, 2003 through May 11, 2004, we sold to and had received cash from certain of the selling shareholders an aggregate of $1,527,500 of 8% convertible debentures with two year maturity dates. In addition, the debenture holders received warrants exercisable into a number of our common shares.

      INITIAL NUMBER OF SHARES DEBENTURES MAY BE CONVERTED INTO. The debentures can be converted into a number of our common shares based on either a negotiated number of shares or the following calculation: the amount of the debenture divided by 115% of the volume weighted average price for our common stock for the ten days prior to the debenture date.

      RESETS OF CONVERSION PRICE AND CONVERSION SHARES. A reset date occurs on each three month anniversary of the closing date of each debenture and on the date the registration statement of which this prospectus is a part becomes effective. If the volume weighted average price for our common stock for the ten days previous to the reset date is less than the conversion price in effect at the time of the reset date, then the number of common shares issuable to the selling shareholder on conversion will be increased. If the conversion price is reset, the debenture can be converted into a number of our common shares based on the following calculation: the amount of the debenture plus any unpaid accrued interest divided by the reset conversion price which shall equal the volume weighted average price for our common stock for the ten days previous to the reset date.

      WARRANTS. Concurrent with the issuance of the convertible debentures, we issued warrants to purchase up to 30,395,392 shares of our common stock to the debenture holders. These warrants are exercisable for five years from the date of issuance at initial exercise prices equal to either a negotiated exercise price or 115% of the volume weighted average price for our common stock for the ten days prior to the debenture date. The warrant exercise prices are subject to being reset on each six month anniversary of their issuance for 10,318,155 shares of common stock and are fixed at prices ranging from $0.02667 to $0.10 per share for the remaining 20,077,237 shares of common stock.

      OPTIONS TO PURCHASE ADDITIONAL DEBENTURES. Subject to the price of our common stock being equal to or greater than $0.20 per share and a two year limitation, the debenture holders may purchase additional debentures equal to the value of their initial debentures. The price at which the optional additional debentures could be converted would initially equal 115% of the volume weighted average price for our common stock for the ten days prior to the date on which the optional additional debentures were sold. The optional additional debentures would carry the same warrant amounts and reset privileges as the initial debentures.

      SHAREHOLDER APPROVAL. We may currently issue more than 20% of our outstanding shares under the convertible debentures. If we become listed on the Nasdaq Small Cap Market or Nasdaq National Market, then we would be required to obtain shareholder approval to issue more than 20% of our outstanding shares at less than fair market value. Since we are currently a bulletin board company, we do not need shareholder approval.

      RESTRICTIVE COVENANTS. For a period of 18 months from the date of the debentures, we are prohibited from engaging in certain transactions without obtaining the debenture holders' prior written approval. These types of transactions include the issuance of any debt or equity securities in a private transaction which are convertible or exercisable into shares of common stock at a price based on the trading price of the common stock at any time after the initial issuance of such securities; the issuance of any debt or equity securities with a fixed conversion or exercise price subject to adjustment; and any private equity line type agreements.

      RIGHT OF FIRST REFUSAL. The debenture holders have a right of first refusal to purchase or participate in any securities offered by us in any private transaction which closes on or prior to the date that is two years after the issue date of each debenture.

      DEBENTURE HOLDERS' RIGHT OF INDEMNIFICATION. We are obligated to indemnify the debenture holders (including their stockholders, officers, directors, employees and agents) from all liability and losses resulting from any misrepresentations or breaches we made in connection with the convertible debenture, our registration rights agreement, other related agreements, or the registration statement of which this prospectus is a part.

WARRANT SHARES WE ARE REGISTERING

      In addition to the 20,077,237 shares issuable on the exercise of warrants issued with fixed conversion prices between December 1, 2003 and May 11, 2004, we are registering an additional 16,261,490 shares issuable on the exercise of warrants issued prior to December 1, 2003. These warrants were initially issued with reset provisions which precluded them from being registered for resale. The holders of these warrants have elected to fix the conversion price which allows for the registration of the shares issuable on the exercise of the warrant.

ADDITIONAL SHARES WE ARE REGISTERING

      On January 15, 2004, a warrant holder exercised a warrant issued on August 23, 2002 for 2,767,674 shares of common stock at an exercise price of $0.04 per share. The warrant had reset provisions that precluded it from being registered prior to exercise. We are registering the resale of the shares which have been issued to a group of five individuals who are the beneficiaries of the trust which was the warrant holder.

      We are also registering 1,126,496 shares that were issued as restricted shares to a vendor in exchange for services it provided.

KEY FACTS
         Shares being offered for resale to the public                 90,712,470 (53.0% of our shares currently
                                                                       outstanding)

         Total shares outstanding prior to the offering                171,157,367  as of May 11, 2004

         Total shares outstanding assuming completion                  257,975,667
           of the offering

         Total shares that would be outstanding assuming
           full conversion of the current offering and exercise
           of all outstanding debentures, options and warrants         377,419,231

         Price per share to the public                                 Market price at time of resale

         Total proceeds raised by offering                             None.  However we may receive proceeds of up to
                                                                       $1,447,710 on the exercise of warrants

         Convertible debentures                                        A form of our convertible debenture was
                                                                       included as an exhibit to the S-3 registration
                                                                       statement filed with the SEC on June 27, 2002

         Dividend policy                                               We have never paid a dividend and do not
                                                                       anticipate paying a dividend in the foreseeable
                                                                       future

                                  RISK FACTORS

      Before purchasing any of the common shares, you should carefully consider the following factors relating to our business and prospects.

RELATED TO OUR BUSINESS

PATRIOT'S MICROPROCESSOR TECHNOLOGIES HAVE RESULTED IN LIMITED REVENUES AND SEVERAL RELATED PRODUCTS ARE STILL IN THE DEVELOPMENT STAGE

      We are in the development stage on several components of our microprocessor technology product line, and the products which have been commercialized have resulted in limited revenues. Our other product lines have not generated enough revenue to support our company. Therefore, we have limited financial results upon which you may judge our potential. We may not become profitable. We have experienced in the past and may experience in the future many of the problems, delays and expenses encountered by any early stage business, many of which are beyond our control. These include:

      o substantial delays and expenses related to testing and development of our new products,

      o production and marketing problems encountered in connection with our new and existing products and technologies,

      o     competition from larger and more established companies, and

      o     lack of market acceptance of our new products and technologies.


PATRIOT HAS A HISTORY OF LOSSES, EXPECTS FUTURE LOSSES AND MAY NOT ACHIEVE OR SUSTAIN ANNUAL PROFITABILITY

      We expect to incur operating losses in the future. Sales of our products may never generate sufficient revenues to fund our continuing operations. We may never generate positive cash flow or attain profitability. To date, we have incurred significant losses. As of February 29, 2004, our accumulated deficit was $48,695,271 and we had negative working capital of $962,397. For the nine months ended February 29, 2004 and the fiscal years ended May 31, 2003 and 2002, we incurred net losses of $3,001,231, $3,888,299 and $5,487,051, respectively. Because of this record of losses, there is substantial doubt about our ability to continue as a going concern. These losses have resulted primarily from:

      o     significant costs associated with the development of our products,

      o     costs associated with the marketing of those products,

      o the interest charges and expenses related to previous equity and debt financings, and

      o compensation costs related to the cashless exercise of options and to the earnout of escrowed common shares.

      Should our losses continue and should we be unable to fund our operations from external sources, we would need to cease doing business and/or liquidate or sell our assets.

PATRIOT'S LIMITED SALES AND MARKETING EXPERIENCE HAS AFFECTED OUR REVENUE

      Our operating results depend to a large extent on our ability to successfully market and sell our products. We currently have limited marketing capabilities and need to hire additional sales and marketing personnel. In part as a consequence of our limited resources, we may not be able to recruit, train, or retain qualified personnel to sell and market our products and may not be able to develop a successful sales and marketing strategy. We also have very limited marketing experience. There can be no assurance that any marketing efforts undertaken by us will be successful or will result in any significant sales of our products. A continued lack of significant revenues from the sale of our products would require us to cease doing business and/or liquidate or sell our assets.

PATRIOT MAY EXPERIENCE DIFFICULTIES IN THE INTRODUCTION OF NEW PRODUCTS THAT COULD RESULT IN PATRIOT HAVING TO INCUR SIGNIFICANT UNEXPECTED EXPENSES OR DELAY THE LAUNCH OF NEW PRODUCTS

      Our technologies and products are in various stages of development. Our development stage products may not be completed in time to allow production or marketing due to the inherent risks of new product and technology development, limitations on financing, competition, obsolescence, loss of key personnel and other factors. Although we may license some of our technology at its current stage of development, there can be no assurance that we will be able to do so or that any revenues generated from licensing would be sufficient to support operations at their current level. Unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible. Discovery of microprocessor design errors, frequent in the industry prior to and after production, could result in lengthy and costly redesign, fabrication (production) and testing in an industry where new technology rapidly eclipses prior innovations.

      The development of our technologies has taken longer than anticipated and could be additionally delayed. Therefore, there can be no assurance of timely completion and introduction of improved products on a cost-effective basis, or that such products, if introduced, will achieve market acceptance such that, in combination with existing products, they will sustain us or allow us to achieve profitable operations.

RELATED TO OUR INDUSTRY

INTENSE COMPETITION IN THE MARKET FOR MICROPROCESSORS COULD PREVENT PATRIOT FROM INCREASING OR SUSTAINING REVENUE AND PREVENT PATRIOT FROM ACHIEVING OR SUSTAINING ANNUAL PROFITABILITY

      Our products could be rendered noncompetitive or obsolete. Technological competition from larger and more established microprocessor companies is significant and expected to increase. Most of the companies with which we compete and expect to compete have far greater capital resources and more significant research and development staffs, marketing and distribution programs and facilities, and many of them have substantially greater experience in the production and marketing of products. Staff cut backs by us, which have been occasioned by financial constraints, have increased the differences in capacity between us and certain of our competitors. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sale and marketing of their products than we can. In addition, one or more of our competitors may succeed or may already have succeeded in developing technologies and products that are more effective than any of those we currently offer or are developing.

PATRIOT'S LIMITED ABILITY TO PROTECT ITS INTELLECTUAL PROPERTY MAY INADVERTENTLY ADVERSELY AFFECT ITS ABILITY TO COMPETE

      A successful challenge to our ownership of our technology could materially damage our business prospects. Our technologies may infringe upon the proprietary rights of others. Licenses required by us from others may not be available on commercially reasonable terms, if at all. We rely on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. We currently have eight U.S. patents issued and three U.S. patents pending. We have one patent issued in Europe and have filed an application for another patent in Europe, Japan and elsewhere. Any issued patent may be challenged and invalidated. Patents may not issue from any of our pending applications. Any claims allowed from existing or pending patents may not be of sufficient scope or strength to provide significant protection for our products. Patents may not be issued in all countries where our products can be sold so as to provide meaningful protection or any commercial advantage to us. Our competitors may also be able to design around our patents.

      Vigorous protection and pursuit of intellectual property rights or positions characterize the fiercely competitive semiconductor industry, which has resulted in significant and often protracted and expensive litigation. Therefore, our competitors may assert that our technologies or products infringe on their patents or proprietary rights. Problems with patents or other rights could increase the cost of our products or delay or preclude new product development and commercialization by us. If infringement claims against us are deemed valid, we may not be able to obtain appropriate licenses on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our future patent and/or technology license positions or to defend against infringement claims. Also, we have initiated legal actions against companies we believe are infringing on our patents. See Legal Proceedings.

      We did not develop the technology which is the basis for our products. This technology, which was originally known as the ShBoom technology, was acquired through a series of agreements from one of two co- inventors. We have been, and may again be, subject to claims from such prior parties related to the technology. Such parties may also attempt to exploit the technology independently of our rights to do so. The asset purchase agreement and plan of reorganization between Patriot, nanoTronics Corporation and Helmut Falk was the agreement under which we acquired the basic ShBoom technology. The agreement also contained a number of warranties and indemnities related to the ownership of the technology and other matters. We believe nanoTronics Corporation has been liquidated and, due to Mr. Falk's death in July 1995, our ability to obtain satisfaction for any future claims as a result of a breach of the agreement may be limited.

PATRIOT MAY FACE INTERRUPTION OF PRODUCTION AND SERVICES DUE TO INCREASED SECURITY MEASURES IN RESPONSE TO TERRORISM

      Our business depends on the free flow of products and services through the channels of commerce. Recently, in response to terrorists' activities and threats aimed at the United States, transportation, mail, financial and other services have been slowed or at certain times stopped altogether. Further delays or stoppages in transportation, mail, financial or other services could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security, as a result of these activities and potential activities. We may also experience delays in receiving payments from payers that have been affected by terrorist activities and potential activities. The U.S. economy in general is being adversely affected by terrorist activities and potential activities, and any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

RELATED TO OUR OFFERING AND SHARE PRICE

PATRIOT MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND ITS OPERATIONS WHEN NEEDED

      A lack of additional funding could force us to substantially curtail or cease our operations, which would have a material adverse effect on our business. Our ability to raise additional funds under the debenture agreement is subject to certain conditions. These conditions include the effectiveness of a registration statement covering the resale of the shares sold on the conversion of the debentures or the exercise of the warrants issued concurrently with the debentures. We estimate our current annual cash requirements to sustain our operations to be $2.1 million. There can be no assurance that any future funds required will be generated from operations or from other potential sources. Further, any such required funds may only be available on unattractive terms and may significantly dilute the value of our existing shares.

IF THE SELLING SHAREHOLDERS SELL A LARGE NUMBER OF PATRIOT SHARES ALL AT ONCE OR IN BLOCKS, THE MARKET PRICE OF OUR SHARES WOULD MOST LIKELY DECLINE

      The selling shareholders are offering all of the common stock offered through this prospectus. The selling shareholders are not restricted in the price at which they can sell the common stock. Shares sold at a price below the current market price at which the common stock is trading may cause the market price to decline. The shares of common stock that are issuable on the conversion of the debentures or exercise of the warrants issued concurrently with the debentures represent 52% of our outstanding shares. However, should the price of our stock drop, the number of common shares issuable on the conversion of these debentures, plus the conversion of currently outstanding previously issued debentures, would be subject to reset provisions which would substantially increase the number of common shares to be issued. To the extent the selling shareholders, and shareholders of currently outstanding previously issued debentures, convert and then sell their common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling shareholders, and shareholders of currently outstanding previously issued debentures, to convert their convertible debentures into even greater amounts of common stock, the sales of which would further depress the stock price. Accordingly, we do not know the exact number of shares that will be issued on the conversions of the debentures. The following table presents the potential number of shares that could be issued and the total number of shares outstanding under several alternative scenarios:

                                         MARKET PRICE AS OF   IF APRIL 30, 2004 MARKET PRICE DECREASES
                                          APRIL 30, 2004         25%              50%              75%
Market price (conversion price)             $     0.120      $     0.090      $     0.060      $     0.030

Common stock currently outstanding          171,157,367      171,157,367      171,157,367      171,157,367

Number of shares issuable on conversion      42,800,149       43,054,533       50,541,254       82,500,111

Number of warrants issuable on exercise      83,278,716       83,278,716       83,278,716       83,278,716

Potential common stock outstanding          297,236,232      297,490,616      304,977,337      336,936,194

Dilutive effect to current shareholders              74%              74%              78%              97%

In addition, at the option of the debenture holder, interest accruing at the annual rate of 8% can be converted into shares of our common stock at the same time and at the same conversion price as the principal portion of the debenture. Should the debenture holders accumulate interest, a larger number of shares would be issued on conversion; and if the price of the common stock declines, the reset provisions which allow greater amounts of shares to be issued would also be in effect for the interest portion of the debenture. As of March 31, 2004, $27,801 interest was payable to the debenture holders which could be converted into 666,102 shares of common stock at an average conversion price of $0.042.

THE MARKET FOR PATRIOT'S STOCK IS SUBJECT TO RULES RELATING TO LOW-PRICED STOCK WHICH LIMITS OUR ABILITY TO ATTRACT COMPETITIVE FUNDING

      Our common stock is currently listed for trading in the NASD Over-The-Counter Bulletin Board Market and is subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended. In general, the penny stock rules apply to non-NASDAQ or non-national stock exchange companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document, quote information, broker's commission information and rights and remedies available to investors in penny stocks. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules, and as a result, the number of broker-dealers willing to act as market makers in such securities is limited. The "penny stock rules," therefore, may have an adverse impact on the market for our common stock and may effect our ability to attract competitive funding.

OUR SHARE PRICE COULD BE LOWERED AS A RESULT OF SHORT SALES

      The downward pressure on the price of our common stock as the selling shareholders convert and sell material amounts of common stock could encourage short sales by the selling shareholders or others. When an investor sells stock that he does not own, it is known as a short sale. The seller, anticipating that the price of the stock will go down, will buy the stock at a later date. If the price of the stock goes down, the seller will profit to the extent of the difference between what he originally sold it for less what he later had to buy it for. Short sales enable the seller to profit in a down market. Short sales could place significant downward pressure on the price of our common stock.

ON A SIGNIFICANT DROP IN THE PRICE OF OUR STOCK, WE COULD BE SUBJECT TO A CHANGE IN CONTROL

      There is a possibility that a significant number of shares, the exact number of which we do not know, of our common stock could be issued on the conversion of the debentures. This possibly could result in a change in control of our company. Such a change in control could have a material adverse effect on our operations and business plans. We are unable to determine the impact such a change in control could have on our company.

FORWARD-LOOKING STATEMENTS

      This prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and we desire to take advantage of the "safe harbor" provisions in those laws. Therefore, we are including this statement for the express purpose of availing ourselves of the protections of these safe harbor provisions with respect to all of the forward-looking statements we make. The forward-looking statements in this prospectus reflect our current views with respect to possible future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically the absence of significant revenues and financial resources, a history of losses, no assurance that the development of technology can be completed or that its completion will not be delayed, significant competition, the uncertainty of patent and proprietary rights, uncertainty as to royalty payments and indemnification risks, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we anticipate. In this prospectus, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus. All written and oral forward-looking statements made subsequent to the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                              PLAN OF DISTRIBUTION

      After the effective date of the registration statement of which this prospectus is a part, each selling shareholder will be free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

      The selling shareholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling shareholders and any broker-dealer that acts in connection with the sale of common shares may be "underwriters" within the meaning of
Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions.

      Because the selling shareholders may be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

      Selling shareholders also may resell all or a portion of their common shares in open market transactions in reliance upon Rule 144 under the Securities Exchange Act, provided they meet the criteria and conform to the requirements of such Rule.

                              SELLING SHAREHOLDERS

SELLING SHAREHOLDERS

      The following table sets forth certain information with respect to the selling shareholders as of May 11, 2004. Except as set forth below, none of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers.

                                                                         AMOUNT AND
                         BENEFICIAL          MAXIMUM NUMBER           PERCENTAGE OF
                        OWNERSHIP OF          OF SHARES OF             COMMON STOCK
                      COMMON STOCK AS         COMMON STOCK            AFTER THE SALE
NAME                  OF MAY 11, 2004       OFFERED FOR SALE     NUMBER               %
Aladray, Adnan                 750,000            750,000             --              *
Aladray, Nazeah                375,000            375,000             --              *
Caplan, Stan                 5,578,000(1)       4,158,137      1,419,863              *
Correia, Leo                 1,030,458          1,030,458             --              *
Daniels, Richard             4,420,862(2)       3,665,437        755,425              *
Falk Williams, Lisa            553,535            553,535             --              *
Falk, Daniela                  553,535            553,535             --              *
Falk, Helmut                   803,034(3)         553,534        249,500              *
Falk, Yvonne                   553,535            553,535             --              *
Gabourel, Victor             6,545,408(4)       3,290,437      3,254,971             1.86%
Gamble, James                  375,000            375,000             --              *
Hawk Associates Inc.         1,326,496(5)       1,126,496        200,000              *
Kashou, Ed                   4,500,000          4,500,000             --              *
Koerner, Cliff               2,780,402(6)       1,009,647      1,770,755             1.03%
Leikam, Gary                   375,000            375,000             --              *
Lincoln Ventures LLC        77,493,998(7)      50,362,156     27,131,542            12.24%(7)
Martin, Karla                  553,535            553,535             --              *
Merk, Charles                1,923,078          1,923,078             --              *
Moore, Charles                 533,689(8)         333,689        200,000              *
Mt Savage Productions        3,000,000(9)       3,000,000             --              *
Nunes, Daniel                  768,168            280,458        487,710              *
Opperman, Barbara              750,000            750,000             --              *
Opperman, Donald               750,000            750,000             --              *
Opperman, Wayne              3,750,000          3,750,000             --              *
Pratt, Steven                  750,000            750,000             --              *
Urban LaRiccia Trust           750,000(11)        750,000             --              *
Vincent, Dan                   375,000            375,000             --              *
Xandra Living Trust            560,915(12)        560,915             --              *
Zolin, James                   375,000            375,000             --              *
Zolin, James & Josehine      5,660,408(13)      3,328,888      2,331,520             1.33%


      (1) Includes 1,419,863 shares of common stock issuable upon the conversion of previously issued convertible debentures. The resale of these shares has been previously registered.

      (2) Includes 755,425 shares of common stock issuable upon the exercise of outstanding warrants that had been previously registered.

      (3) Includes 215,000 shares of common stock issuable upon the exercise of outstanding stock options.

      (4) Includes 2,674,971 shares of common stock issuable upon the conversion of previously issued convertible debentures. The resale of these shares has been previously registered. This number also includes 530,000 shares of common stock issuable upon the exercise of outstanding warrants that had been previously registered.

      (5) Includes 200,000 shares of common stock issuable upon the exercise of outstanding warrants that have not been registered. Frank Hawkins has ultimate voting and/or investment control over the securities owned by Hawk Associates.

      (6) Includes 1,755,755 shares of common stock issuable upon the conversion of previously issued convertible debentures. The resale of these shares has been previously registered. This number also includes 15,000 shares of common stock issuable upon the exercise of outstanding warrants that had been previously registered.

      (7) This number includes 46,546,177 shares of common stock issuable upon exercise of outstanding warrants previously issued to Lincoln which are currently exercisable, which shares would not be deemed beneficially owned (due to exercise restrictions within the warrants) within the meaning of Sections 13(d) and 13(g) of the Exchange Act to the extent that their acquisition in a warrant exercise by Lincoln would cause Lincoln to own in excess of 4.99% of our outstanding common stock immediately following such exercise. By the terms of the Debentures, the 4.99% limitation may be increased to a maximum of 9.99% if the Company accepts a tender offer and a change in control takes place. Therefore, it is expected that Lincoln will not beneficially own more than 9.99% of our outstanding common stock at any time. Roy Adams has ultimate voting and/or investment control over the securities owned by Lincoln.

      (8) Includes 200,000 shares of common stock issuable upon the exercise of outstanding warrants that had been previously registered.

      (9) Elwood G. Norris has ultimate voting and/or investment control over the securities owned by Mt. Savage Productions.

      (10) Includes 487,710 shares of common stock issuable upon the conversion of previously issued convertible debentures. The resale of these shares has been previously registered.

      (11) Urban LaRiccia has ultimate voting and/or investment control over the securities owned by the LaRiccia Trust.

      (12) Frederick Feck has ultimate voting and/or investment control over the securities owned by the Xandra Living Trust.

      (13) Includes 825,000 shares of common stock issuable upon the conversion of previously issued convertible debentures. The resale of these shares has been previously registered. This number also includes 898,281 shares of common stock issuable upon the exercise of outstanding warrants that had been previously registered.


                              INFORMATION ABOUT US

THE COMPANY

      Patriot Scientific Corporation was organized under Delaware law on March 24, 1992, as the successor by merger to Patriot Financial Corporation, a Colorado corporation incorporated on June 10, 1987. Our address is 10989 Via Frontera, San Diego, California 92127, and our telephone number is (858) 674-5000. Our home page can be located on the World Wide Web at http://www.ptsc.com.

      We develop, market, and sell microprocessors, our technology behind the microprocessors, and complementary products which enable computers and other data processing devices to communicate. These products can be used to connect to the Internet or other telecommunication networks. The microprocessor technology product line accounted for approximately 25% of our revenue in fiscal 2003. The balance of our 2003 revenue was generated from a communications product line that, subsequent to a completed last buy program, is now generating minimal revenue. We also have a patent for special radar technology which, if fully developed, may allow a potential licensee to penetrate the ground or structures to find various objects. We also owned gas plasma antenna technology which we sold for $250,000 in August 1999. In 2003 we received a final royalty payment of $75,500 from the sale of the gas plasma technology. Our strategy is to exploit our microprocessor technologies through product sales, licensing, strategic alliances and to litigate against those who may be infringing on our patents.

      In 1997, we emerged from the development stage primarily as a result of the acquisition of Metacomp Inc. There can be no assurance that we can achieve profitable operations, and we may need additional financial resources during the next twelve months.

BACKGROUND

      In February 1989, we completed our initial public offering under a registration statement on Form S-18 under the Securities Act of 1933. This offering raised gross proceeds of $50,000 and net proceeds of approximately $28,640 upon the sale of 2,500,000 units at $.02 per unit. Each unit sold in the public offering consisted of one common share and one Class A common stock purchase warrant exercisable to acquire one share of common stock and one Class B common stock purchase warrant. All Class A and Class B warrants have since been exercised or have lapsed.

      On May 12, 1992, we redomiciled ourselves from Colorado to Delaware by merging into a wholly owned Delaware subsidiary, Patriot Scientific Corporation, organized for that purpose. The reincorporation resulted in a reverse stock split. Three shares of the Colorado corporation, par value $.00001, were converted into one share of the Delaware corporation, par value $.00001. The reincorporation also effected a change in our charter and bylaws and a name change to Patriot Scientific Corporation.

      In May 1993, we registered under the Securities Act of 1933 a total of 7,631,606 shares issuable upon the exercise of outstanding Class A and Class B common stock purchase warrants. Upon the exercise of those warrants, we received net proceeds of $3,343,915 and issued 7,538,102 common shares. None of such warrants remain outstanding.

      Effective May 31, 1994, we entered into an asset purchase agreement and plan of reorganization with nanoTronics Corporation located in Eagle Point, Oregon and Helmut Falk. We issued a total of 8,500,000 restricted common shares to nanoTronics to acquire certain microprocessor technology of nanoTronics. The technology acquired was used to develop a sophisticated yet low cost microprocessor. 5,000,000 of the shares were issued on a non-contingent basis, and the remaining 3,500,000 shares were issued subject to the terms of an earnout escrow arrangement, which concluded on May 31, 1999.

      Effective December 26, 1996, we acquired 96.9% of the outstanding shares of Metacomp, Inc., a California corporation, from 56 shareholders in exchange for the issuance of 1,272,068 shares of our common stock. Based on the closing price of our common stock of $1.375 on the date of the acquisition, the price of the acquisition was $1,749,094. This business combination was accounted for as a pooling-of-interests.

BUSINESS

      AVAILABLE INFORMATION

      We file reports, proxy statements and other information with the SEC, and these reports may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The same information may be obtained at the following Regional Offices of the SEC: 75 Park Place, New York, New York 10007, and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the SEC's Washington, D.C. office at prescribed rates.

      We mail a copy of our Annual Report on Form 10-K along with a proxy statement to our shareholders prior to our annual meeting.

      We have filed a registration statement on Form SB-2, of which this prospectus is a part, with the SEC. This registration statement or any part thereof may also be inspected and copied at the public reference facilities of the SEC.

      Our filings may also be accessed through the SEC's web site
(HTTP://WWW.SEC.GOV) or by visiting our web site at (http://www.ptsc.com) and linking to the SEC's site.

      ORGANIZATION AND CORPORATE DEVELOPMENT. Our business involves the following technologies:

      o     Ignite microprocessor technology,

      o     high-speed data communications technology, and

      o     radar technology.

      Due to a lack of funds to develop and commercialize JUICEtechnology, a technology introduced to us in 2001, we assigned our rights in this technology back to the inventor in April 2003.

      The stage of development of each of our technologies is as follows:

      o Ignite microprocessor. This technology is generating minor amounts of revenue from the sale of development boards, microprocessors and initial license fees related to the microprocessor application. We run the technology on a 0.18-micron microprocessor, which is in current production. We have ported the WindRiver VxWorks operating system and the Sun Microsystems personalJava virtual machine to the microprocessor. In addition, the technology is available for sale as intellectual property, which enables the prospective customer to incorporate the microprocessor functions with other parties' applications to arrive at a system on a chip solution. Although we anticipate the Ignite technology to be our main product line, it accounted for only about 25% of our revenue in fiscal year 2003.

      o High-speed data communications. Revenue from this technology was phased out during fiscal year 2002 as a result of the products reaching the end of their life cycles. During fiscal 2002 we initiated a last time buy program and except for minor repeat orders have discontinued this product line. We have decided to concentrate our efforts on the Ignite microprocessor technology. Although the communications product line accounted for approximately 75% of our fiscal year 2003 revenue, we anticipate that the Ignite microprocessor will be our main product line in the future.

      o Radar and antenna. We sold the gas plasma antenna technology in August 1999. Our radar technology has not generated any revenue, and we have suspended further development of this technology in order to concentrate our resources on our Ignite products.

      Due to our small size and staffing overlaps among the technologies, certain personnel may work on any or all of our technologies from time to time.

      During at least the last three years, we have focused the majority of our efforts on the Ignite technology. The Ignite technology is targeted for the embedded controller and Java language processor marketplaces.

      INTERNET GROWTH AND THE EMERGENCE OF THE JAVA PROGRAMMING LANGUAGE. The Internet is a global web of computer networks. This "network of networks" allows computers connected to the Internet to "talk" to one another. The Internet provides organizations and individuals with new means to conduct business. Commercial uses of the Internet include business-to-business and business-to-consumer transactions, product marketing, advertising, entertainment, electronic publishing, electronic services and customer support. We believe that organizations will also increasingly use the Internet and private Intranet networks to improve communications, distribute information, lower operating costs and change operations. Use of the Internet has grown rapidly and has had an impact on many industries, including computer hardware, software and peripheral industries. The rapid growth in popularity of the Internet is in part due to continuing penetration of computers and modems into U.S. households, growth of the informational, entertainment and commercial applications and resources of the Internet, the growing awareness of such resources among individuals, and the increasing availability of user-friendly navigational and utility tools which enable easier access to the Internet's resources.

      The growth of the Internet and corporate Intranets is creating a demand for hardware, software and peripherals. Software, such as Java, has been developed to serve the requirements of Internet users.

      Java is a programming language that was originally developed for personal digital assistant devices and television set top boxes. It was formally announced as an object-oriented language for the Internet in May 1995 by Sun Microsystems Inc. A large number of major computer, software, browser and on-line service provider companies have licensed the Java language. Accordingly, Java is a fundamental platform for Internet related applications. A significant number of Java applications, or applets, are now available on the Internet. These applications not only enhance web pages but also perform many functions of traditional computer software programs. Our Ignite technology lends itself to potential markets in which the use of Java is prevalent.

      With Java, data and programs do not have to be stored on the user's computer, but can reside anywhere on the Internet to be called upon as needed. Among its various attributes, two key features of Java are (1) its ability to run on a variety of computer operating systems thus avoiding the problem of incompatibility across networks, and (2) security, because Java enables the construction of virus-resistant, tamper-resistant systems by using resource-access control and public-key encryption. Because of Java's useful features, it has also become a popular programming language for embedded applications.

      Since Java is designed to run on multiple types of devices and operating systems, it allows developers to write a program once for many types of operating systems, instead of having to write new versions for each type. Java does this by interpreting a program's commands into something that a particular type of computer can understand. This interpretive design runs programs slower than if they were tailored for each type of computer and is resulting in a need for specialized microprocessors and compilers to increase Java's speed.

      The growth of Java is causing a number of companies to consider it as a basis for a new style of computing tailored to the Internet and not encumbered by the limitations of, or requiring, traditional computer operating systems. The concept is to design inexpensive access devices to communicate via the Internet.

      OUR MICROPROCESSOR TECHNOLOGY.

      GENERAL BACKGROUND. In 1991, nanoTronics Corporation was formed and acquired a base technology for an advanced microprocessor integrated on a single computer chip. nanoTronics subsequently engaged in substantial technical development and fabricated a first-generation microprocessor in early 1994.

      Since the acquisition of the technology from nanoTronics, effective May 31, 1994, we have been engaged in enhancing the microprocessor design, adding additional technical features to further modernize the design, and improving and testing the new design. We initially fabricated a prototype 0.8-micron microprocessor in May 1996. The next generation was a 0.5-micron microprocessor that was delivered in September 1997. The 0.5-micron microprocessor was employed in demonstrations for prospective customers and was shipped in limited numbers to customers as an embedded microprocessor. In 1998 we introduced a 0.35-micron microprocessor whose features included a reduction in size and improved performance. In addition, in September 2000 we completed a VHDL model of this technology which enables customers to purchase intellectual property incorporating microprocessor functions with other parties' applications to arrive at a system on a chip solution. By purchasing this software model, customers can significantly reduce their time to market by simulating results as opposed to trial and error commitments to silicon production. In 2003 we further reduced the size of our silicon production to 0.18-microns.

      INDUSTRY BACKGROUND. The semiconductor logic market has three major sectors:

            o     standard logic products,

            o     application specific standard products, and

            o     application specific integrated circuits.

      Standard logic products, such as the Intel's X86 and Pentium and Motorola's 680X0 microprocessor families, are neither application nor customer specific. They are intended to be utilized by a large group of systems designers for a broad range of applications. Because they are designed to be used in a broad array of applications, they may not be cost effective for specific applications. Application specific integrated circuits are designed to meet the specific application of one customer. While cost effective for that application, application specific integrated circuits require large sales volumes of that application to recover their development costs. Application specific standard processors are developed for one or more applications but are not generally proprietary to one customer. Examples of these applications include modems, cellular telephones, other wireless communications devices, multimedia applications, facsimile machines and local area networks. We have designed our microprocessor to be combined with application specific software to serve as an embedded control product for the application specific standard processor market sector.

      Application specific standard processors are typically used in embedded control systems by manufacturers to provide an integrated solution for application specific control requirements. Such systems usually contain a microprocessor or microcontroller, logic circuitry, memory and input/output circuitry. Electronic system manufacturers combine one or more of these elements to fit a specific application. The microprocessor provides the intelligence to control the system. The logic circuitry provides functions specific to the end application. The input/output circuitry may also be application specific or an industry standard component. The memory element, if not on the microprocessor, is usually a standard product used to store program instructions and data. In the past, these functions have been executed through multiple integrated circuits assembled on a printed circuit board. The requirements for reduced cost and improved system performance have created market opportunities for semiconductor suppliers to integrate some or all of these elements into a single application specific standard processor or chip set, such as the Ignite family of microprocessors. The Ignite family provides close integration of the microprocessor and input/output function with the logic circuitry, thereby providing an advanced application specific standard processor.

      Embedded control systems enable manufacturers to differentiate their products, replace less efficient electromechanical control devices, add product functionality and reduce product costs. In addition, embedded control systems facilitate the emergence of completely new classes of products. Embedded control systems have been incorporated into thousands of products and subassemblies worldwide, including automotive systems, remote controls, appliances, portable computers and devices, cordless and cellular telephones, motor controls and many other systems.

      Microprocessors are generally available in 4-bit through 64-bit architectures, which refers to the amount of data they can process. 4-bit microprocessors are relatively inexpensive, typically less than $1.00 each. Although they lack certain performance and features, they account for more than 40% of worldwide microcontroller volume. Also in general use today are 8-bit architectures, generally costing $1.00 to $10.00 each and accounting for an additional 40% of worldwide microcontroller volume. To date 16-bit, 32-bit and 64-bit architectures, with typical costs of over $10.00 each, have offered very high performance, but are generally considered to be expensive for high-volume embedded control applications. The use of 16-bit, 32-bit and 64-bit architectures offers fewer internal limitations, making programming easier and providing higher performance. Although generally more expensive per unit and requiring more support logic and memory, these devices offer many advantages for more sophisticated embedded control systems.

      Electronic system designers, driven by competitive market forces, seek semiconductor products with more intelligence, functionality and control that can be used to reduce system costs and improve performance. For these needs, the Ignite product family was designed to be a sophisticated 32-bit microprocessor with advanced features. The Ignite product family uses a smaller number of transistors compared to other RISC (reduced instruction set computor) processors, which results in less power consumption and more economical prices compared to other embedded control applications. This creates the opportunity for the development of new, cost-effective applications.

      TECHNOLOGY DESCRIPTION. Conventional high-performance microprocessors are register-based with large register sets. These registers are directly addressable storage locations requiring a complex architecture that consumes costly silicon. This conventional architecture provides processing power for computer applications but complicates and slows the execution of individual instructions and increases silicon size, thereby increasing the microprocessor cost.

      Our technology is fundamentally different from most other microprocessors in that the data is stored in groups and certain information is known to be at the top of a stack as opposed to being stored in a register. Our microprocessor employs certain features of both register and stack designs. The resultant merged stack-register architecture improves program execution for a wide range of embedded applications. Our design combines two processors in one highly integrated package, a microprocessing unit for performing conventional processing tasks, and an input-output processor for performing input-output functions. This replaces many dedicated peripheral functions supplied with other processors. The microprocessor's design simplifies the manipulation of data. Our architecture employs instructions that are shrunk from 32-bits to 8-bits. This simplified instruction scheme improves execution speed for computer instructions. Our architecture incorporates many on-chip system functions, thus eliminating the requirement of support microprocessors and reducing system cost to users.

      The 0.8-micron microprocessor was designed to operate at a speed of 50Mhz; the 0.5-micron microprocessor at a speed of 100Mhz; the 0.35-micron microprocessor at 150MHz; and the 0.18-micron to operate at speeds in excess of 300Mhz. They are all compatible with a wide range of memory technology from low cost dynamic random access memory to high-speed static random access memory. The microprocessors can be packaged in various surface-mount and die-form packaging. There can be no assurance that the designed speed will be achieved with the production model of the 0.18-micron microprocessor or future versions or that all of the desired functions will perform as anticipated.

      Our technology is not designed or targeted to compete with high-end processors for use in personal computers. It is targeted for embedded control applications. We believe that the features described above differentiate the Ignite family from other 8-bit to 64-bit microprocessors targeted for embedded control applications. Considering the reduced requirement for support microprocessors, the Ignite family is intended to be available at a high volume price that should be price competitive with high-end 8-bit microprocessor and general 16-bit microprocessor systems but with higher performance (speed and functional capability). The Ignite family has been designed to allow high-speed and high-yield fabrication using generally available wafer fabrication technology and facilities.

      THE IGNITE MICROPROCESSOR AS A JAVA PROCESSOR. We believe the Ignite microprocessor architecture is capable of being an efficient and cost effective Java programming language processor, because Java is designed to run on a stack-oriented architecture and the Ignite architecture executes the virtual stack machine internal to Java efficiently. Many Java operation codes or instructions require only a single 8-bit Ignite family instruction to be executed, providing a performance advantage over other more expensive processors that require six or more 32-bit instructions to do the same task. This feature allows the execution of Java programs with increased speed and reduced code size thereby enabling lower system memory costs. In addition, the incorporation of many on-chip system functions is expected to allow the Ignite family to perform most of the other functions required of an Internet computer device or Java accelerator, thereby eliminating components. Since Internet computers are designed to be inexpensive appliances for Internet access, cost, speed and performance are expected to be key requirements for designers. We believe the Ignite technology can compete favorably on the basis of such requirements, although there can be no assurance we can successfully exploit Java related applications or that competitors will not create superior Java processors.

      We have ported the Java operating environment to the Ignite family, which currently uses the C programming language for software support. We are a licensee of Sun Microsystems Inc. This enables us to develop and distribute products based on Sun's personalJava, a platform on which to run Java applications. We have also licensed from Wind River an operating system, VxWorks, and entered into a relationship with Forth Inc. whereby Forth will provide software support and operating system development tools for the Forth Programming language. We believe this solution is competitive in the Java virtual machine and embedded applications markets. We believe that, if the implementation is successfully completed, the Ignite family will be competitive with Java microprocessors announced by competitors. However, there can be no assurance of successful implementation of this package of software or of a market for an Ignite family Java microprocessor.

      STAGE OF DEVELOPMENT. In early 1994, nanoTronics initiated production of a first generation of wafers at a contract fabrication facility using 6 inch wafers employing 0.8-micron double-metal CMOS technology. After the May 31, 1994 acquisition, we improved the original design, added new features and performed simulations and tests of the improved designs. In October 1995, a run of six wafers of second generation 0.8-micron microprocessors was fabricated by a contract fabrication facility. Subsequently, we tested these microprocessors, while completing a C computer language compiler and preparing application development tools. The compiler and application development tools are necessary to enable system designers to program the Ignite family for specific applications. We made corrections to the design suggested by the testing of prototype units and produced an additional run of second generation microprocessors from remaining wafers in May 1996. In July 1996, we employed these microprocessors in demonstration boards for use by developers and prospective customers and licensees.

      In December 1997, we completed development of and started shipping a 0.5-micron microprocessor based on the Ignite technology and found that 0.5-micron double-metal CMOS technology improved operating speed, reduced power requirements, reduced physical size and reduced fabrication cost. In May 1998, we began a production run of a 0.35-micron microprocessor that further increased operating speed and cost performance over the previous generations of the Ignite family of microprocessors.

      At each stage of development, microprocessors require extensive testing to ascertain performance limitations and the extent and nature of errors (bugs), if any. When significant limitations or errors are discovered, additional rounds of design modifications and fabrication are required prior to having functional and demonstrable microprocessors for prospective customers and licensees. Although our 0.5 and 0.35-micron microprocessors have been sent to prospective customers in anticipation of production orders, there can be no assurance that we, during our continued testing of these products, will not identify errors requiring additional rounds of design and fabrication prior to commercial production. Additional delays could have an adverse effect on the marketability of our technology and financial condition.

      In September 2000, we completed the VHDL soft-core version of the Ignite microprocessor family. The hardware design inside a microprocessor, or silicon device, can be represented as a software program. This, in essence, replaces the old style of designing microprocessors using schematics. VHDL is the predominant software language used to design semiconductors. In addition to the design aspects, VHDL also contains sophisticated simulation tools that allow the designer to simulate the functionality of the entire design before committing to silicon. Also VHDL enables a designer to easily modify and enhance the design. A design represented in VHDL goes through a synthesis process whereby it is converted to the most basic element of a design, logical gates. This gate level representation in turn is used with computer aided engineering tools to translate the design into the most fundamental component of semiconductors, transistors. The characteristics of the transistors can be given as a library to a foundry. Therefore, a design represented in VHDL is technology and foundry independent and can be targeted for any given transistor geometry (such as 0.18, 0.25, or 0.35- micron) for any foundry of choice.

      We have developed marketing materials, product manuals and application development tools for use by licensees and customers. The manuals and tools are necessary to enable system designers to quickly and easily program the Ignite family for specific applications.

      We believe that the Ignite family is ready for licensing or sale and that any additional changes encountered in current testing will be minor and can be made during subsequent production runs of Ignite family microprocessors for customers, when and if orders are obtained. We also believe the core technology is ready for licensing for use by others to develop custom microprocessors.

      BUSINESS STRATEGY. The increasing demand for embedded control has helped to make the market for microprocessors one of the largest segments of the semiconductor logic market. This demand will drive the need for embedded processors. Our strategy does not entail competing directly with suppliers who have multiple microprocessor types addressing all parts of the embedded systems market, but on identifying certain market niches that the Ignite would best address due to its low cost, low power consumption, small number of transistors and higher performance.

      Because of the above factors, we intend to focus the majority of our efforts on the embedded microprocessor business, a market without an established base of microprocessor products and for which we believe the Ignite has desirable technical and market advantages.

      We believe that our architecture is suited for controller applications requiring high performance and low system cost, such as smart cards, cell phones, printers, video terminals, robotics, motion controllers, industrial controllers, digital communication devices, video games, kiosks, cable and satellite modems and TV set top boxes. We expect that early licensing of the technology and product applications will focus on embedded control.

      We have three international representatives for foreign markets and are addressing the domestic market with an in-house business development person. We also have a strategic alliance with an outside microprocessor design house.

      We believe the appropriate approach for us initially lies in a balanced effort of cultivating licensees and developing specific product enhancement partnerships, producing original equipment manufactured products, and providing technical support to third parties on a contract basis. The overall balance of these approaches will be monitored and modified as we attempt to ascertain and capitalize on the highly dynamic and competitive embedded microprocessor market. There can be no assurance that we can successfully exploit our microprocessor technology.

      Subject to the availability of financial and personnel resources, while we are commercializing the Ignite family and the core technology, our strategy is to also design and develop future versions of the microprocessor with more demanding sub-micron technology and with more features. However, our resources are limited, and there can be no assurance that we will be able to continue microprocessor enhancement.

      Initial fabrications of the 0.8-micron and 0.5-micron processors were performed by contract fabrication facilities. The 0.35-micron microprocessor was fabricated by a contract fabrication facility that had agreed to provide production quantities for our customers. We have completed work with a contract fabrication facility and our design house partner to produce a 0.18-micron version of the Ignite family. There can be no assurance fabrication facilities will be available to produce the Ignite family in the future. However, since there are a large number of fabrication facilities with the capability to produce the Ignite family of microprocessors, we believe microprocessors can be produced on a contract basis. Industry shortages of fabrication facilities that may exist and are predicted to exist in the future are generally limited to the more demanding architectures. If a shortage of fabrication facilities develops, it could have a material adverse effect on our financial condition.

      COMPETITION. The semiconductor industry is intensely competitive and has been characterized by price erosion, rapid technological change and foreign competition in many markets. The industry consists of major domestic and international semiconductor companies, most of which have greater financial, technical, marketing, distribution, development and other resources than we do. The market for microprocessors and for embedded control applications is at least as competitive.

      While our strategy is to target high-volume licensees and microprocessor customers requiring more sophisticated but low-cost, low-power consumption devices, we can still expect significant competition. We may also elect to develop embedded control system products utilizing our own architecture or by contract for other manufacturers.

      We expect that the Ignite family, if successfully commercialized in the embedded controller market, will compete with a variety of 16/64-bit microprocessors including those based on intellectual property from ARM and MIPS and microprocessors from Hitachi, Motorola and IBM. As a Java processor, we expect our Ignite family will compete with a broad range of microprocessors including those incorporating co-processor accelerator technology. The producers of these microprocessors have significantly greater resources than we do.

      A new entrant, such as ours, is at a competitive disadvantage compared to these and other established producers. A number of factors contribute to this, including:

      o     the lack of product performance experience,

      o lack of experience by customers in using application development systems,

      o     no record of technical service and support, and

      o     limited marketing and sales capabilities.


      JUICETECHNOLOGY

      During 2001 we introduced a technology, the purpose of which was to enhance the user's experience of the wireless internet by expanding the capabilities of his device (either a cell phone, PDA, smart phone or pocket PC). By varying the speed at which the microprocessor processes information, the device could have presented information in a richer format than was available from current technologies and, additionally, doing so with less drain on the device's battery. Due to a lack of funds to develop and commercialize JUICEtechnology, we assigned our rights in this technology back to the inventor in April 2003.

      HIGH SPEED DATA COMMUNICATIONS PRODUCTS.

      The communication products that reached the end of their life cycles are:

      VME Product Line - a line of high-speed communications products developed under European standards. Some of our customers for these products included the military as well as large satellite based data communications companies.

      Atcomm2/4 Product Line - an intelligent two or four channel product that was used for high-speed data communications.

      Except for minor repeat orders, we no longer support this product line. We have disposed of or fully reserved the communication product line inventory and are concentrating our efforts and resources on Ignite.

      RADAR AND ANTENNA TECHNOLOGY.

      GENERAL BACKGROUND. We commenced active development of our ground penetrating radar technology in April 1992. By May 1993, we were able to demonstrate the sensing, processing and crude visualization of images from our technology, and by May 1994 we had completed our prototype device. Since May 1994, we have focused our efforts and limited financial resources on the microprocessor technology and communication products, effectively suspending development and marketing efforts related to ground penetrating radar.

      GAS ANTENNA TECHNOLOGY DESCRIPTION.

      We sold our gas plasma technology in August 1999.

      RESEARCH AND DEVELOPMENT. Our current development efforts are focused on improvement of, and additional features for, the Ignite family of microprocessors. The development of this technology has taken longer than anticipated and could be subject to additional delays. Therefore, there can be no assurance of timely or successful marketing of this technology.

      We incurred research and development expenditures of $416,283, $723,287 and $1,372,421 for the nine months ended February 29, 2004 and our fiscal years ended May 31, 2003 and 2002, respectively. The majority of these expenditures have been devoted to our microprocessor technology. We believe that technical advances are essential to our success and expect that we will continue to expend substantial funds on research and development of our technology. However, there can be no assurance that such research and development efforts will result in the design and development of a competitive technology in a timely manner.

      LICENSES, PATENTS, TRADE SECRETS AND OTHER PROPRIETARY RIGHTS. We rely on a combination of patents, copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect our proprietary technologies. Our policy is to seek the issuance of patents that we consider important to our business to protect inventions and technology that support our microprocessor technology.

      We have six U.S. patents issued dating back to 1989 on our microprocessor technology. We have one microprocessor technology patent pending in five European countries and one patent issued in Japan and may file additional applications under international treaties depending on an evaluation of the costs and anticipated benefits that may be obtained by expanding possible patent coverage. In addition, we have one U.S. patent issued on the ground penetrating radar technology and one U.S. patent issued on one of the communications products.

      In addition to such factors as innovation, technological expertise and experienced personnel, we believe that a strong patent position is becoming increasingly important to compete effectively in the semiconductor industry. It may become necessary or desirable in the future for us to obtain patent and technology licenses from other companies relating to certain technology that may be employed in future products or processes. To date, we have not received notices of claimed infringement of patents based on our existing processes or products; but, due to the nature of the industry, we may receive such claims in the future.

      We believe that we may have claims against other companies that use semiconductors with capabilities in excess of 125 MHz in their products. In 2003 we initiated legal actions against five companies to enforce our patents. In February 2004, Intel initiated a legal action against us and we filed a counterclaim against them related to the initial five lawsuits. There can be no assurance that we will be successful in enforcing any potential patent claims against these or other companies. Also in February 2004, we initiated a legal action against several entities one of which was a co-inventor for some of the technology to clarify the inventorship and ownership of each of our granted patents. See Legal Proceedings.

      Based on the asset purchase agreement and plan of reorganization between Patriot, nanoTronics and Mr. Falk, we were the recipients of a number of warranties and indemnities. We believe nanoTronics has been liquidated and, due to Mr. Falk's death in July 1995, we may be limited in our ability to obtain satisfaction should we have any future claims against nanoTronics or its successor, the Falk Family Estate.

      We have entered into the following licenses related to the microprocessor technology:

      o Sierra Systems. In June 1994, we entered into an agreement with Sierra Systems whereby we could provide the C programming language on the Ignite. We currently provide development boards with the C programming language.

      o Sun Microsystems Inc. In June 1997, we entered into an agreement with Sun Microsystems, Inc. which enabled us to develop and distribute products based on Sun's Java's technology. In June 1998, we exercised an option under that agreement to license from Sun, personalJava, a smaller platform on which to run Java applications that did not include an operating system. We determined that personalJava was better suited to the markets available to the Ignite microprocessor. We have ported personalJava to the Ignite microprocessor.

      o Wind River. In July 1997, we entered into an agreement with Wind River that provided us with a license for an operating system, VxWorks, to be used in conjunction with personalJava. We have ported VxWorks to the Ignite.

      o Forth Inc. In July 1997, we entered into a license agreement with Forth Inc. whereby Forth will provide software support and operating system development tools for the Forth programming language.

      We had one U.S. patent on our gas plasma antenna technology that was sold in August 1999.

      We have one U.S. patent on our ground penetrating radar technology. No foreign application has been made. There are a large number of patents owned by others in the radar field generally and in the field of ground penetrating radar specifically. Accordingly, although we are not aware of any possible infringement and have not received any notices of claimed infringement, we may receive such claims in the future.

      There can be no assurance that any patents will be issued from pending or future applications or that any patents that are issued will provide meaningful protection or other commercial advantages to us. Although we intend to protect our rights vigorously, there can be no assurance that these measures will be successful.

      We generally require all of our employees and consultants, including our management, to sign a non-disclosure and invention assignment agreement upon employment with us.

      MARKETING AND DISTRIBUTION. Our products are marketed through a combination of direct sales and distributors. Approximate sales by principal geographic area (as a percentage of sales) for fiscal years ended May 31 were as follows:

                                                          2003            2002
                                                          ----            ----
              Domestic sales                                91%            99%

                      Foreign sales

                               Asia                         -%              -%
                               Europe                       9%              1%
                               North America                -%              -%
              Total sales                                 100%            100%


      All of our operating assets are located within the United States. While sales to certain geographic areas generally vary from year to year, we do not expect that changes in the geographic composition of sales will have a material adverse effect on operations.

      DEPENDENCE UPON SINGLE CUSTOMERS. Ten percent (10%) or more of our consolidated net sales were derived from shipments to the following customers for the fiscal years ended May 31as follows:

                                   2003            2002
                                   ----            ----
          Long Wave, Inc.        $ 43,000       $     --
          General Dynamics         23,000             --
          Centratech               15,000             --
          Advanced Relay           15,000        151,000
          Schindler                    --         59,000

      All of the above sales were shipped against multiple purchase orders from each customer.

      We had no backlog as of May 31, 2003 or 2002.

      FACILITIES. We have one 10,300 square foot office located at 10989 Via Frontera, San Diego, California. The facility is leased through July 2006. In July 2002, we sublet approximately 5,000 square feet of our facility to an independent third party. The term of the sublease coincides with the remaining term of our lease. The reduced floor space provides adequate and suitable facilities for all of our corporate functions.

      EMPLOYEES. We currently have seven personnel. Three persons are employed in research and development, one in marketing and sales and three are engaged in general and administrative activities. We also engage additional consultants and part-time persons as needed from time to time.

      Our future success depends in significant part upon the continued services of our key technical and senior management personnel. The competition for highly qualified personnel is intense, and there can be no assurance that we will be able to retain our key managerial and technical employees or that we will be able to attract and retain additional highly qualified technical and managerial personnel in the future. None of our employees is represented by a labor union, and we consider our relations with our employees to be good. None of our employees is covered by key man life insurance policies.

      GOVERNMENT REGULATION. To our knowledge, our products are not subject to governmental regulation by any federal, state or local agencies that would affect the manufacture, sale or use of our products, other than occupational health and safety laws and labor laws which are generally applicable to most companies. We cannot, of course, predict what sort of regulations of this type may be imposed in the future but do not anticipate any unusual difficulties in complying with governmental regulations which may be adopted in the future.

      We have not incurred costs associated with environmental laws and do not anticipate such laws will have any significant effect on our future business.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the resale of these securities. We may receive proceeds on the exercise of the warrants of up to $1,447,710.

                                LEGAL PROCEEDINGS

         In December 2003 we filed several lawsuits in United States District Courts against companies we contend are infringing on our patent number 5,809,336 entitled "High Performance Microprocessor Having Variable Speed Clock." The defendants and suits are as follows:

DEFENDANT                           U.S. DISTRICT COURT                         CASE NUMBER
---------                           -------------------                         -----------
Sony Corporation of America         Southern District of New York               03CV10142

Fujitsu                             Northern District of California             C035787

Toshiba America, Inc.               Southern District of New York               03CV10180

NEC USA, Inc.                       Eastern District of New York                CV036432

Matsushita                          District of New Jersey                      03CV06210


      We are requesting the courts to enjoin the defendants from making use of our patent and are requesting damages for past infringements. In February, with the consent of the defendants and ourselves, the above five actions were consolidated into the Fujitsu action in the Northern District of California under case number C035787.

      In February 2004, Intel Corporation filed a lawsuit against us in the United States District Court- Northern District of California, case number C040439, in which they are requesting a declaratory judgment that their microprocessors, used by the defendants in our consolidated suit, do not infringe our patent. We filed a counterclaim against Intel contending that they also are infringing on our patent, and Intel asserted an affirmative defense that our 5,809,336 patent is invalid.

      Also in February 2004, we filed a lawsuit in the United States District Court- Northern District of California, case number C040618, against Charles H. Moore, Technology Properties Limited, and Daniel E. Leckrone. We are requesting the court to declare inventorship and ownership on each of our granted patents related to the suits discussed above and other unasserted claims of infringement Patriot believes it has.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Our Results of Operations have been and may continue to be subject to significant variations. The results for a particular period may vary due to a number of factors. These include:

            o     the overall state of the semiconductor industry,

            o     the development status of and demand for our products,

            o     economic conditions in our markets,

            o     the timing of orders,

            o     the timing of expenditures in anticipation of future sales,

            o     the mix of products sold by us,

            o     the introduction of new products,

            o     product enhancements by us or our competitors, and

            o     pricing and other competitive conditions.


CRITICAL ACCOUNTING POLICIES

We believe that the following represent our critical accounting policies:

Marketable Securities

As part of the sale of our gas plasma antenna technology we received restricted securities in a company that is traded on the OTC bulletin board. The securities can be traded under Rule 144 after July 2004. We reflect the value of those securities based on the closing price as of the end of our reporting period. Any unrealized gain or loss between reporting periods is reflected in our consolidated statement of operations as non-operating income or loss.

Property, Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is computed over the estimated useful life of three to five years using the straight-line method. Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We continuously evaluate the recoverability of our long-lived assets based on estimated future cash flows from and the estimated fair value of such long-lived assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

Patents and Trademarks

Patents and trademarks are carried at cost less accumulated amortization and are amortized over their estimated useful lives of four years. The carrying value of patents and trademarks is periodically reviewed and impairments, if any, are recognized when the expected future benefit to be derived from an individual intangible asset is less than its carrying value.

Revenue Recognition

We recognize revenue on the shipment to our customers of communication products, microprocessor integrated chips and evaluation boards. We also derive revenue from fees for the transfer of proven and reusable intellectual property components or the performance of engineering services. We enter into licensing agreements that will provide licensees the right to incorporate our intellectual property components in their products with terms and conditions that will vary by licensee. Generally, these payments will include a nonrefundable technology license fee, which will be payable upon the transfer of intellectual property, or a nonrefundable engineering service fee, which generally will be payable upon achievement of defined milestones. In addition, we anticipate these agreements will include royalty payments, which will be payable upon sale of a licensee's product, and maintenance and limited support fees. We will classify all revenue that involves the future sale of a licensee's products as royalty revenue. Royalty revenue will be generally recognized in the quarter in which a report is received from a licensee detailing the shipments of products incorporating our intellectual property components (i.e., in the quarter following the sale of licensed product by the licensee). We will classify all revenue that does not involve the future sale of a licensee's products, primarily license fees and engineering service fees and maintenance and support fees, as contract revenue. License fees will be recognized upon the execution of the license agreement and transfer of intellectual property, provided no further significant performance obligations exist and collectibility is deemed probable. Fees related to engineering services contracts, which will be performed on a best efforts basis and for which we will receive periodic milestone payments, will be recognized as revenue over the estimated development period, using a cost-based percentage of completion method. Annual maintenance and support fees, which will be renewable by the licensee, will be classified as contract revenue and will be amortized over the period of support, generally 12 months.

Research and Development Costs

Research and development costs are expensed as incurred.

Stock Options

The Company applies Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, compensation cost has been recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No.
123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. During the year ended May 31, 2002, based upon information than available, we revised our estimates regarding the recovery of our inventories. As a result, we increased existing reserves for obsolescence by $111,381.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED FEBRUARY 29, 2004 AND FEBRUARY 28, 2003

Net sales. Total net sales for the fiscal quarter ended February 29, 2004 decreased 91.8% to $3,384 from $41,390 for the corresponding period of the previous fiscal year. This decrease was due to a lack of follow on buys for end of life communication product on which production had ceased before the beginning of the current fiscal year. We do not anticipate follow on buys of communication products. We are currently expending our efforts on marketing and sale of our microprocessor technology. Although the microprocessor technology generated minimal revenue during the fiscal quarter ended February 29, 2004, we anticipate that future revenue will be derived from up front license fees and royalties as a result of the shift in focus to the commercialization of our microprocessor and related technologies. We cannot estimate when significant revenue will be generated from the microprocessor technology.

Cost of sales. Cost of sales as a percentage of net sales was 0% in the fiscal quarter ended February 29, 2004 compared to 16.1% in the third fiscal quarter ended February 28, 2003. This decrease was due to the minimal sales during the third quarter of fiscal year 2004 not having associated costs due to our having written off the communication product inventory during previous fiscal years.

Research and development expenses decreased 7.4% from $167,230 for the fiscal quarter ended February 28, 2003 compared to $154,770 for the fiscal quarter ended February 29, 2004. This decrease was due primarily to a reduction in payroll expense in an amount of $12,969.

Selling, general and administrative expenses decreased 30.6% to $265,325 for the fiscal quarter ended February 29, 2004 compared to $382,372 for the fiscal quarter of the previous fiscal year. This decrease was due to a reduction in non-cash compensation of $55,000 related to investor relations, a reduction of $14,283 in personnel expenses, a reduction of $22,500 in consulting fees related to patents and a $14,834 reduction in facility expenses.

Other expenses for the fiscal quarter ended February 29, 2004, were $559,183 compared to other expenses of $327,778 for the corresponding period of the previous fiscal year. This change resulted primarily from the recognition of non-cash interest expense of $503,682 related to the amortization of the debt discount associated with the issuance of warrants under a secured note payable and convertible debentures.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED FEBRUARY 29, 2004 AND FEBRUARY 28, 2003

Net sales. Total net sales for the nine months ended February 29, 2004 decreased 23.0% to $66,584 from $86,439 for the corresponding period of the previous fiscal year. This decrease was due to a lack of follow on buys for end of life communication product on which production had ceased before the beginning of the current fiscal year. We are currently expending our efforts on marketing and sale of our microprocessor technology. Although the microprocessor technology generated minimal revenue during the nine months ended February 29, 2004, we anticipate that future revenue will be derived from up front license fees and royalties as a result of the shift in focus to the commercialization of our microprocessor and related technologies. We cannot estimate when significant revenue will be generated from the microprocessor technology.

Cost of sales. Cost of sales as a percentage of net sales decreased to 15.7% in the nine months ended February 29, 2004 compared to 21.6% for the corresponding period of the previous fiscal year. This significant decrease was due to 1) sales during the nine months of fiscal year 2004 not having associated costs due to our having written off the communication product inventory during previous fiscal years and 2) an engineering contract not having associated costs during the current fiscal year.

Research and development expenses decreased 23.0% from $540,735 for the nine months ended February 28, 2003 compared to $416,283 for the nine months ended February 29, 2004. This decrease was due primarily to a reduction in payroll expense in an amount of $62,751, a reduction in consulting expenses related to completing a soft core version of the microprocessor technology in the amount of $28,984 and a reduction in overhead expenses of $35,036.

Selling, general and administrative expenses decreased 35.1% to $937,927 for the nine months ended February 29, 2004 compared to $1,446,606 for the corresponding period of the previous fiscal year. This decrease was due to a reduction in non-cash compensation of $154,000 related to investor relations, a reduction of $159,666 in professional fees and settlement charges related to financings and litigation, a reduction of $67,500 in consulting fees related to patents, $50,677 reduction in impaired royalty expenses, and $37,158 reduction in facility expenses.

Other expenses for the nine months ended February 29, 2004, were $1,703,133 compared to other expenses of $943,828 for the corresponding period of the previous fiscal year. This change resulted primarily from the recognition of non-cash interest expense of $1,622,266 related to the amortization of the debt discount associated with the issuance of warrants under a secured note payable and convertible debentures coupled with interest expense of $105,681 related to the note and debentures for the current fiscal period compared to $837,341 and $106,675, respectively, for the same fiscal period of the previous fiscal year. In addition, in the current fiscal period $24,909 was recorded as non-operating income as a result of receiving the final payment on the sale of our gas plasma antenna technology.

    RESULTS OF OPERATIONS FOR THE YEARS ENDED MAY 31, 2003 AND MAY 31, 2002

OUR NET SALES IN FISCAL 2003 AND 2002 WERE AS FOLLOWS:

                                                          % CHANGE FROM THE
           FISCAL YEAR            AMOUNT               PREVIOUS FISCAL YEAR
           -----------            ------               --------------------

              2003             $   123,903              Decrease of  65.5%
              2002             $   358,809

      Net sales. Net sales for the year ended May 31, 2003, decreased over the previous year as a result of minimal sales of our communications products, all of which reached the end of their life cycles, and only minimal sales of the microprocessor products. We have stopped production of our communications products and are now concentrating on the microprocessor product line. We anticipate only minor, if any, future communication product revenue. We have not been successful in selling this line and have liquidated substantially all of the inventory related thereto. Future sales revenues will be derived from sales of microprocessors and licensing of microprocessor technology.

OUR COST OF SALES IN FISCAL 2003 AND 2002 WERE AS FOLLOWS:

          FISCAL YEAR              AMOUNT                  % CHANGE FROM THE           % OF NET SALES
                                                         PREVIOUS FISCAL YEAR
            2003                $   18,660                   Decrease of  95.3%              15.1%
            2002                $  393,980                                                  109.8%


      COST OF SALES. Cost of sales as a percentage of net sales decreased significantly in the fiscal year ended May 31, 2003, compared to the previous fiscal year. This reduction was a result of the end of production of our communication products and the elimination of manufacturing and overhead costs necessary to support that product line.

      OUR RESEARCH AND DEVELOPMENT EXPENSES IN FISCAL 2003 AND 2002 WERE AS
FOLLOWS:

         FISCAL YEAR            AMOUNT            % CHANGE FROM THE PREVIOUS FISCAL YEAR
            2003             $   723,287                 Decrease of 47.3%
            2002             $ 1,372,421


      Research and development expenses decreased during the fiscal year ended May 31, 2003, compared to the previous fiscal year. This decrease was due primarily to a reduction of approximately $428,000 in personnel costs and a $143,000 reduction in the costs of outside consultants. The reductions in costs were as a result of a cost cutting program initiated during the first half of the 2002 fiscal year.

      OUR SELLING, GENERAL AND ADMINISTRATIVE EXPENSES IN FISCAL 2003 AND 2002 WERE AS FOLLOWS:

            FISCAL YEAR             AMOUNT       % CHANGE FROM THE PREVIOUS FISCAL YEAR
               2003              $1,821,902                Decrease of 32.7%
               2002              $2,708,579


      Selling, general and administrative expenses decreased during the fiscal year ended May 31, 2003, compared to the previous fiscal year. This decrease was due primarily to a reduction of approximately $519,000 in personnel costs, $178,000 in consulting expenses and $134,000 in professional expenses. The reductions in costs were as a result of a cost cutting program initiated during the first half of the 2002 fiscal year.

      OUR OTHER INCOME (EXPENSES) IN FISCAL 2003 AND 2002 WERE AS FOLLOWS:


         FISCAL YEAR                AMOUNT            % CHANGE FROM THE PREVIOUS
                                                            FISCAL YEAR

            2003                $(1,448,353)              Increase of 5.7%
            2002                $(1,370,880)


      Other income (expense) increased for the fiscal year ended May 31, 2003 compared to the previous fiscal year. This change resulted primarily from the recognition of non-cash interest expense of approximately $1,305,000 related to the amortization of the debt discount associated with the issuance of warrants under the convertible debentures and interest expense of $144,000 related to our debt.

LIQUIDITY AND CAPITAL RESOURCES

      In connection with their report on our consolidated financial statements as of and for the year ended May 31, 2003, Nation Smith Hermes Diamond, our independent certified public accountants, expressed substantial doubt about our ability to continue as a going concern because of recurring net losses and negative cash flow from operations.

      At February 29, 2004, we had a working capital deficit of $962,397 and cash and cash equivalents of $240,182. We have historically funded our operations primarily through the issuance of securities and debt financings. Cash and cash equivalents increased $207,519 during the nine months ended February 29, 2004 due to net cash used in operations of $1,364,939 offset by funds generated primarily from the issuance of convertible debentures of $1,460,000 and the sale of common stock and exercise of common stock warrants of $100,540. The net cash used in operations was $1,364,939 for the nine months ended February 29, 2004 compared to $1,493,590 for the corresponding period of the previous fiscal year. The decrease in cash required in operations was due primarily to a $460,138 reduction in net loss as adjusted for depreciation, non-cash interest expense, gain on sale of technology, unrealized loss on marketable securities and common stock issued for services between the two periods offset by a change in prepaid and other assets of $166,272 and a reduction in accounts payable of $157,561. Cash used for investing activities was $14,695 for the nine months ended February 29, 2004 compared to cash used for investing activities of $51,761 for the corresponding period of the previous fiscal year. The decrease was a result of receiving the final payment of $7,500 from the sale of our gas plasma antenna technology during the current fiscal period coupled with a reduction in additions to property, equipment and patents. Cash provided by financing activities was $1,587,153 for the nine months ended February 29, 2004 compared to $1,487,499 for the corresponding period of the previous fiscal year. This increase was primarily the result of an increase in the issuance of convertible debentures and short term notes payable of $105,500 during the current fiscal period compared to the corresponding period of the previous fiscal year.

      We estimate our current cash requirements to sustain our operations for the next twelve months through May 2005 to be $2.1 million. Since we are no longer supporting the communications product line, we are assuming that there will be no communications product revenue. We have issued 8% convertible debentures as our primary source of funding since 2002. At the option of the debenture holders, they may purchase additional debentures up to $1 million at any time during the two years following their purchase as long as the price of our common stock is in excess of $0.20 per share. During the nine months ended February 29, 2004, we obtained $1,460,000 from the issuance of convertible debentures, $50,340 from the sale of equity to several private investors, $50,100 from the exercise of warrants and $10,000 from short term notes entered into with a related party.

      If the optional amounts under the convertible debentures are not raised in sufficient amounts, then we may not have funds sufficient to meet our cash requirements. In such circumstances, we would need to secure additional debt and/or equity financings with individual or institutional investors. In addition, we would be required to make additional cost reductions if our cash requirements cannot be met from external sources. We expect that the $2.1 million requirement will be provided by:

      o     additional debt and/or equity financings; and

      o proceeds from the exercise of outstanding stock options and warrants.

      In addition, we have formulated additional cost reduction plans which can be implemented if the required funds are not obtainable. As of February 29, 2004, we also have remaining $400,000 under an accounts receivable factoring agreement with our bank.

      We anticipate our future revenue to be derived primarily from the sale of licenses and royalties. To receive this revenue, we may require additional equipment, fabrication, components and supplies during the next twelve months to support potential customer requirements and further develop our technologies. Product introductions such as those currently underway for the Ignite I may require significant product launch, marketing personnel and other expenditures that cannot be currently estimated. Further, if expanded development is commenced or new generations of microprocessor technology are accelerated beyond current plans, additional expenditures we cannot currently estimate, may be required. It is possible therefore, that higher levels of expenditures may be required than we currently contemplate resulting from changes in development plans or as required to support new developments or commercialization activities or otherwise.

      If we are unable to obtain the necessary funds, we could be forced to substantially curtail or cease operations, which would have a material adverse effect on our business. Further, there can be no assurance that required funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on our existing shareholders. As such, there is substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue as a going concern.

NEW ACCOUNTING PRONOUNCEMENTS

      In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this statement did not impact our financial position or results of operations.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of this statement did not impact our financial position or results of operations.

INCOME TAXES

      Deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial and tax reporting purposes. Deferred tax assets consist primarily of income tax benefits from net operating loss carry-forwards. A valuation allowance has been recorded to fully offset the deferred tax asset as it is more likely than not that the assets will not be utilized. The valuation allowance increased approximately $431,000 in the first nine months of 2004, from $14,291,000 at May 31, 2003 to $14,722,000 at
February 29, 2004.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      Effective May 20, 2002, the client-auditor relationship between Patriot Scientific Corporation (the "Company") and BDO Seidman, LLP ("BDO") ceased. The Company dismissed BDO on May 20, 2002 as part of its cost reduction program which was initiated earlier in that fiscal year.

      The change in certifying accountants was approved by the Company's board of directors.

      BDO's reports on the consolidated financial statements of the Company for each of the past two years did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified as to any uncertainty in audit scope or accounting principle; however the audit opinion of BDO on the Company's most recent consolidated financial statements as of and for the period ending May 31, 2001 was modified to include an explanatory paragraph which contained a statement that the Company's recurring losses from operations and negative cash flows raised substantial doubt about the Company's ability to continue as a going concern.

      During the two years ended May 31, 2001 and the subsequent interim periods preceding the date of the dismissal of BDO on May 20, 2002, there were no disagreements with BDO on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of BDO, would have caused the former accountant to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods.

      During the two years ended May 31, 2001 and the subsequent interim periods preceding the date of the dismissal of BDO on May 20, 2002, there were no "reportable events" (hereinafter defined) requiring disclosure pursuant to Item 304 (a) (1) (v) of Regulation S-K. As used herein, the term "reportable events" means any of the items listed in paragraphs (a) (1) (v) (A) - (D) of Item 304 of Regulation S-K.

      Effective May 20, 2002, the Company engaged Nation Smith Hermes Diamond, a professional corporation, which is a member of the BDO Seidman Alliance ("Nation") , as its independent accountants. During the two years ended May 31, 2001 and the subsequent interim periods preceding the effective date of the engagement of May 20, 2002, neither the Company nor anyone on its behalf consulted Nation regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, nor has Nation provided to the Company a written report or oral advice regarding such principles or audit opinion.

      The Company requested that BDO furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of the letter from BDO dated June 4, 2002 was filed as
Exhibit 16.1 to the Form 8-K/A filed June 5, 2002.


                                   MANAGEMENT

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and the executive officers at May 1, 2004:

NAME                                  AGE        POSITION AND OFFICES                              DIRECTOR SINCE
----                                  ---        --------------------                              --------------
Donald R. Bernier                     61      Chairman and Director                                January 1995
David H. Pohl                         66      Director                                             April 2001
Jeffrey Wallin                        56      President and CEO                                    n/a
Lowell W. Giffhorn                    57      Executive Vice President, CFO, Secretary and         August 1999
                                              Director

Carlton M. Johnson, Jr.               44      Director                                             August 2001
Helmut Falk, Jr.                      47      Director                                             December 1997
Gloria Felcyn                         57      Director                                             October 2002
Joey Maitra                           54      Vice President Engineering                           n/a
Patrick Nunally                       40      Vice President and CTO                               n/a

BIOGRAPHICAL INFORMATION

      DONALD R. BERNIER. Mr. Bernier was appointed Chairman of the Board on August 5, 2001. Since 1971, Mr. Bernier has been the owner and President of Compunetics Incorporated, a Troy, Michigan-based electronics firm of which he is the founder. Compunetics engages in contract research and development, specializing in microelectronics primarily for the automotive industry.

      DAVID H. POHL. Mr. Pohl has served on our board of directors since April 2001, and served as an officer of the Company from January 2001 to March 2002. Except for his service with PTSC, Mr. Pohl has been in the private practice of law, counseling business clients since 1997, and from 1995 to 1996 was Special Counsel to the Ohio Attorney General. Previously, he was a senior attorney with a large U.S. law firm, and held positions as a senior officer and general counsel in large financial services corporations. Mr. Pohl earned a J.D. degree in 1962 from the Ohio State University College of Law, and also holds a BS in Administrative Sciences from Ohio State.

      JEFFREY E. WALLIN. Mr. Wallin has served as our Chief Executive Officer and President since March 2002. Since 1999, Mr. Wallin has been president of SDMC Inc., a consulting company serving the multimedia system integration and communications markets. From 1996 to 1999, Mr. Wallin was President and CEO of TV/COM International, a division of Hyundai that developed and manufactured end-to-end digital communications systems. Previously Mr. Wallin held senior level management positions with Snell & Wilcox, General Instrument, now a major division of Motorola, and Teledyne Corporation. Mr. Wallin obtained a B.S. degree from Bemidji State University in 1970.

      LOWELL W. GIFFHORN. Mr. Giffhorn was the principal in his own financial management consulting firm from August 1996 until joining Patriot as Chief Financial Officer (CFO) in May 1997. Mr. Giffhorn has served on our board of directors since August 1999. From June 1992 to August 1996 and from September 1987 to June 1990 he was the CFO of Sym-Tek Systems, Inc. and Vice President of Finance for its successor, Sym-Tek Inc., a major supplier of capital equipment to the semiconductor industry. Mr. Giffhorn obtained a M.B.A. degree from National University in 1975 and he obtained a B.S. in Accountancy from the University of Illinois in 1969. Mr. Giffhorn is also a director and chairman of the audit committee of DND Technologies, Inc., a publicly held company.

      CARLTON M. JOHNSON, JR. Mr. Johnson was appointed a Director on August 5, 2001. Mr. Johnson is in-house legal counsel for Swartz Investments, LLC, a position he has held since June 1996. Mr. Johnson has been licensed to practice law in Alabama since 1986, Florida since 1988, and Georgia since 1997. He has been a shareholder in the Pensacola, Florida AV rated law firm of Smith, Sauer, DeMaria & Johnson and as President-Elect of the 500 member Escambia-Santa Rosa Bar Association. He also served on the Florida Bar Young Lawyers Division Board of Governors. Mr. Johnson earned a degree in History/Political Science at Auburn University and a Juris Doctor degree at Samford University - Cumberland School of Law. Mr. Johnson is also a director and member of the audit committee of Peregrine Pharmaceuticals, Inc., a publicly held company.

      HELMUT FALK, JR. Since 1992, Dr. Falk has been the Director of Anesthesia for the Johnson Memorial Hospital in Franklin, Indiana. Dr. Falk received his D.O. from the College of Osteopathic Medicine of the Pacific in 1987 and his B.S. in Biology from the University of California, Irvine in 1983. Dr. Falk is the son of the late Helmut Falk, who was the sole shareholder of nanoTronics and the Chairman and CEO of Patriot until his death in July 1995. Dr. Falk is also an heir to the Helmut Falk Estate, which is the beneficial owner of the Company's shares held by the Helmut Falk Family Trust.

      GLORIA FELCYN. Ms. Felcyn was appointed a Director and chairman of our audit committee on October 10, 2002. Since 1982 Ms. Felcyn has been the principal in her own public accounting firm. Ms. Felcyn received a B.S. degree in Business Economics from Trinity University in 1968.

      PATRICK O. NUNALLY. Dr. Nunally joined us as Vice President of Business Development and Chief Technical Officer in June 2001, previous to which he had been providing consulting services to us since May 2000. Dr. Nunally has more than 20 years of entrepreneurial experience in semiconductor and embedded processor design. From December 1998 to May 2000, he was President and CEO of Intertech, a company he founded specializing in intellectual property development for embedded processor and communications systems. From June 1998 to December 1998, he was President and CEO of Gruppe Telekom, Inc., a licensee of Interactive Video and Data Service Spectrum. From April 1996 to June 1998, he served as Chief Technical Officer and co-founder of Aristo, now PlayNet Inc., a Java-based games company. Dr. Nunally also held other senior management positions with Wave Interactive Network, Sensormatic Video Products Division, Intellisys Automation Inc., E-Metrics Inc., General Dynamics Corporation and Interstate Electronics. Dr. Nunally received his PhD in Electrical Engineering from the Pacific Western University in 1996, a MBA from the University of LaVerne in 1993 and a BS in Electrical and Electronics Engineering from California State Polytechnic University in 1987.

      JOEY MAITRA. Mr. Maitra was Vice President of Engineering for Metacomp from 1990 until its acquisition by Patriot and was appointed Vice President of Engineering of Patriot in December 1996, a position which he held through February 2001. Mr. Maitra was reappointed to the same position in November 2001. Previously Mr. Maitra held various engineering positions with several computer related technology companies. Mr. Maitra obtained a B.S. in Electrical Engineering from the Indian Institute of Technology in 1972 and a M.S. in Electrical Sciences at State University of New York in 1973.

      There is no family relationship between any of our executive officers and directors.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

      As permitted by Delaware law, our certificate of incorporation provides that we will indemnify our officers, directors, employees and agents. This includes indemnification against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us. However, they will not be indemnified if they are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled. We have provided for indemnification for liabilities arising under the Securities Act of 1933 as they may be permitted to directors, officers or persons controlling us. The SEC has informed us that such indemnification is against public policy and may be unenforceable.

EXECUTIVE COMPENSATION

      There is shown below information concerning the compensation of our chief executive officer and the most highly compensated executive officers whose salary and bonus exceeded $100,000 (each a "Named Officer") for the fiscal years ended May 31, 2003, 2002, and 2001.

SUMMARY COMPENSATION TABLE

                                           ANNUAL CASH COMPENSATION                  LONG-TERM COMPENSATION
                                           ------------------------                  ----------------------

               NAME AND                FISCAL                                              REPRICED       ALL OTHER
         PRINCIPAL POSITION             YEAR       SALARY        BONUS    (# OF SHARES)    OPTIONS      COMPENSATION
         ------------------             ----       ------        -----    -------------    -------      ------------
Jeff Wallin                             2003      $127,650 (1)    Nil            250,000     None           None
  President and CEO                     2002       $68,800 (1)    Nil          1,000,000     None           None

Lowell W. Giffhorn                      2003      $150,779 (1)    Nil            115,000     None           None
  Exec. V.P., CFO and Secy.             2002      $139,908 (1)    Nil            255,000     None           None
                                        2001      $126,650 (1)    Nil            125,000     None           None

Joey Maitra                             2003      $131,040 (1)    Nil            100,000     None           None
  VP Engineering                        2002      $125,058 (1)    Nil            335,000     None           None
                                        2001      $120,000        Nil         None           None           None

Patrick O. Nunally                      2003      $189,521 (1)    Nil            400,000     None        $52,500 (2)
  VP and CTO                            2002      $173,046 (1)    Nil            250,000     None       $105,000 (2)

      (1) Included in Mssr. Wallin, Giffhorn, Maitra and Nunally is cash compensation of $400 per month for car allowance.

      (2) Payments through November 30, 2002 to Dr. Nunally for assignments to the Company of intellectual property rights. The rights were returned to Dr. Nunally in April 2003.

      The Company maintains employee benefits that are generally available to all of its employees, including medical, dental and life insurance benefits and a 401(k) retirement savings plan. The Company did not make any matching contributions under the 401(k) plan for any of the above named officers during the fiscal years ended May 31, 2003, 2002 and 2001.

OPTION GRANTS

      Shown below is information on grants of stock options pursuant to the Company's 1992, 1996 and 2001 Stock Option Plans to the Named Officers reflected in the Summary Compensation Table shown above.

             OPTION GRANTS TABLE FOR FISCAL YEAR ENDED MAY 31, 2003

                                                                                      POTENTIAL REALIZABLE
                                                                                              VALUE
                                                                                     OF ASSUMED ANNUAL RATES
                                          PERCENT OF TOTAL                               OF STOCK PRICE
                                          OPTIONS GRANTED                                 APPRECIATION
                          NUMBER OF       TO EMPLOYEES IN     EXERCISE   EXPIRATION    FOR OPTION TERM (1)
        NAME           OPTIONS GRANTED      FISCAL YEAR        PRICE       DATE        5% ($)       10% ($)
--------------------------------------------------------------------------------------------------------------
Jeffrey E. Wallin       250,000                20.6%         $0.043       4/15/2008   $  2,935      $ 6,563

Lowell W. Giffhorn     115,000                  9.5%         $0.070       8/12/2007   $ 2,224       $ 4,915

Joey Maitra            100,000                  8.2%         $0.059        1/2/2008   $  1,630      $ 3,602

Patrick Nunally         400,000                32.9%         $0.043       4/15/2008   $  4,697      $ 10,379


(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's common stock, overall market conditions and the executive's continued involvement with the Company. The amounts represented in this table will not necessarily be achieved.


AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

      There were no exercises of stock options for the fiscal year ended May 31, 2003 by any of the officers reflected in the Summary Compensation Table shown above. Shown below is information on fiscal year-end values under the Company's 1992, 1996 and 2001 Stock Option Plans to the officers reflected in the Summary Compensation Table shown above.


                   Number of Unexercised Value of Unexercised
                     Options Held At In-The-Money Options At

                                 MAY 31, 2003                     MAY 31, 2003
       NAME              EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
---------------------------------------------------------------------------------------
Jeffrey E. Wallin        1,020,000         250,000       $   5,625       $      --
Lowell W. Giffhorn         311,667         183,333       $      --       $      --
Joey Maitra                335,000         100,000       $      --       $     600
Patrick Nunally            787,500         162,500       $   9,000       $      --


      The fair market value of the unexercised in-the-money options at May 31, 2003 was determined by subtracting the option exercise price from the last sale price as reported on the over the counter bulletin board on May 31, 2003, $0.065.

      The Company has not awarded stock appreciation rights to any of its employees. The Company has no long-term incentive plans.

COMPENSATION OF DIRECTORS

      No direct or indirect remuneration has been paid or is payable by us to the directors in their capacity as directors other than the granting of stock options. We expect that, during the next twelve months, we will not pay any direct or indirect remuneration to any directors of ours in their capacity as directors other than in the form of stock option grants or the reimbursement of expenses of attending directors' or committee meetings.

EMPLOYMENT CONTRACTS

      The Company entered into a consulting agreement dated as of March 18, 2004, with SDMC, Inc. whereby SDMC would provide the services of Mr. Wallin to be the President and Chief Executive Officer. The agreement is for a term through March 18, 2005 providing for payments of $145,200 per annum and provides for automatic one year renewals unless either party gives a notice at least 30 days but not more than 60 days previous to any anniversary date. The agreement provides for a bonus up to 50% of the annual base consideration for the applicable year. The agreement also provides for potential bonuses to be paid based on the increase in the price of the Company's common stock. Should the price of the common stock reach $0.25 for twenty consecutive days, SDMC would receive a cash payment of $10,000. Additional payments will be made to SDMC in the following amounts if the price of the Company's common stock reaches the following thresholds: $0.40- $20,000, $0.50- $20,000, $0.60- $30,000, $0.80-
$30,000, and $1.00- $50,000. The Company may terminate SDMC's agreement with or without cause, but termination without cause (other than disability or death) would result in severance payments equal to the lesser of (i) four months of the then current compensation or (ii) the balance remaining of the current compensation for the term of his agreement. If a change in control, as defined in the agreement, occurs during the term of his agreement, and if Mr. Wallin refuses to accept or voluntarily resigns from a position other than a qualified position, as that term is defined in the agreement, then SDMC will receive a lump sum severance payment equal to twelve months of the then current compensation. Under the agreement, the Company granted SDMC options to purchase 500,000 common shares, 250,000 vesting on March 18, 2004 and 250,000 vesting on September 18, 2004. The Company also placed in escrow four months of payments which shall be released to SDMC on the termination of Mr. Wallin's services for any reason other than cause or his resignation.

      The Company entered into an employment agreement dated as of November 17, 2001, with Mr. Giffhorn providing for his employment as Executive Vice President and Chief Financial Officer. The agreement is for a term through September 4, 2004, providing for a base salary of $144,000 per annum. The base salary may be increased at the discretion of the Board of Directors. The agreement provides for a bonus up to 50% of the annual base salary for the applicable year. The agreement also provides Mr. Giffhorn a monthly car allowance of $400. The Company may terminate Mr.Giffhorn's employment with or without cause, but termination without cause (other than disability or death) would result in severance payments equal to the lesser of (i) four months of the then current base salary or (ii) the balance remaining of the current base salary for the term of his agreement. If a change in control, as defined in the agreement, occurs during the term of his agreement, and if Mr. Giffhorn refuses to accept or voluntarily resigns from a position other than a qualified position, as that term is defined in the agreement, then he will receive a lump sum severance payment equal to twelve months of his then current salary.

      The Company entered into an employment agreement dated as of January 2, 2004, with Mr. Maitra providing for his employment as Vice President of Engineering. The agreement is for a term through January 2, 2005 providing for a base salary initially of $126,240. The base salary may be increased at the discretion of the Board of Directors. The agreement provides for a bonus up to 50% of the annual base salary for the applicable year. The agreement also provides Mr. Maitra a monthly car allowance of $400. The Company may terminate Mr.Maitra's employment with or without cause, but termination without cause (other than disability or death) would result in severance payments equal to the lesser of (i) four months of the then current base salary or (ii) the balance remaining of the current base salary for the term of his agreement. If a change in control, as defined in the agreement, occurs during the term of his agreement, and if Mr. Maitra refuses to accept or voluntarily resigns from a position other than a qualified position, as that term is defined in the agreement, then he will receive a lump sum severance payment equal to twelve months of his then current salary. Under the agreement, the Company granted Mr. Maitra options to purchase 125,000 common shares with vesting tied to the company's customer billings.

      The Company entered into a letter of intent dated May 31, 2001 with Dr. Nunally providing for his employment as the Chief Technical Officer of the Company. The terms of the letter provide for a base salary of $180,000 per annum. The letter provides for a bonus up to 50% of the annual base consideration for the applicable year. In addition, the letter provided for monthly payments of $4,500 for the purchase from Dr. Nunally of certain intellectual property assets and assignment of worldwide patent rights. On March 30, 2001, the Company entered into an agreement with Dr. Nunally providing for additional monthly payments of $3,000 for additional intellectual property assets. On April 16, 2003, the agreements were amended to reflect a return of the intellectual property assets to Dr. Nunally, forgiveness by Dr. Nunally of payments due him for the intellectual property assets subsequent to January 1, 2003 and termination of the $7,500 per month payments accruing on the intellectual property assets. In exchange the Company granted a stock option to Dr. Nunally for the purchase of up to 400,000 shares of common stock at an exercise price of $0.0425. The option vested upon grant.

      Mr. Giffhorn was an executive officer and a member of the compensation committee during the fiscal year ended May 31, 2001. Through October 10, 2002, the entire Board of Directors served as the compensation committee. Any actions effecting Mr. Giffhorn's compensation or stock option grants during the period of time he served on the compensation committee were approved by the entire Board of Directors.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of May 1, 2004, the stock ownership of each officer and director of the Company, of all officers and directors of the Company as a group, and of each person known by the Company to be a beneficial owner of 5% or more of its Common Stock. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power over such shares. No person listed below has any option, warrant or other right to acquire additional securities of the Company, except as otherwise noted.

                                    NAME AND ADDRESS                AMOUNT & NATURE
       TITLE                        OF BENEFICIAL                    OF BENEFICIAL           PERCENT
     OF CLASS                           OWNER                         OWNERSHIP              OF CLASS
----------------------------------------------------------------------------------------------------------
Common stock                   Gloria Felcyn, CPA                  10,735,982 (1)              6.3%
par value                      10989 Via Frontera
$0.00001                       San Diego, CA 92127

SAME                           Donald R. Bernier                      725,000 (2)                *
                               10989 Via Frontera
                               San Diego, CA 92127

SAME                           Helmut Falk, Jr.                       803,034 (3)                *
                               10989 Via Frontera
                               San Diego, CA 92127

SAME                           Lowell W. Giffhorn                     789,948 (4)                *
                               10989 Via Frontera
                               San Diego, CA 92127

SAME                           SDMC, Inc.                           1,520,000 (5)                *
                               10989 Via Frontera
                               San Diego, CA 92127

SAME                           David H. Pohl                          425,000 (6)                *
                               10989 Via Frontera
                               San Diego, CA 92127

SAME                           Patrick O. Nunally                     962,700 (7)                *
                               10989 Via Frontera
                               San Diego, CA 92127

SAME                           Joey Maitra                            562,342 (8)                *
                               10989 Via Frontera
                               San Diego, CA 92127

SAME                           Carlton M. Johnson, Jr.                175,000 (9)                *
                               10989 Via Frontera
                               San Diego, CA 92127

                               All directors & officers            16,699,006 (10)             9.5%
                               as a group (9 persons)

*  Less than 1%

1) As trustee of the Helmut Falk Family Trust and executor of the Helmut Falk estate, Ms. Felcyn effectively controls the shares which were subject to an escrow arrangement originally issued to nanoTronics in connection with the ShBoom technology acquisition and shares that remain from 5,000,000 non-escrowed shares that were originally issued to nanoTronics in connection with the ShBoom technology acquisition and were subsequently transferred to the Helmut Falk Family Trust and shares that were obtained on the conversion of 8% Convertible Debentures and the exercise of warrants. Includes 150,000 shares issuable upon the exercise of outstanding stock options.

2) Includes 500,000 shares issuable upon the exercise of outstanding stock options.

3) Includes 215,000 shares issuable upon the exercise of outstanding stock options.

4) Includes 565,000 shares issuable upon the exercise of outstanding stock options.

5) Includes 1,520,000 shares issuable upon the exercise of outstanding stock options.

6) Includes 425,000 shares issuable upon the exercise of outstanding stock options.

7) Includes 950,000 shares issuable upon the exercise of outstanding stock options.

8) Includes 385,000 shares issuable upon the exercise of outstanding stock options.

9) Includes 175,000 shares issuable upon the exercise of outstanding stock options.

10) Includes 11,814,006 shares issued and outstanding and 4,885,000 shares issuable upon exercise of stock options.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      There were no transactions, or series of transactions, during fiscal 2003 and 2002, nor are there any currently proposed transactions, or series of transactions, to which the Company is a party, in which the amount exceeds $60,000, and in which to its knowledge any director, executive officer, nominee, five percent or greater shareholder, or any member of the immediate family of any of the foregoing persons, has or will have any direct or indirect material interest other than as described below.

      In June 2000, we entered into a three-year, $80,000 secured promissory note receivable with James T. Lunney, a previous Chairman, President and CEO. The note bore interest at the rate of 6% with interest payments due semi-annually and the principal due at the maturity of the note. Mr. Lunney pledged 100,000 shares of Patriot's common stock that he held on the date of issuance as security for this note. In April 2003, we negotiated an early payment discount and Mr. Lunney paid $60,000 to retire this note.

      During the fiscal year ended May 31, 2002, we paid $70,292 to Webster Incorporated for design and maintenance of our web site and for marketing support and materials. The principal in Webster Incorporated, Christine Blum, is the daughter of our previous Chairman, President and CEO, Richard Blum.

      From June 10, 2002 through August 23, 2002, we issued to Gloria Felcyn, Trustee of the Helmut Falk Family Trust, two 8% Convertible Debentures with accumulative principal balances of $275,000 due June 10, 2004 through August 23, 2004. The initial exercise prices ranged from $0.0727 to $0.08616 and were subject to a downward revisions if the price of our stock was lower on any three month anniversary of the debentures or on the date that a statement registering the resale of the common stock issuable upon conversion of the debentures becomes effective. Also, in conjunction with the debentures, we issued five year warrants to purchase up to 4,102,431 shares of our common stock at an initial exercise prices ranging from $0.0727 to $0.08616 subject to reset provisions on each six month anniversary of the issuance of the warrants. If the price of our common stock is in excess of $0.20 per share, Ms. Felcyn has a two year option to purchase up to an additional $275,000 of 8% Convertible Debentures on the same terms. Ms. Felcyn converted the debentures into 6,810,102 shares of common stock in July and November 2003 and exercised the warrants into 4,102,431 shares of common stock in July 2003 and January 2004.

      During October 2002 through December 2002, we entered into three 8% short-term notes with Gloria Felcyn, the trustee for the Falk Family Trust, aggregating $180,000 with initial maturity dates ranging from January 1 to January 31, 2003. In July 2003 we issued a new 8% short-term note in the amount of $200,354 with a maturity date of October 7, 2003 in exchange for cancellation of the three 8% short term notes issued in October through December 2002, the accrued interest on the cancelled notes and an additional $10,000 in cash. In January 2004, as part of the exercise of the warrants, the $200,354 note was exchanged for four $25,000 6% notes and shares of common stock which were issued to the beneficiaries of the trust. The 6% notes have a one year maturity date of January 9, 2005.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Our common stock is traded in the over-the-counter market and is quoted on the NASD OTC Bulletin Board system maintained by the National Association of Securities Dealers, Inc. Prices reported represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions. The market for our shares has been sporadic and at times very limited.

      The following table sets forth the high and low closing bid quotations for the Common Stock for the fourth fiscal quarter which will end on May 31, 2004 and the fiscal years ended May 31, 2003 and 2002.


          BID QUOTATIONS
                                                           HIGH            LOW

         Fiscal Year Ending May 31, 2004
            First Quarter                                 $0.07           $0.04
            Second Quarter                                $0.08           $0.04
            Third Quarter                                 $0.14           $0.03
            Fourth Quarter (Through May 13, 2004)         $0.15           $0.08

         Fiscal Year Ending May 31, 2003
           First Quarter                                  $0.08           $0.06
           Second Quarter                                 $0.14           $0.03
           Third Quarter                                  $0.09           $0.04
           Fourth Quarter                                 $0.09           $0.04

         Fiscal Year Ended May 31, 2002
           First Quarter                                  $0.53           $0.25
           Second Quarter                                 $0.25           $0.10
           Third Quarter                                  $0.15           $0.07
           Fourth Quarter                                 $0.14           $0.07

      We have approximately 550 shareholders of record as of May 1, 2004. Because most of our common stock is held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders. We have never paid a cash dividend on our common stock and do not expect to pay one in the foreseeable future.

                            DESCRIPTION OF SECURITIES

      Our authorized capital stock consists of 400,000,000 shares of common stock, $.00001 par value per share. At May 4, 2004, a total of 171,157,367 common shares were issued and outstanding. The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, removal of a director from office or repeal of the certificate of incorporation in its entirety require the affirmative vote of a majority of the total voting power for approval, and certain other matters (such as shareholder amendment of the bylaws, and amendment, repeal or adoption of any provision inconsistent with provisions in the certificate of incorporation regarding indemnification of directors, officers and others, exclusion of director liability, and our election not to be governed by statutory provisions concerning business combinations with interested shareholders) require the affirmative vote of two-thirds of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.

      A special meeting of shareholders may be called by or at the request of:

      o     the Chairman of the Board,

      o     the President or any two directors, and

      o persons owning in the aggregate not less than 20% of the issued and outstanding common shares entitled to vote in elections for directors.

      After the satisfaction of requirements with respect to preferential dividends, if any, holders of common stock are entitled to receive, pro rata, dividends when and as declared by the board of directors out of funds legally available therefor. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of common stock are entitled to share ratably in our assets legally available for distribution to our shareholders.

      Our board of directors is authorized to issue 5,000,000 shares of undesignated preferred stock, $.00001 par value, without any further action by the stockholders. The board of directors may also divide any and all shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by the board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of common stock and could dilute the voting rights of the holders of common stock. There are currently no shares of preferred stock issued and outstanding.

      We have not paid any cash dividends to date, and no cash dividends will be declared or paid on the common shares in the foreseeable future. Payment of dividends is solely at the discretion of our board of directors.

      Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, acts as our transfer agent and registrar for our common stock. Their telephone number is (801) 272-9294.

                                  LEGAL OPINION

      Luce, Forward, Hamilton & Scripps LLP, 600 West Broadway Street, Suite 2600, San Diego, California 92101 will pass on the validity of the common stock offered by us.

                                     EXPERTS

      The financial statements included in this Prospectus and in the Registration Statement have been audited by Nation Smith Hermes Diamond, independent certified public accountants, to the extent and for the periods set forth in their report (which contain an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given the authority of said firm as experts in auditing and accounting.

Index to Consolidated Financial Statements


         Report of Nation Smith Hermes Diamond,
           Independent Certified Public Accountants............................................   F-2

         Consolidated Balance Sheets as of May 31, 2003 and 2002...............................   F-3

         Consolidated Statements of Operations for the Years Ended May 31,
           2003 and 2002.......................................................................   F-4

         Consolidated Statement of Stockholders' Equity (Deficit) for the
           Years Ended May 31, 2003 and 2002...................................................   F-5

         Consolidated Statements of Cash Flows for the Years Ended
           May 31, 2003 and 2002...............................................................   F-6

         Summary of Accounting Policies.......................................................  F-7-F-12

         Notes to Consolidated Financial Statements........................................... F-13-F-30

         Consolidated Balance Sheets as of February 29, 2004 (unaudited)
           and May 31, 2003...................................................................    F-31

         Consolidated Statements of Operations for the Three and Nine Months
           ended February 29, 2004 and February 28, 2003(unaudited)...........................    F-32

         Consolidated Statements of Cash Flows for the Nine Months ended
           February 29, 2004 and February 28, 2003 (unaudited) ...............................    F-33

         Notes to Unaudited Consolidated Financial Statements...............................   F-34-F-46

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors
Patriot Scientific Corporation
San Diego, California

We have audited the accompanying consolidated balance sheets of Patriot Scientific Corporation as of May 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two year period ended May 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Patriot Scientific Corporation at May 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the years in the two year period ended May 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has negative cash flows and has negative working capital that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Nation Smith Hermes Diamond

San Diego, California

August 14, 2003, except for note 1,
dated as of August 26, 2003.

                         PATRIOT SCIENTIFIC CORPORATION
                           CONSOLIDATED BALANCE SHEETS

May 31,                                                                                               2003                 2002
------------------------------------------------------------------------------------------------------------------------------------
ASSETS  (Notes 4 and 5)

CURRENT ASSETS:
             Cash and cash equivalents                                                            $     32,663        $     88,108
             Accounts receivable, net of allowance
               of $10,000 and $6,000 for uncollectible accounts                                          3,866               4,797
             Prepaid expenses                                                                           93,030              35,749
------------------------------------------------------------------------------------------------------------------------------------

Total current assets                                                                                   129,559             128,654

PROPERTY AND EQUIPMENT, net (Note 2)                                                                   153,530             285,488

OTHER ASSETS, net of accumulated amortization of none and $20,333                                       53,220             330,863

PATENTS AND TRADEMARKS, net of accumulated amortization
  of $522,948 and $400,158                                                                             128,925             189,521
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  $    465,234        $    934,526
====================================================================================================================================

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
             Secured note payable, net of debt discount of none and $189,516 (Note 4)             $    635,276        $    445,760
             Current portion of 8% Convertible Debentures, net of debt discount of
                $103,121 and  none (Note 5)                                                            121,879                  --
             Secured notes payable to shareholder                                                      180,000                  --
             Accounts payable                                                                          397,180             385,255
             Accrued liabilities                                                                       245,822             211,291
             Current portion of capital lease obligation                                                 6,405               5,116
------------------------------------------------------------------------------------------------------------------------------------

Total current liabilities                                                                            1,586,562           1,047,422

8% CONVERTIBLE DEBENTURES, net of debt discount of $709,890 and $192,802 (Note 5)                      280,110             315,198

LONG TERM PORTION OF CAPITAL LEASE OBLIGATION                                                           10,326              16,731

COMMITMENTS AND CONTINGENCIES (Notes 1, 7 and 11)

STOCKHOLDERS' DEFICIT (Notes 4, 5, 6 and 7):
             Preferred stock, $.00001 par value; 5,000,000 shares
               authorized: none outstanding                                                                 --                  --
             Common stock, $.00001par value; 200,000,000 shares authorized: 106,547,807 and
               81,465,757 issued and outstanding at May 31, 2003 and 2002, respectively                  1,066                 815
             Additional paid-in capital                                                             44,281,210          41,440,101
             Accumulated deficit                                                                   (45,694,040)        (41,805,741)
             Note receivable (Note 3)                                                                       --             (80,000)
------------------------------------------------------------------------------------------------------------------------------------
Total stockholders' deficit                                                                         (1,411,764)           (444,825)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  $    465,234        $    934,526
====================================================================================================================================

See accompanying report of independent certified public accountant, summary of accounting policies and notes to consolidated financial statements.

                         PATRIOT SCIENTIFIC CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended May 31,                                  2003                2002
================================================================================
Net sales (Note 12):
      Product                                   $    108,403        $    358,809
      Licenses and royalties                          15,500                  --
--------------------------------------------------------------------------------

Net sales                                            123,903             358,809
--------------------------------------------------------------------------------

Cost of sales:
      Product costs                                   18,660             244,547
      Inventory obsolescence                              --             149,433
--------------------------------------------------------------------------------
Cost of sales                                         18,660             393,980
--------------------------------------------------------------------------------

Gross profit (loss)                                  105,243             (35,171)

Operating expenses:
      Research and development                       723,287           1,372,421
      Selling, general and administrative          1,821,902           2,708,579
--------------------------------------------------------------------------------
Operating expenses                                 2,545,189           4,081,000
--------------------------------------------------------------------------------
Operating loss                                    (2,439,946)         (4,116,171)
--------------------------------------------------------------------------------
Other income (expenses):
      Interest income                                    191               2,662
      Interest expense (Notes 4, 5 and 6)         (1,448,544)         (1,373,542)
--------------------------------------------------------------------------------
Other income (expenses)                           (1,448,353)         (1,370,880)
--------------------------------------------------------------------------------
Net loss                                        $ (3,888,299)       $ (5,487,051)
================================================================================
Basic and diluted loss
  per common share (Note 8)                     $      (0.04)       $      (0.08)
================================================================================
Weighted average number of
  common shares outstanding
  during the period (Note 8)                      93,791,470          66,810,028
================================================================================

See accompanying report of independent certified public accountant, summary of accounting policies and notes to consolidated financial statements.

                         PATRIOT SCIENTIFIC CORPORATION
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

====================================================================================================================================
Years Ended May 31, 2003 and 2002

                                                        Common Stock
                                                 ---------------------------     Additional        Accumulated      Stockholders'
                                                    Shares         Amount      Paid-in Capital       Deficit       Equity (Deficit)
====================================================================================================================================
Balance, June 1, 2001                             57,535,411    $        575    $ 37,240,503(1)    $(36,318,690)    $    922,388
====================================================================================================================================

Issuance of common stock at $.07 to $.30
  per share (Notes 6 and 7)                        4,888,680              49         879,556                 --          879,605
Exercise of common stock warrants and
  options at $.25 to $.32 per share (Note 7)         241,666               3          73,830                 --           73,833
Issuance of options for services                          --              --         106,926                 --          106,926
Issuance of common stock for services
  at $.09 per share                                2,200,000              22         197,978                 --          198,000
Conversion of notes payable
  at $.07 to $.09 per share (Note 4)              16,600,000             166       1,552,885                 --        1,553,051
Value of warrants issued                                  --              --       1,308,423                 --        1,308,423
Net loss                                                  --              --              --         (5,487,051)      (5,487,051)
------------------------------------------------------------------------------------------------------------------------------------

Balance, May 31, 2002                             81,465,757    $        815    $ 41,360,101(1)    $(41,805,741)    $   (444,825)
====================================================================================================================================

Issuance of common stock at $.03 to $.05
  per share (Notes 6 and 7)                        3,765,266              38         120,312                 --          120,350
Collection of note receivable (Note 3)                    --              --          80,000                 --           80,000
Issuance of common stock for services
  at $.04 to $.06 per share                        2,780,000              28         148,772                 --          148,800
Conversion of debentures payable plus
  accrued interest at $.04 to $.05 per
  share (Note 4)                                  18,536,784             185         836,375                 --          836,560
Value of warrants issued                                  --              --       1,735,650                 --        1,735,650
Net loss                                                  --              --              --         (3,888,299)      (3,888,299)
------------------------------------------------------------------------------------------------------------------------------------

Balance, May 31, 2003                            106,547,807    $      1,066    $ 44,281,210       $(45,694,040)    $ (1,411,764)
====================================================================================================================================

      See accompanying report of independent certified public accountant, summary of accounting policies and notes to consolidated financial statements.

(1) Additional Paid-In Capital included a note receivable of $80,000 and additional paid-in capital of $37,320,503 at June 1, 2001 and $41,440,101 at May 31, 2002.

                         PATRIOT SCIENTIFIC CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


====================================================================================================
Increase (Decrease) in Cash and Cash Equivalents

Years Ended May 31,                                                   2003               2002
----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
      Net loss                                                    $(3,888,299)       $(5,487,051)
      Adjustments to reconcile net loss
        to cash used in operating activities:
       Amortization and depreciation                                  258,915            285,759
       Provision for doubtful accounts                                 24,000             76,000
       Provision for inventory obsolescence                                --            149,433
       Common stock, options and warrants issued for
        services                                                      148,800             99,000
       Non -cash interest expense related to convertible
        debentures, notes payable and warrants                      1,304,957          1,324,431
       Changes in:

        Accounts receivable                                           (33,346)           (45,973)
        Inventories                                                        --             73,960
        Prepaid and other assets                                      216,195            (83,334)
        Accounts payable and accrued expenses                          83,016            (24,759)
----------------------------------------------------------------------------------------------------
Net cash used in operating activities                              (1,885,762)        (3,632,534)
----------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
      Note receivable (Note 3)                                         60,000                 --
      Web site development costs                                           --                 --
      Purchase of property, equipment and patents, net                (62,194)          (146,156)
----------------------------------------------------------------------------------------------------
Net cash used in investing activities                                  (2,194)          (146,156)
----------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
      Proceeds from issuance of secured notes payable                 180,000          1,790,000
      Payments for capital lease obligations                           (5,116)            (3,148)
      Proceeds from issuance of convertible debentures              1,507,000            508,000
      Proceeds from issuance of common stock                          120,350            879,605
      Proceeds from exercise of common stock warrants
        and options                                                        --             73,833
      Proceeds from sale of accounts receivable                        30,277            154,158
----------------------------------------------------------------------------------------------------
Net cash provided by financing activities                           1,832,511          3,402,448
----------------------------------------------------------------------------------------------------
NET DECREASE IN CASH AND CASH EQUIVALENTS                             (55,445)          (376,242)
CASH AND CASH EQUIVALENTS, beginning of year                           88,108            464,350
----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, end of year                            $    32,663        $    88,108
====================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Convertible debentures, notes payable and accrued
        interest exchanged for common stock                       $   836,560        $ 1,154,725
      Cash payments for interest                                  $    15,083        $    19,719
      Common stock issued for prepaid services                    $        --        $   198,000
      Warrants and options paid issued for prepaid services       $        --        $   117,500
      Write-off of inventory                                      $        --        $    38,052
      Capital lease obligation                                    $        --        $    24,996
      Debt discount                                               $ 1,763,816        $ 1,308,423
      Debt discount cancelled                                     $   527,067        $        --
----------------------------------------------------------------------------------------------------

See accompanying report of independent certified public accountant, summary of accounting policies and notes to consolidated financial statements.

PATRIOT SCIENTIFIC CORPORATION
SUMMARY OF ACCOUNTING POLICIES


ORGANIZATION AND BUSINESS

Patriot Scientific Corporation (the "Company") is engaged in the development, marketing, and sale of patented microprocessor technology and the sale of high-performance high-speed data communication products. The Company also owns innovative radar technology. The Company sold its antenna technology in August 1999.

BASIS OF PRESENTATION AND CONSOLIDATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company, its majority owned subsidiaries, Metacomp, Inc. ("Metacomp") and Plasma Scientific Corporation. All material intercompany transactions and balances have been eliminated in consolidation.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2002 financial statement in order for it to conform to the 2003 presentation. Such reclassifications have no impact on the Company's financial position or results of operations.

FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivable.

The Company's cash equivalents are placed in high quality money market accounts with major financial institutions and high grade short-term commercial paper. The investment policy limits the Company's exposure to concentrations of credit risk. Money market accounts are federally insured; however, commercial paper is not insured. The Company has not experienced any losses in such accounts.

Concentrations of credit risk with respect to accounts receivable are limited due to the wide variety of customers and markets which comprise the Company's customer base, as well as their dispersion across many different geographic areas. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. Generally, the Company does not require collateral or other security to support customer receivables.

The carrying value of financial instruments including cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these instruments. With respect to long-term debt, the carrying amounts approximate fair value due to the relative consistency in interest rates and the short term nature of the debt, with all debt maturing within two years of issuance.

PATRIOT SCIENTIFIC CORPORATION
SUMMARY OF ACCOUNTING POLICIES (CONTINUED)


PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment are stated at cost. Depreciation is computed over the estimated useful life of three to five years using the straight-line method. The Company follows the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment of Long-lived Assets." Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company continuously evaluates the recoverability of its long-lived assets based on estimated future cash flows from and the estimated fair value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

PATENTS AND TRADEMARKS

Patents and trademarks are carried at cost less accumulated amortization and are amortized over their estimated useful lives of four years. The carrying value of patents and trademarks is periodically reviewed and impairments, if any, are recognized when the expected future benefit to be derived from individual intangible assets is less than its carrying value determined based on the provisions of SFAS No. 144 as discussed above.

REVENUE RECOGNITION

We recognize revenue on the shipment to our customers of communication products, microprocessor integrated chips and evaluation boards. We also derive revenue from fees for the transfer of proven and reusable intellectual property components or the performance of engineering services. We enter into licensing agreements that will provide licensees the right to incorporate our intellectual property components in their products with terms and conditions that will vary by licensee. Generally, these payments will include a nonrefundable technology license fee, which will be payable upon the transfer of intellectual property, or a nonrefundable engineering service fee, which generally will be payable upon achievement of defined milestones. In addition, we anticipate these agreements will include royalty payments, which will be payable upon sale of a licensee's product, and maintenance and limited support fees. We will classify all revenue that involves the future sale of a licensee's products as royalty revenue. Royalty revenue will be generally recognized in the quarter in which a report is received from a licensee detailing the shipments of products incorporating our intellectual property components (i.e., in the quarter following the sale of licensed product by the licensee). We will classify all revenue that does not involve the future sale of a licensee's products, primarily license fees and engineering service fees and maintenance and support fees, as contract revenue. License fees will be recognized upon the execution of the license agreement and transfer of intellectual property, provided no further significant performance obligations exist and collectibility is deemed probable. Fees related to engineering services contracts, which will be performed on a best efforts basis and for which we will receive periodic milestone payments, will be recognized as revenue over the estimated development period, using a cost-based percentage of completion method. Annual maintenance and support fees, which will be renewable by the licensee, will be classified as contract revenue and will be amortized over the period of support, generally 12 months.

PATRIOT SCIENTIFIC CORPORATION
SUMMARY OF ACCOUNTING POLICIES (CONTINUED)


RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred.

ADVERTISING

The Company expenses advertising costs as incurred. Advertising expenses were approximately $3,400 and $9,000 for the years ended May 31, 2003 and 2002, respectively.

INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 Income tax expense is the combination of the tax payable for the year and the change during the year in deferred tax assets and liabilities.

NET LOSS PER SHARE

The Company applies SFAS No. 128, "Earnings Per Share" for the calculation of "Basic" and "Diluted" earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflect the potential dilution of securities that could share in the earnings (loss) of an entity.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

During the year ended May 31, 2002, based upon information then available, the Company revised its estimates regarding the recovery of certain inventories. As a result, the Company increased existing reserves for obsolescence by $111,381.

INVENTORIES

Inventories consist of raw materials, work in process and finished goods and are valued at the weighted average cost method, which approximates cost on a first-in, first-out basis, not in excess of market value. As of May 31, 2003 and 2002 both inventory amounts were fully reserved.

PATRIOT SCIENTIFIC CORPORATION
SUMMARY OF ACCOUNTING POLICIES (CONTINUED)


SALE OF ACCOUNTS RECEIVABLE

The Company has adopted SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). SFAS 140 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A $400,000 factoring line established by the Company with a bank enables the Company to sell selected accounts receivable invoices to the bank with full recourse against the Company. These transactions qualify for a sale of assets since (1) the Company has transferred all of its right, title and interest in the selected accounts receivable invoices to the bank, (2) the bank may pledge, sell or transfer the selected accounts receivable invoices, and (3) the Company has no effective control over the selected accounts receivable invoices since it is not entitled to or obligated to repurchase or redeem the invoices before their maturity and it does not have the ability to unilaterally cause the bank to return the invoices. Under SFAS 140, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. During fiscal 2003 and 2002, the Company sold approximately $38,000 and $193,000, respectively, of its accounts receivable to a bank under a factoring agreement for approximately $30,000 and $177,000, respectively. Pursuant to the provisions of SFAS 140, the Company reflected the transaction as a sale of assets and established an accounts receivable from the bank for the retained amount less the costs of the transaction and less any anticipated future loss in the value of the retained asset. The retained amount is equal to 20% of the total accounts receivable invoice sold to the bank less 1% of the total invoice as an administrative fee and 1.75% per month of the total outstanding accounts receivable invoices as a finance fee. The estimated future loss reserve for each receivable included in the estimated value of the retained asset is based on the payment history of the accounts receivable customer. At May 31, 2003, accounts receivable invoices totaling $3,811 were outstanding and $396,189 was available for future factoring of accounts receivable invoices.

STOCK OPTIONS

The Company applies Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, compensation cost has been recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

SFAS No. 123, "Accounting for Stock-Based Compensation," and SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and disclosure," require the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model. SFAS No. 148 also provides for alternative methods of transition for a voluntary change to the fair value based method

PATRIOT SCIENTIFIC CORPORATION
SUMMARY OF ACCOUNTING POLICIES (CONTINUED)


of accounting for stock-based employee compensation. The Company has elected to continue to account for stock based compensation under APB No. 25. The Company applies SFAS No. 123 in valuing options granted to consultants and estimates the fair value of such options using the Black-Scholes option-pricing model. The fair value is recorded as consulting expense as services are provided. Options granted to consultants for which vesting is contingent based on future performance are measured at their then current fair value at each period end, until vested. Under the accounting provisions for SFAS No. 123, the Company's net loss per share would have been increased by the pro forma amounts indicated below:

                                                   2003                 2002
-------------------------------------------------------------------------------

Net loss as reported                           $(3,888,299)         $(5,487,051)
Compensation expense                              (289,023)            (567,010)
                                               -----------          -----------
Net loss pro forma                             $(4,177,322)         $(6,054,061)
                                               ===========          ===========
As reported per share
      Basic and diluted loss                   $     (0.04)         $     (0.08)
                                               ===========          ===========
Pro forma per share
      Basic and diluted loss                   $     (0.04)         $     (0.09)
                                               ===========          ===========


RECENT ACCOUNTING PRONOUNCEMENTS

In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS No. 123." SFAS No. 148 amends the disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ending after December 15, 2002 and is effective for interim periods beginning after December 15, 2002. The Company's adoption of SFAS No. 148 did not have a material effect on the Company's financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures required in financial statements concerning obligations under certain guarantees. It also clarifies the requirements related to the recognition of liabilities by a guarantor at the inception of certain guarantees. The disclosure requirements of this interpretation were effective on December 31, 2002. We adopted the recognition provisions of the interpretation in the quarter ended February 28, 2003. The adoption of this interpretation did not impact our financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." This interpretation provides guidance on: 1) the

PATRIOT SCIENTIFIC CORPORATION
SUMMARY OF ACCOUNTING POLICIES (CONTINUED)


identification of entities for which control is achieved through means other than through voting rights, known as "variable interest entities" (VIEs); and 2) which business enterprise is the primary beneficiary and when it should consolidate the VIE. This new model for consolidation applies to entities: 1) where the equity investors (if any) do not have a controlling financial interest; or 2) whose equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, this interpretation requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. This interpretation is effective for all new VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of the interpretation must be applied no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003. Certain disclosures are effective immediately. The adoption of this interpretation did not impact our financial position or results of operations.

In April 2003 the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this Statement is not expected to have a material effect on the consolidated financial statements

In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of this Statement is not expected to have a material effect on the consolidated financial statements.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   CONTINUED EXISTENCE AND MANAGEMENT'S PLAN

Our consolidated financial statements are presented on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our ability to continue as a going concern is contingent upon our obtaining sufficient financing to sustain our operations. We incurred a net loss of $3,888,299 and $5,487,051 and negative cash flow from operations of $1,885,762 and $3,632,534 in the years ended May 31, 2003 and 2002, respectively. At May 31, 2003, we had deficit working capital of $1,457,003 and cash and cash equivalents of $32,663. We have historically funded our operations primarily through the issuance of securities and debt financings. Cash and cash equivalents decreased $55,445 during the year ended May 31, 2003.

We estimate our current cash requirements to sustain our operations through August 2004 to be $2.1 million. Since we are no longer supporting the communications product line, we are assuming that there will be no communications product revenue. We have a note payable to Swartz Private Equity, LLC ("Swartz") of $635,276 at May 31, 2003 which is due March 1, 2004. We also have convertible debentures with a group of investors as of May 31, 2003 aggregating $1,165,000 and advances of $50,000 on a convertible debenture that closed subsequent to May 31, 2003. At the option of the debenture holders, they may purchase additional debentures up to $1 million at any time during the next two years as long as the price of our common stock is in excess of $0.20 per share. During the year ended May 31, 2003, we obtained $120,350 from the sale of equity to several private investors and $180,000 from short term notes entered into with a related party. . Subsequent to May 31, 2003, we obtained an additional $422,500 from the issuance of convertible debentures net of advances discussed above, $50,100 from the exercise of a warrant, $10,000 from a loan issued to a related party, and $31,000 from the sale of common stock.

If the optional amounts under the convertible debentures are not raised in sufficient amounts, then we may not have funds sufficient to meet our cash requirements. In such circumstances, we may need to secure additional short-term debt, private placement debt and/or equity financings with individual or institutional investors. In addition, we may need to make additional cost reductions if our cash requirements cannot be met from external sources. We expect that the $2.1 million requirement will be provided by:

      o     additional debt and/or equity financings; and

      o proceeds from the exercise of outstanding stock options and warrants.


In addition, we have formulated additional cost reduction plans which can be implemented if the required funds are not obtainable. We also have a $400,000 accounts receivable factoring agreement with our bank. As of May 31, 2003 there was a balance due under the factoring agreement of $3,811.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


We anticipate our future revenue to be derived primarily from the sale of licenses and royalties. To receive this revenue, we may require additional equipment, fabrication, components and supplies during the next twelve months to support potential customer requirements and further develop our technologies. Product introductions such as those currently underway for the Ignite may require significant product launch, marketing personnel and other expenditures that cannot be currently estimated. Further, if expanded development is commenced or new generations of microprocessor technology are accelerated beyond current plans, additional expenditures we cannot currently estimate, may be required. It is possible therefore, that higher levels of expenditures may be required than we currently contemplate resulting from changes in development plans or as required to support new developments or commercialization activities or otherwise.

If we are unable to obtain the necessary funds, we could be forced to substantially curtail or cease operations which would have a material adverse effect on our business. Further, there can be no assurance that we will be able to timely receive shareholder approval to increase the number of authorized shares or that required funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on our existing shareholders. As such, there is substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue as a going concern.

2. PROPERTY AND EQUIPMENT

                           Property and equipment consisted of the following:

                                                                May 31,
                                                     ---------------------------
                                                           2003             2002
================================================================================
Computer equipment and software                      $1,660,707       $1,660,707
Furniture and fixtures                                  499,274          499,274
Laboratory equipment                                    205,594          205,594
                                                     ----------       ----------

                                                      2,365,575        2,365,575

Less accumulated depreciation and amortization        2,212,045        2,080,087
                                                     ----------       ----------

Net property and equipment                           $  153,530       $  285,488
================================================================================

Depreciation expense was $131,958 and $211,850 for the years ended May 31, 2003 and 2002.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


3.  NOTE RECEIVABLE

In June 2000, the Company entered into a three-year, $80,000 Secured Promissory Note Receivable with an individual who was, at the time of the issuance of the note, an executive officer of the Company. The note had an interest rate of 6% per annum with interest payments due semi-annually and the principal due at the maturity of the note. The individual pledged 100,000 shares of the Company's common stock that he held on the date of issuance as security for this note. In April 2003, the Company negotiated an early payment discount and the individual paid $60,000 to retire this note. The balance of $20,000 was written off to bad debt expense during the year ended May 31, 2003.

4. SECURED NOTE PAYABLE

On March 12, 2002, we replaced and superceded a previously issued Secured Promissory Note with Swartz with an Amended Secured Promissory Note and Agreement with an effective date of October 9, 2001, an Addendum to Amended Secured Promissory Note dated March 12, 2002 and an Antidilution Agreement and Addendum to Warrants dated March 19, 2003. The amended note, which originally was to mature on January 9, 2003, has been extended to March 1, 2004 and amounts outstanding under the note bear interest at the rate of 5% per annum. Per the antidilution agreement, principal and interest payments are deferred until March 1, 2004.

As part of the consideration for entering into the above amended note, we agreed to issue warrants to Swartz related to each advance against the note. In connection with each advance, we issued to Swartz a warrant to purchase a number of shares of common stock equal to the amount of the advance multiplied by 8.25 at an initial exercise price equal to the lesser of (a) the factor of the average of the volume weighted average price per share, as defined by Bloomberg L.P., for each trading day in the period beginning on the date of the previous advance and ending on the trading day immediately preceding the date of the current advance multiplied by .70 or (b) the volume weighted average price per share minus $0.05. In addition, we were obligated under the addendum to the note to issue to Swartz warrants equal to 20% of the common stock issued between March 12, 2002 and April 1, 2003 and we are obligated under the antidilution agreement to issue to Swartz warrants equal to 30% of the common stock issued subsequent to April 1, 2003 to any parties other than Swartz. In addition, we agreed to extend the expiration date to December 31, 2006 on certain warrants that were to expire previous to December 31, 2006. In exchange for these concessions, Swartz agreed to extend the due date to March 1, 2004 on a note for $635,276 net of accrued interest and unreserved 20,007,350 shares that have been reserved for the exercise of warrants for a period the sooner of 1) March 19, 2004, or 2) 90 days after the date on which our common stock exceeds $0.375 for 10 consecutive trading days.

As of May 31, 2003 we issued warrants to purchase up to 18,243,712 shares of our common stock in accordance with the amended note agreements and antidilution agreement. The warrants issued were valued using the Black-Scholes pricing model based on the expected fair value at issuance and the estimated fair value was also recorded as debt discount.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


The note is secured by our assets.

All debt discounts were amortized as additional interest expense over the initial term of the note payable. As of May 31, 2003, $1,107,238 had been reflected as debt discount of which $189,516 and $917,722 was amortized to interest expense during the years ended May 31, 2003 and 2002, respectively.


         Advances against the note                              $1,790,000
         Less amount applied against $30 million
         equity line of credit                                    (227,800)
         Less amount applied against $25 million
         equity line of credit                                    (926,924)
         Less debt discount
                  Total                             1,107,238
                  Amount amortized to expense      (1,107,238)         --
                                                   ----------   ----------
         Note payable at May 31, 2003                           $  635,276
                                                                ==========


On November 9, 2001, an offset of $227,800 from the sale of 2,500,000 shares of common stock was applied against the final put under a $30 million equity line of credit.

On May 30, 2002, an offset of $926,924 from the sale of 14,100,000 shares of common stock was applied against the first and only put under the $25 million equity line of credit discussed above

5.    8% CONVERTIBLE DEBENTURES

OVERVIEW. From April 23, 2002 through August 26, 2003, we sold an aggregate of $2,437,500 of 8% convertible debentures to a group of eleven investors. The convertible debentures entitle the debenture holder to convert the principal and unpaid accrued interest into our common stock for two years from the date of closing. In addition, the debenture holders received warrants exercisable into a number of our common shares.

NUMBER OF SHARES DEBENTURES MAY BE CONVERTED INTO. The debentures can be converted into a number of our common shares at conversion prices that initially equaled $0.041 to $0.10289 per share.

RESETS OF CONVERSION PRICE AND CONVERSION SHARES. A reset date occurs on each three month anniversary of the closing date of each debenture and on the date the registration statement becomes effective, October 29, 2002 for the first $1,000,000 of principal, March 7, 2003 for the second $605,000 of principal and June 26, 2003 for the third $510,000 of principal. If the volume weighted average price for our common stock for the ten days previous to the reset date is less than the conversion price in effect at the time of the reset date, then the number of common shares issuable to the selling shareholder on conversion will be increased. If the conversion price is reset, the debenture can be converted into a number of our common shares based on the following calculation: the amount of the debenture plus any unpaid accrued interest divided by the reset conversion price

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


which shall equal the volume weighted average price for our common stock for the ten days previous to the reset date. On October 29, 2002, the date the registration statement for the first $1,000,000 of principal became effective, the conversion prices were reset to $0.04457 from initial conversion prices ranging from $0.08616 to $0.10289. On March 7, 2003, the date the registration statement for the second $605,000 of principal became effective, the conversion prices were reset to $0.04722 from initial conversion prices ranging from $0.05126 to $0.0727. On June 26, 2003, the date the registration statement for the third $510,000 of principal became effective, the conversion prices for debentures with initial conversion prices of $0.065 will reset to $0.06346.

WARRANTS. Concurrent with the issuance of the convertible debentures, we issued to the debenture holders warrants to purchase up to 33,471,953 shares of our common stock. These warrants are exercisable for five years from the date of issuance at either initial negotiated exercise prices or prices equal to 115% of the volume weighted average price for our common stock for the ten days previous to the debenture date. The warrant exercise price is subject to being reset on each six month anniversary of its issuance.

OPTIONS TO PURCHASE ADDITIONAL DEBENTURES. Subject to the price of our common stock being equal to or greater than $0.20 per share and a two year limitation, the debenture holders may purchase additional debentures equal to the value of their initial debentures. The price at which the optional additional debentures could be converted would initially equal 115% of the volume weighted average price for our common stock for the ten days previous to the date on which the optional additional debentures were closed. The optional additional debentures would carry the same warrant amounts and reset privileges as the initial debentures.

SHAREHOLDER APPROVAL. We may currently issue more than 20% of our outstanding shares under the convertible debentures. If we become listed on the NASDAQ Small Cap Market or NASDAQ National Market, then we must get shareholder approval to issue more than 20% of our outstanding shares. Since we are currently a bulletin board company, we do not need shareholder approval.

RESTRICTIVE COVENANTS. For a period of 18 months from the date of the debentures, we are prohibited from certain transactions. These include the issuance of any debt or equity securities in a private transaction which are convertible or exercisable into shares of common stock at a price based on the trading price of the common stock at any time after the initial issuance of such securities; the issuance of any debt or equity securities with a fixed conversion or exercise price subject to adjustment; and any private equity line type agreements without obtaining the debenture holders' prior written approval.

RIGHT OF FIRST REFUSAL. The debenture holders have a right of first refusal to purchase or participate in any equity securities offered by us in any private transaction which closes on or prior to the date that is two years after the issue date of each debenture.

REGISTRATION RIGHTS. We are responsible for registering the resale of the shares of our common stock which will be issued on the conversion of the debentures. On October 29, 2002, a registration

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


statement covering the first $1,000,000 of debentures was declared effective by the Securities and Exchange Commission. On March 7, 2003, a registration statement covering the second $605,000 of debentures was declared effective by the Securities and Exchange Commission. On June 26, 2003, a registration statement covering the third $510,000 of debentures was declared effective by the Securities and Exchange Commission.

The convertible debentures are secured by our assets.
Convertbile debenture dated April 23, 2002                                                 $   225,000

Convertbile debentures dated June 10, 2002                                                     775,000

Convertbile debenture dated August 23, 2002                                                    175,000

Convertbile debentures dated October 29, 2002                                                  180,000

Convertbile debenture dated December 16, 2002                                                  100,000

Convertbile debenture dated January 24, 2003                                                   150,000

Convertbile debenture dated March 24, 2003                                                     162,500
Convertbile debenture dated April 15, 2003                                                      10,000

Convertbile debenture dated May 20, 2003                                                       187,500
Advances against debenture issued subsequent to May 31, 2003                                    50,000
Less amounts converted to common stock                                                         (800,000)
Less debt discount

                          Total discounts recorded                    $    1,965,000
                          Amount amortized to expense                       (624,922)
                          Amount cancelled on conversion                    (527,067)         (813,011)
                                                                          ------------     ---------------
Convertible debentures at May 31, 2003

                                                                                               401,989

Less current portion                                                                           121,879
                                                                                           ---------------
Long term portion                                                                          $   280,110
                                                                                           ===============


6.   INVESTMENT AGREEMENT

$25 MILLION EQUITY LINE OF CREDIT AGREEMENT

Overview. On September 17, 2001, we entered into an investment agreement with Swartz. The investment agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $25 million from time to time during a three-year period following the effective date of the registration statement. This is also referred to as a put right. We filed a registration statement on Form S-1 on October 11, 2001 that was declared effective on November 5, 2001 for 15,000,000 shares of our common stock which we issued to Swartz during the fiscal year ended May 31, 2002. There remains approximately $24 million available under this line conditioned on us filing one or more additional registration statements. As of May 31, 2003, we have not filed a statement requesting the registration of additional shares to put to Swartz under the $25 million equity line of credit.

Put Rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the common shares which may be issued as a consequence of the invocation of that put right. Additionally, we must give at least ten but not more than twenty

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


business days advance notice to Swartz of the date on which we intend to exercise a particular put right, and we must indicate the number of shares of common stock we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $3 million) which we will sell to Swartz during the put and/or a minimum purchase price per common share at which Swartz may purchase shares during the put. The number of common shares sold to Swartz may not exceed 20% of the aggregate daily reported trading volume during each of two consecutive ten business day periods beginning on the business day immediately following the day we invoked the put right.

The price Swartz will pay for each share of common stock sold in a put is equal to the lesser of (i) the market price for each of the two consecutive ten business day periods beginning on the business day immediately following the day we invoked the put right minus $0.10, or (ii) X percent of the market price for each of the two ten day periods, where, X is equal to 90% if the market price is below $2.00 and 93% if market price is equal to or greater than $2.00. Market price is defined as the lowest closing bid price for the common stock during each of the two consecutive ten business day periods. However, the purchase price may not be less than the designated minimum per share price, if any, that we indicated in our notice.

Limitations and Conditions Precedent to Our Put Rights. We may not initiate a put if, as of the proposed date of such put:

      o we have issued shares of our common stock that have been paid for by Swartz and the amount of proceeds we have received is equal to the maximum offering amount;

      o the registration statement covering the resale of the shares becomes ineffective or unavailable for use;

      o our common stock is not actively trading on the OTC Bulletin Board, the Nasdaq Small Cap Market, the Nasdaq National Market, the American Stock Exchange, or the New York Stock Exchange, or is suspended or delisted with respect to the trading on such market or exchange.

If any of the following events occur during the pricing period for a put, the volume accrual shall cease. For the put, the pricing period shall be adjusted to end 10 business days after the date that we notify Swartz of the event, and any minimum price per share we specified shall not apply to the put:

      o we have announced or implemented a stock split or combination of our common stock between the advanced put notice date and the end of the pricing period;

      o we have paid a common stock dividend or made any other distribution of our common stock between the advanced put notice date and the end of the pricing period;

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


      o we have made a distribution to the holders of our common stock or of all or any portion of our assets or evidences of indebtedness between the put notice date and the end of the pricing period;

      o we have consummated a major transaction (including a transaction, which constitutes a change of control) between the advance put notice date and the end of the pricing period, the registration statement covering the resale of the shares becomes ineffective or unavailable for use, or our stock becomes delisted for trading on our then primary exchange; or

      o we discover the existence of facts that cause us to believe that the registration statement contains an untrue statement or omits to state a material fact.

Short Sales. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless they have received a put notice and the amount of shares involved in a short sale does not exceed the number of shares specified in the put notice.

Shareholder Approval. We may currently issue more than 20% of our outstanding shares under the investment agreement. If we become listed on the Nasdaq Small Cap Market or Nasdaq National Market, then we must get shareholder approval to issue more than 20% of our outstanding shares. Since we are currently a bulletin board company, we do not need shareholder approval.

Termination of Investment Agreement. We may also terminate our right to initiate further puts or terminate the investment agreement by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the investment agreement or any related agreement.

Restrictive Covenants. During the term of the investment agreement and for a period of two months thereafter, we are prohibited from certain transactions. These include the issuance of any debt or equity securities in a private transaction which are convertible or exercisable into shares of common stock at a price based on the trading price of the common stock at any time after the initial issuance of such securities or with a fixed conversion or exercise price subject to adjustment without obtaining Swartz's prior written approval.

Right of First Refusal. Swartz has a right of first refusal to purchase any variable priced securities offered by us in any private transaction which closes on or prior to two months after the termination of the investment agreement and a right of participation for any equity securities offered by us in any private transaction which closes on or prior to two months after the termination of the investment agreement.

Swartz's Right of Indemnification. We are obligated to indemnify Swartz (including their stockholders, officers, directors, employees and agents) from all liability and losses resulting from

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


any misrepresentations or breaches we made in connection with the investment agreement, our registration rights agreement, other related agreements, or the registration statement.

Waiver and Agreement. On March 12, 2002, we entered into an amended waiver and agreement with Swartz which replaced and superseded all previous waivers and agreements. This amended waiver and agreement extended the time of the put beyond twenty days and redefined the price of the put to be the lesser of the factor of (a) the volume weighted average price per share, as defined by Bloomberg L.P., for each day of the put multiplied by .70 or (b) the volume weighted average price per share minus $0.05 multiplied by 20% of the acceptable daily volume as defined in the waiver. At the discretion of Swartz, the 20% daily volume limitation could be increased up to 30% of the daily volume. In addition, the amended waiver and agreement increased the intended put share amount for the first put to 14,100,000 shares, which is the total number of shares we had registered so far under the $25 million equity line of credit. On May 30, 2002 we closed the first put under the $25 million equity line of credit by applying the proceeds of $926,924 to the secured note payable discussed in
Note 4.

Warrants. In connection with closing the $25 million equity line of credit, we issued to Swartz a commitment warrant to purchase 900,000 shares of our common stock. This warrant was valued on the issuance date using the Black-Scholes pricing model and the value was recorded as a debt discount.

7.   STOCKHOLDERS' EQUITY (DEFICIT)

PRIVATE OFFERINGS AND WARRANTS

During fiscal 2003, 3,765,266 restricted shares of common stock were issued to a group of individual investors for $120,350; 2,000,000 shares of common stock were issued to a consultant in exchange for services valued at $110,000; and 400,000 shares valued at $16,000 were issued to a former executive of the company as partial settlement of a legal action. The fair value (as determined by the quoted market price) for the consulting services and legal settlement were recorded as additional general and administrative expense during the year ended May 31, 2003. Also, during fiscal 2003, the Company issued 380,000 shares of common stock to a vendor in satisfaction of $22,800 of trade accounts payable.

At May 31, 2003, the Company had warrants outstanding to purchase 58,992,468 common shares at exercise prices ranging from $0.033 to $1.12 per share expiring beginning in 2004 through 2008.

During fiscal 2003, the Company issued warrants to purchase 35,005,013 common shares of stock at exercise prices ranging from $0.04 to $0.065 per share. Of this amount, warrants to purchase 5,355,562 common shares of stock were issued to Swartz related to the Addendum to Amended Secured Promissory Note dated March 12, 2002 and an Antidilution Agreement and Addendum to Warrants dated March 19, 2003 discussed in Note 4, warrants to purchase 28,649,451 common

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


shares of stock were issued to a group of eleven individual and institutions investors related to the 8% Convertible Debentures discussed in Note 5, and warrants to purchase 1,000,000 common shares of stock were issued to two consultants.

During fiscal 2002, the Company issued warrants to purchase 23,197,201 common shares of stock at exercise prices ranging from $0.048 to $0.54 per share. Of this amount, warrants to purchase 3,113,302 common shares of stock were issued to Swartz related to a $30 million investment agreement, a warrant to purchase 900,000 common shares of stock was issued to Swartz related to the $25 million investment agreement, warrants to purchase 16,519,090 common shares of stock were issued to Swartz related to the 5% Secured Note Payable of which 3,630,940 were cancelled, a warrant to purchase 2,514,809 common shares of stock was issued to Lincoln Ventures LLC related to the first funding under the 8% Convertible Debenture and a warrant to purchase 150,000 common shares of stock was issued to a consultant. See Notes 4, 5 and 6 for further discussion.

Also, during fiscal 2002, the Company's shareholders approved an increase in the authorized number of common shares from 100,000,000 to 200,000,000.

1992 INCENTIVE STOCK OPTION PLAN ("ISO")

The Company has an ISO Plan which expired March 20, 2002. The ISO Plan provided for grants to either full or part time employees, at the discretion of the board of directors, to purchase common stock of the Company at a price not less than the fair market value of the shares on the date of grant. In the case of a significant stockholder, the option price of the share could not be less than 110 percent of the fair market value of the share on the date of grant. Any options granted under the ISO Plan must be exercised within ten years of the date they were granted (five years in the case of a significant stockholder). At May 31, 2003, options to purchase up to 17,500 shares of common stock remained outstanding and will expire in 2005.

1992 NON-STATUTORY STOCK OPTION PLAN("NSO")

The Company has an NSO Plan which expired March 20, 2002. The NSO Plan provided, at the discretion of the board of directors, for grants to either full or part time employees, directors and consultants of the Company to purchase common stock of the Company at a price not less than the fair market value of the shares on the date of grant. Any options granted under the NSO Plan must be exercised within ten years of the date they were granted. At May 31, 2003, options to purchase up to 50,000 shares of common stock remained outstanding and will expire in 2005.

1996 STOCK OPTION PLAN

Effective March 1996, the Company adopted the 1996 Stock Option Plan, which was amended by the Stockholders in December 1997, expiring March 24, 2006, reserving for issuance 4,000,000 shares of the Company's common stock. The 1996 Stock Option Plan provides, at the discretion of the board of directors, for grants to either full or part time employees, directors and consultants of

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


the Company to purchase common stock of the Company at a price not less than the fair market value on the date of grant for incentive stock options or not less than 85% of the fair market value on the date of grant for non-qualified stock options. In the case of a significant stockholder, the option price of the share is not less than 110 percent of the fair market value of the shares on the date of grant. Any option granted under the 1996 Stock Option Plan must be exercised within ten years of the date they are granted (five years in the case of a significant stockholder). During the fiscal years ended May 31, 2003 and 2002, the Company granted options to purchase 340,500 and 1,000,000 shares of stock at market value.

2001 STOCK OPTION PLAN

Effective February 2001, the Company adopted the 2001 Stock Option Plan, expiring February 21, 2011, reserving for issuance 3,000,000 shares of the Company's common stock. The 2001 Stock Option Plan provides, at the discretion of the board of directors, for grants to either full or part time employees, directors and consultants of the Company to purchase common stock of the Company at a price not less than the fair market value on the date of grant for incentive stock options or not less than 85% of the fair market value on the date of grant for non-qualified stock options. In the case of a significant stockholder, the option price of the share is not less than 110 percent of the fair market value of the shares on the date of grant. Any option granted under the 2001 Stock Option Plan must be exercised within ten years of the date they are granted (five years in the case of a significant stockholder). During the fiscal years ended May 31, 2003 and 2002, the Company granted options to purchase 875,000 and 3,145,000 shares of stock at market value.

During fiscal 2000, the Company repriced a stock option to purchase 36,000 shares of common stock at an exercise prices originally of $0.40 using fixed accounting rules in effect at the time. The stock option was repriced to an exercise price of $.32 and no additional compensation expense was recorded. Subsequent to the repricing, the Company adopted accounting principles generally accepted in the United States of America that require stock options that have been modified to reduce the exercise price to be accounted for using variable accounting. Accordingly, if the market price of the Company's stock increases subsequent to July 1, 2000, it will recognize additional compensation expense that it otherwise would not have incurred. As of May 31, 2003, there was no additional compensation expense recorded because the market price of the Company's common stock was lower than the price at July 1, 2000. However, the ultimate impact cannot be determined as it is dependent on the change in the market price of the stock from July 1, 2000 until the stock option is exercised, forfeited or expires unexercised.

SFAS No. 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net loss and net loss per share as if compensation costs for the Company's stock option plans and other stock awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the three years ended May 31, 2003, 2002, and 2001 respectively: dividend yield of zero percent for all years; expected volatility of 100 to 120, 90 and

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


90 percent; risk-free interest rates of 2.3 to 4.3, 3.5 to 4.8, and 4.8 to 6.4 percent; and expected lives of 3 to 5 years for all years.

A summary of the status of the Company's stock option plans and warrants as of May 31, 2003, and 2002 and changes during the years ending on those dates is presented below:

                                                                  Options                                       Warrants
                                                     -----------------------------------         ----------------------------------
                                                                              Weighted                                 Weighted
                                                                              Average                                   Average
                                                                              Exercise                                 Exercise
                                                        Shares                 Price                Shares              Price
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
Outstanding, June 1, 2001                               2,577,824              0.92           4,961,463                   0.42
===================================================================================================================================
      Granted                                           4,145,000              0.21          23,197,201                   0.09
      Cancelled                                        (2,281,419)             0.67          (3,630,940)                  0.10
      Exercised                                        (191,666)               0.32             (50,000)                  0.25
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding, May 31, 2002                               4,249,739        $     0.39          24,477,724            $      0.11
===================================================================================================================================
      Granted                                           1,215,500              0.05          35,005,013                   0.05
      Cancelled                                        (411,239)               0.81            (490,269)                  0.30
      Exercised                                          -                        0              -                         -
-----------------------------------------------------------------------------------------------------------------------------------

Outstanding, May 31, 2003                               5,054,000        $     0.28           58,992,468           $      0.06
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
Exercisable, May 31, 2002                               2,418,072        $     0.48           24,477,724           $      0.11
===================================================================================================================================
Exercisable, May 31, 2003                               4,138,633        $     0.29           57,992,468           $      0.06
===================================================================================================================================

Weighted average fair value of options and warrants
      granted during the year ended May 31, 2002                         $     0.07                                $      0.11
Weighted average fair value of options and warrants
      granted during the year ended May 31, 2003                         $     0.04                                $      0.05
===================================================================================================================================

Included in the above table are certain options for which vesting is contingent based on various future performance measures.

The following table summarizes information about stock options and warrants outstanding at May 31, 2003:

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



                                             Outstanding                             Exercisable
                             --------------------------------------------    -----------------------------
                                              Weighted
                                              Average          Weighted                         Weighted
            Range of                         Remaining         Average                          Average
            Exercise            Number      Contractual        Exercise         Number          Exercise
             Prices           Outstanding       Life            Price        Exercisable         Price
----------------------------------------------------------------------------------------------------------
OPTIONS

   $           0.0425-0.059       850,000       4.74       $       0.05          525,000     $       0.04
                  0.07-0.09     1,365,500       3.89               0.08        1,213,467             0.08
                0.11-0.1325     1,885,000       3.36               0.11        1,530,000             0.11
                  0.32-0.69       291,000       1.53               0.64          291,000             0.64
                 1.16-1.325       662,500       2.04               1.26          579,166             1.25
----------------------------------------------------------------------------------------------------------
   $           0.0425-1.325     5,054,000       3.46       $       0.28        4,138,633     $       0.29

WARRANTS

   $            0.033-0.495    38,464,610       4.07       $       0.04       38,464,610     $       0.04
                0.05-0.0592     8,013,741       3.84               0.06        7,013,741             0.06
              0.0616-0.0715     9,806,840       3.76               0.07        9,806,840             0.07
                  0.25-0.40     2,607,277       1.36               0.28        2,607,277             0.28
                  0.59-1.12       100,000       1.64               0.68          100,000             0.68
----------------------------------------------------------------------------------------------------------
   $             0.033-1.12    58,992,468       3.86       $       0.06       57,992,468     $       0.06


8.  NET LOSS PER SHARE

The Company has implemented Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 provides for the calculation of "Basic" and "Diluted" earnings per share ("EPS"). Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity. The Company's net losses for the periods presented cause the inclusion of potential common stock instruments outstanding to be antidilutive and, therefore, in accordance with SFAS No. 128, the Company is not required to present a diluted EPS. During the years ended May 31, 2003 and 2002, common stock options and warrants convertible or exercisable into approximately 64,046,468 and 28,727,463 shares of common stock were not included in diluted loss per share as the effect was antidilutive due to the Company recording losses in each of those years.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


9. INCOME TAXES

The net deferred tax asset recorded and its approximate tax effect consisted of the following:

                                                               May 31,
                                                   -----------------------------
                                                      2003              2002
--------------------------------------------------------------------------------

Net operating loss carryforwards                   $12,073,000       $11,030,000
Purchased technology                                   420,000           470,000
Depreciation and amortization                        1,607,000         1,754,000
Other, net                                             191,000           192,000
--------------------------------------------------------------------------------
                                                    14,291,000        13,446,000
Valuation allowance                                 14,291,000        13,446,000
--------------------------------------------------------------------------------

Net deferred tax asset                             $        --       $        --
================================================================================


As of May 31, 2003 and 2002, valuation allowances equal to the net deferred tax asset recognized have been recorded, as Management has not determined that it is more likely than not that the deferred tax asset will be realized. No current tax provision was recorded for fiscal 2003 and 2002 due to reported losses. The valuation allowance increased $845,000 for the year ended May 31, 2003 and $1,457,000 for the year ended May 31, 2002.

At May 31, 2003, the Company has federal net operating loss carryforwards of approximately $31,814,000 that expire through 2022 and are subject to certain limitations under the Internal

A reconciliation of the income taxes at the federal statutory rate to the effective tax rate is as follows:


May 31,                                                                                     2003                   2002
===============================================================================================================================
      Federal income tax benefit computed at the Federal statutory rate           $    (1,322,000)      $     (1,866,000)
      State income tax benefit net of Federal benefit                                    (139,000)              (211,000)
      Other- permanent differences                                                        521,000                502,000
      Expiration of state net operating loss carryforwards                                 95,000                118,000
      Change in valuation allowance                                                       845,000              1,457,000
-------------------------------------------------------------------------------------------------------------------------------

Income tax benefit                                                                $            --       $              --
===============================================================================================================================

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Revenue Code of 1986, as amended. As such, certain federal net operating loss carryforwards may expire unused.

At May 31, 2003, the Company has state net operating loss carryforwards of approximately $20,927,000 that expire through 2010. The state of California has suspended the utilization of net operating losses for 2002 and 2003.

10.   PROFIT-SHARING PLAN

Effective July 1, 1993, the Company adopted a savings and profit-sharing plan that allows participants to make contributions by salary reduction pursuant to
Section 401(k) of the Internal Revenue Code. At the Company's discretion, the Company may match contributions at 20% of the employee's contribution up to 6% of the employee's salary. The Company contributions are vested 20% per year beginning with the first year of service. The Company made no matching contribution in fiscal 2003 or 2002.

11.   COMMITMENTS AND CONTINGENCIES

In January 1999, we were sued in the Superior Court of San Diego County, California by the Fish Family Trust, a co-inventor of the original ShBoom technology. The suit also named as defendants nanoTronics and Gloria Felcyn on behalf of the Falk Family Trust. The suit sought a judgment for damages, a rescission of the Technology Transfer Agreement and a restoration of the technology to the co-inventor. In March 1999, we joined with nanoTronics and Gloria Felcyn and filed our response and cross-complaint against the Fish Family Trust. In November 2000, the judge issued a summary ruling in favor of the defendants on all counts. The Fish Family Trust filed an appeal in January 2001. In June 2003, the Appellate Court confirmed the trial court's ruling, thereby, bringing the dispute to a favorable conclusion.

The Company is obligated under employment contracts with certain key employees to pay severance upon termination under certain defined conditions. Generally, unless relieved of their duties for cause, the executive officers are entitled to severance pay equal to four months of their then current monthly salary. In the case of a change in control, generally, the executive officers are entitled to severance pay equal to twelve months of their then current monthly salary unless they continue to work for the new controlling interest in the same function as previous to the change.

The Company granted a lien and security interest in substantially all of its assets to the bank under the accounts receivable factoring line and to investors under its notes payable and convertible debentures.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


The Company has a non-cancellabe operating lease for its office and manufacturing facilities located in San Diego, California.

Future minimum lease payments required under the operating lease are as follows:


Years ending May 31,
================================================================================
                                    Gross         Sublease           Net
                                   Payments        Income         Payments
2004                               $129,250       $ 68,850       $ 60,400
2005                                135,454         70,470         64,984
2006                                141,658         72,540         69,118
2007                                 23,782         12,150         11,632
--------------------------------------------------------------------------------
Total minimum lease payments       $430,144       $224,010       $206,134
================================================================================

       Rent expense for fiscal 2003 and 2002 was $189,423 and $147,373, respectively.

The Company has one capital lease at May 31, 2003.

Future minimum lease payments are as follows:


Year ending May 31,
         2004                                     $       9,562
         2005                                             9,562
         2006                                             2,391
--------------------------------------------------------------------
Total minimum lease payments                             21,515

Amount representing interest                              4,784
--------------------------------------------------------------------

Present value of minimum lease payments                  16,731

Total obligation                                         16,731
Less current portion                                     (6,405)
--------------------------------------------------------------------
Long-term portion                                 $      10,326
====================================================================


Capital leases included in fixed assets at May 31, 2003 and 2002, were $11,803 and $20,135, net of an allowance for depreciation of $13,192 and $4,860. Depreciation expense related to the capitalized lease was $8,332 and $4,860 for the years ended May 31, 2003 and 2002.

12.      SEGMENT  INFORMATION

EXPORT SALES

The Company is engaged in one business segment, the development and marketing of microprocessor technology related products and licenses. Telecommunication products have

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


reached the end of their life cycles and no longer provide any significant sales. During the fiscal years ended May 31, 2003 and 2002, the Company's product sales of high technology computer products and licenses were $31,340 and $9,625 and telecommunication products and licenses were $92,563 and $349,184.

For the purpose of allocating revenues by geographic location, the Company uses the physical location of its customers as its basis. During the fiscal years ended May 31, 2003 and 2002, the Company's sales by geographic location consisted of the following:

                                                   2003             2002
                                               -------------    -------------

              Domestic sales                 $      113,000   $      355,000

              Foreign sales:
                    Europe                           11,000            4,000
                    North America                         -                -
                    Asia                                  -                -
                                             --------------------------------
              Total foreign sales                    11,000            4,000
                                             --------------------------------

              Total net product sales        $      124,000   $      359,000
                                             ================================


The Company has no foreign assets.

SALES TO MAJOR CUSTOMERS

During the fiscal years ended May 31, 2003 and 2002, revenues from significant customers consisted of the following:


                            2003                              2002
                 ------------------------------   ---------------------------
   CUSTOMER          Sales        Percent            Sales         Percent
   --------          -----        -------            -----         -------

   A             $  43,000            34.3%    $     -                  -
   B                23,000            18.6%          -                  -
   C                15,000            11.9%          -                  -
   D                15,000            11.9%         151,000            42.0%
   E                    -                -           59,000            16.4%

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


13.  RELATED PARTY TRANSACTIONS

During fiscal year 2002, the Company contracted with a company, which was owned by the daughter of our previous President, Chairman and CEO, for web site development, marketing support and other various services. The Company paid $70,292 in fiscal year 2002 to the related party for these services. No such related party transactions occurred during fiscal year 2003.

14.  SUBSEQUENT EVENTS

Subsequent to year end, we concluded additional fundings of our 8% Convertible Debentures. We received advances against these closings of $50,000 as of May 31, 2003 and the balance of $295,000 subsequent to year end from a group of four investors. In conjunction with the debentures we also issued warrants to purchase up to 7,870,191 shares of our common stock at initial exercise prices of $0.03 to $0.065 per share, subject to being reset at each six month anniversary to the closings.

                         PATRIOT SCIENTIFIC CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                            February 29,             May 31,
                                                                               2004                    2003
                                                                          ---------------        ---------------
                                                                           (Unaudited)
                        ASSETS (Notes 4 and 5)

Current assets:
         Cash and cash equivalents                                        $       240,182        $        32,663
         Marketable securities - restricted                                        17,409                     --
         Accounts receivable, net of allowance
           of  none and $10,000 for uncollectible accounts                          3,265                  3,866
         Prepaid expenses                                                          93,786                 93,030
                                                                          ---------------        ---------------

Total current assets                                                              354,642                129,559

Property and equipment, net                                                        89,674                153,530

Other assets, net                                                                  41,221                 53,220

Patents and trademarks, net of accumulated amortization of $560,680
   and $522,948                                                                   113,388                128,925
                                                                          ---------------        ---------------
                                                                          $       598,925       $       465,234
                                                                          ===============        ===============

              LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
         Secured note payable (Note 4)                                    $       635,276        $       635,276
         Current portion of convertible debentures, net of debt
         discount of
           $47,639 and $103,121 (Note 5)                                          139,861                121,879
         Secured notes payable to a related party                                 100,000                180,000
         Accounts payable                                                         237,277                397,180
         Accrued liabilities                                                      197,044                245,822
         Current portion of capital lease obligation                                7,581                  6,405
                                                                          ---------------        ---------------

Total current liabilities                                                       1,317,039              1,586,562

Convertible debentures, net of debt discount of $620,420
   and $ 709,890 (Note 5)                                                         227,080               280,110

Long term portion of capital lease obligation                                       4,483                 10,326

Commitments and contingencies (Note 7)

Stockholders' deficit: (Notes 4,5,6 and 7)
         Preferred stock, $.00001 par value; 5,000,000 shares
           authorized none outstanding                                                 --                     --
         Common stock, $.00001 par value; 400,000,000 shares
           authorized; issued and outstanding 163,357,810 and
           106,547,807                                                              1,634                 1,066
         Additional paid-in capital                                            47,743,960             44,281,210
         Accumulated deficit                                                  (48,695,271)           (45,694,040)
                                                                          ---------------        ---------------
Total stockholders' deficit                                                      (949,677)            (1,411,764)
                                                                          ---------------        ---------------
                                                                          $       598,925       $       465,234
                                                                          ===============        ===============

See accompanying summary of accounting policies and notes to unaudited consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                            Three Months Ended                          Nine Months Ended
                                                    ----------------------------------        ----------------------------------
                                                    February 29,          February 28,         February 29,         February 28,
                                                       2004                  2003                 2004                  2003
                                                    -------------        -------------        -------------        -------------
Net sales                                           $       3,384        $      41,390        $      66,584        $      86,439
                                                    -------------        -------------        -------------        -------------

Cost of sales                                                  --                6,671               10,472               18,660

Gross profit                                                3,384               34,719               56,112               67,779
                                                    -------------        -------------        -------------        -------------

Operating expenses:
     Research and development                             154,770              167,230              416,283              540,735
     Selling, general and
       administrative                                     265,325              382,372              937,927            1,446,606
                                                    -------------        -------------        -------------        -------------
                                                          420,095              549,602            1,354,210            1,987,341
                                                    -------------        -------------        -------------        -------------
Operating loss                                           (416,711)            (514,883)          (1,298,098)          (1,919,562)
                                                    -------------        -------------        -------------        -------------

Other income (expenses):
     Gain on sale of technology                                --                   --               75,500                   --
     Unrealized loss on marketable securities             (27,357)                  --              (50,591)                  --
     Interest income                                           --                    3                   --                  188
     Interest expense                                    (531,826)            (327,781)          (1,728,042)            (944,016)
                                                    -------------        -------------        -------------        -------------
                                                         (559,183)            (327,778)          (1,703,133)            (943,828)
                                                    -------------        -------------        -------------        -------------
Net loss                                            $    (975,894)       $    (842,661)       $  (3,001,231)       $  (2,863,390)
                                                    =============        =============        =============        =============

Basic and diluted loss
  per common share                                  $       (0.01)       $       (0.01)       $       (0.02)       $       (0.03)
                                                    =============        =============        =============        =============

Weighted average number of
  common shares outstanding
  during the period (Note 1)                          147,831,481           91,726,851          130,404,446           85,711,345
                                                    =============        =============        =============        =============

See accompanying summary of accounting policies and notes to unaudited consolidated financial statements.

                         PATRIOT SCIENTIFIC CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                                              Nine Months Ended
                                                                   --------------------------------------
                                                                   February 29, 2004    February 28, 2003
                                                                   -----------------    -----------------
Decrease in Cash and Cash Equivalents
Operating activities:
     Net loss                                                          $(3,001,231)       $(2,863,390)
     Adjustments to reconcile net loss
       to cash used in operating activities:
      Amortization and depreciation                                        101,588            155,875
        Provision for doubtful accounts                                         --              4,000
        Non-cash interest expense related to convertible
         debentures, notes payable and warrants                          1,622,266            837,341
     Gain on sale of technology                                            (75,500)                --
     Unrealized loss on marketable securities                               50,591                 --
     Common stock issued for services and litigation settlements            45,050            148,800
      Changes in:
       Accounts receivable                                                 (20,679)           (13,025)
       Prepaid expenses and other assets                                    11,243            177,515
       Accounts payable and accrued liabilities                            (98,267)            59,294
                                                                   --------------------------------------

Net cash used in operating activities                                   (1,364,939)        (1,493,590)
                                                                   --------------------------------------

Investing activities:
     Proceeds from sale of technology                                        7,500                 --
     Purchase of property, equipment and patents                           (22,195)           (51,761)
                                                                   --------------------------------------

Net cash used for investing activities                                     (14,695)           (51,761)
                                                                   --------------------------------------


Financing activities:
     Proceeds from the issuance of short term notes payable                 10,000            180,000
     Proceeds from the issuance of convertible debentures                1,460,000          1,184,500
     Proceeds from the issuance of common stock                             50,440            114,850
     Principal payments for capital lease obligations                       (4,667)            (3,728)
     Proceeds from sales of accounts receivable                             21,280             11,877
     Proceeds from exercise of common stock warrants                        50,100                 --
                                                                   --------------------------------------

Net cash provided by financing activities                                1,587,153          1,487,499
                                                                   --------------------------------------


Net increase (decrease) in cash and cash equivalents                       207,519            (57,852)

Cash and cash equivalents, beginning of period                              32,663             88,108
                                                                   --------------------------------------


Cash and cash equivalents, end of period                               $   240,182        $    30,256
                                                                   ======================================


Supplemental Disclosure of Cash Flow Information:

     Cash payments for interest                                        $    16,568        $    12,301
     Common stock issued on conversion of debentures,
       notes payable and accrued interest                              $ 1,729,706        $   391,990
     Debt discount                                                     $ 1,247,500        $ 1,403,815
                                                                   ======================================


         See accompanying summary of accounting policies and notes to unaudited consolidated financial statements.

                         PATRIOT SCIENTIFIC CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


1.    BASIS OF PRESENTATION

The consolidated financial statements of Patriot Scientific Corporation ("Patriot") presented herein have been prepared pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-QSB and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America. These statements should be read in conjunction with our audited consolidated financial statements and notes thereto included in Form 10-K for the year ended May 31, 2003.

In the opinion of management, the interim consolidated financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. Operating results for the three and nine month periods are not necessarily indicative of the results that may be expected for the year.

LOSS PER SHARE

We follow Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." Under SFAS No. 128, basic loss per share is calculated as loss available to common stockholders divided by the weighted average number of common shares outstanding. Diluted loss per share is calculated as net loss divided by the diluted weighted average number of common shares. The diluted weighted average number of common shares is calculated using the treasury stock method for common stock issuable pursuant to outstanding stock options and common stock warrants. Common stock options and warrants of 110,421,606 and 55,684,705 for the three and nine months ended February 29, 2004 and February 28, 2003, respectively, were not included in diluted loss per share for the periods as the effect was antidilutive due to our recording losses in each of those periods. See Notes 5 and 7 for discussion of commitments to issue additional shares of common stock and warrants.

STOCK OPTIONS

The Company applies Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, compensation cost has been recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

SFAS No. 123, "Accounting for Stock-Based Compensation," and SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and disclosure," require the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


option at the grant date by using the Black-Scholes option-pricing model. SFAS No. 148 also provides for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company has elected to continue to account for stock based compensation under APB No. 25.

The Company applies SFAS No. 123 in valuing options granted to consultants and estimates the fair value of such options using the Black-Scholes option-pricing model. The fair value is recorded as consulting expense as services are provided. Options granted to consultants for which vesting is contingent based on future performance are measured at their then current fair value at each period end, until vested. Under the accounting provisions for SFAS No. 123, the Company's net loss per share would have been increased by the pro forma amounts indicated below:

                                         Three Months Ended                     Nine Months Ended
                                   ------------------------------        ------------------------------
                                   February 29,       Februry 28,        February 29,       Februry 28,
                                      2004                2003               2004               2003
                                   -----------        -----------        -----------        -----------
Net loss as reported               $  (975,894)       $  (842,661)       $(3,001,231)       $(2,863,390)
Compensation expense                    (2,000)           (27,500)          (152,074)          (253,823)
                                   -----------        -----------        -----------        -----------

Net loss pro forma                 $  (977,894)       $  (870,161)       $(3,153,305)       $(3,117,213)
                                   ===========        ===========        ===========        ===========

As reported per share
      Basic and diluted loss       $     (0.01)       $     (0.01)       $     (0.02)       $     (0.03)
                                   ===========        ===========        ===========        ===========

Pro forma per share
      Basic and diluted loss       $     (0.01)       $     (0.01)       $     (0.02)       $     (0.04)
                                   -----------        -----------        -----------        -----------


SALE OF ACCOUNTS RECEIVABLE

We follow SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," a replacement of SFAS No. 125. SFAS No. 140 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A $400,000 factoring line we established with a bank enables us to sell selected accounts receivable invoices to the bank with full recourse against us. These transactions qualify for a sale of assets since (1) we have transferred all of our rights, title and interest in the selected accounts receivable invoices to the bank, (2) the bank may pledge, sell or transfer the selected accounts receivable invoices, and (3) we have no effective control over the selected accounts receivable invoices since we are not entitled to or obligated to repurchase or redeem the invoices before their maturity and we do not have the ability to unilaterally cause the bank to return the invoices. Under SFAS No.140, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. During the first nine months of fiscal 2004, we sold $26,600 of our accounts receivable to a bank under the

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


factoring agreement for $21,280. Pursuant to the provisions of SFAS No. 140, we reflected the transactions as sales of assets and established a receivable from the bank for the retained amount less the costs of the transactions and less any anticipated future loss in the value of the retained asset. The retained amount was equal to 20% of the total accounts receivable invoices sold to the bank less 1% of the total invoices as an administrative fee and 1.75% per month of the total outstanding accounts receivable invoices as a finance fee. The estimated future loss reserve for each receivable included in the estimated value of the retained asset was based on the payment history of the accounts receivable customer. At February 29, 2004, there were no accounts receivable invoices outstanding under the factoring line and $400,000 was available for future factoring of accounts receivable invoices.

2.    RECENT ACCOUNTING PRONOUNCEMENTS

In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this statement did not impact our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of this statement did not impact our financial position or results of operations.

3.    CONTINUED EXISTENCE AND MANAGEMENT'S PLAN

Our consolidated financial statements are presented on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our ability to continue as a going concern is contingent upon our obtaining sufficient financing to sustain our operations. We incurred a net loss of $3,001,231, $3,888,299 and $5,487,051 and negative cash flow from operations of $1,375,292, $1,885,762 and $3,632,534 in the nine months ended February 29, 2004 and the years ended May 31, 2003 and 2002, respectively. At February 29, 2004, we had deficit working capital of $962,397 and cash and cash equivalents of $240,182. We have historically funded our operations primarily through the issuance of securities and debt

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


financings. Cash and cash equivalents increased $207,519 during the nine months ended February 29, 2004.

We estimate our current cash requirements to sustain our operations for the next twelve months through February 2005 to be $2.1 million. Since we are no longer supporting the communications product line, we are assuming that there will be no communications product revenue. We have a note payable to Swartz Private Equity, LLC ("Swartz") of $635,276 at February 29, 2004 which is due March 1, 2004. We also have convertible debentures with a group of investors as of February 29, 2004 aggregating $847,500 and advances of $187,500 on a convertible debenture that closed subsequent to February 29, 2004. At the option of the debenture holders, they may purchase additional debentures up to $1 million at any time during the next two years as long as the price of our common stock is in excess of $0.20 per share. During the first nine months ended February 29, 2004, we obtained $50,440 from the sale of equity to several private investors, $50,100 from the exercise of warrants and $10,000 from short term notes entered into with a related party. Subsequent to February 29, 2004, we obtained additional advances of $128,000 towards the issuance of a future convertible debenture and $51,600 from the exercise of a warrant.

If the optional amounts under the convertible debentures are not raised in sufficient amounts, then we may not have funds sufficient to meet our cash requirements. In such circumstances, we may need to secure additional short-term debt, private placement debt and/or equity financings with individual or institutional investors. In addition, we may need to make additional cost reductions if our cash requirements cannot be met from external sources. We expect that the $2.1 million requirement will be provided by:

      o     additional debt and/or equity financings; and

      o proceeds from the exercise of outstanding stock options and warrants.

In addition, we have formulated additional cost reduction plans which can be implemented if the required funds are not obtainable. As of February 29, 2004, we also have remaining $400,000 under an accounts receivable factoring agreement with our bank.

We anticipate our future revenue to be derived primarily from the sale of licenses and royalties. To receive this revenue, we may require additional equipment, fabrication, components and supplies during the next twelve months to support potential customer requirements and further develop our technologies. Product introductions such as those currently underway for the Ignite I may require significant product launch, marketing personnel and other expenditures that cannot be currently estimated. Further, if expanded development is commenced or new

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


generations of microprocessor technology are accelerated beyond current plans, additional expenditures we cannot currently estimate, may be required. It is possible therefore, that higher levels of expenditures may be required than we currently contemplate resulting from changes in development plans or as required to support new developments or commercialization activities or otherwise.

If we are unable to obtain the necessary funds, we could be forced to substantially curtail or cease operations which would have a material adverse effect on our business. Further, there can be no assurance that required funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on our existing shareholders. As such, there is substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue as a going concern.

4.    SECURED NOTE PAYABLE

On March 12, 2002, we replaced and superceded a previously issued Secured Promissory Note with Swartz with an Amended Secured Promissory Note and Agreement with an effective date of October 9, 2001 and an Addendum to Amended Secured Promissory Note dated March 12, 2002. The amended note, which originally was to mature on April 9, 2003, was extended to March 1, 2004 and amounts outstanding under the note bear interest at the rate of 5% per annum. Per the addendum to the amended note, principal and interest payments were deferred until March 1, 2004. In March 2004, the note and accrued interest were converted into a new 8% convertible debenture.

As part of the consideration for entering into the above amended note, we agreed to issue warrants to Swartz related to each advance against the note. In connection with each advance, we issued to Swartz a warrant to purchase a number of shares of common stock equal to the amount of the advance multiplied by 8.25 at an initial exercise price equal to the lesser of (a) the factor of the average of the volume weighted average price per share, as defined by Bloomberg L.P., for each trading day in the period beginning on the date of the previous advance and ending on the trading day immediately preceding the date of the current advance multiplied by .70 or (b) the volume weighted average price per share minus $0.05. In addition, we were obligated under the addendum to the note to issue to Swartz warrants equal to 20% of the common stock issued between March 12, 2002 and April 1, 2003 and we are obligated under the antidilution agreement to issue to Swartz warrants equal to 30% of the common stock issued subsequent to April 1, 2003 to any parties other than Swartz. In addition, we agreed to extend the expiration date to December 31, 2006 on certain warrants that were to expire previous to December 31, 2006. In exchange for these concessions, Swartz agreed to extend the due date to March 1, 2004 on a note for $635,276 net of accrued interest and unreserved 20,007,350 shares that have been reserved for the exercise of warrants for a period the sooner of 1) March 19, 2004, 2) 90 days after the date on which our common stock exceeds $0.375 for 10 consecutive trading days, or 3) or the approval by our shareholders of an increase in the authorized shares to at least 400,000,000 common shares. Our

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


shareholders approved the increase in authorized common shares at our annual shareholders meeting held on October 16, 2003 and, accordingly, the 20,007,350 shares were again reserved as of that date.

As of February 29, 2004 we issued warrants to purchase up to 23,045,997 shares of our common stock in accordance with the amended note agreements and antidilution agreement. The warrants issued were valued using the Black-Scholes pricing model based on the expected fair value at issuance and the estimated fair value was also recorded as debt discount.

The note is secured by our assets.

All debt discounts were amortized as additional interest expense over the term of the note payable. As of February 29, 2004, $1,107,238 had been reflected as debt discount which was amortized to interest expense during the previous fiscal years.

Advances against the note                                           $ 1,790,000
Less amount applied against $30 million equity line of credit          (227,800)
Less amount applied against $25 million equity line of credit          (926,924)
                                                                        635,276

Less debt discount

         Total                                        1,107,238
         Amount amortized to expense                 (1,107,238)            --
                                                    -----------     -----------

Note payable at February 29, 2004                                   $   635,276


On November 9, 2001, an offset of $227,800 from the sale of 2,500,000 shares of common stock was applied against the final put under a $30 million equity line of credit.

On May 30, 2002, an offset of $926,924 from the sale of 14,100,000 shares of common stock was applied against the first and only put under the $25 million equity line of credit discussed below.

5.    CONVERTIBLE DEBENTURES

OVERVIEW. From April 23, 2002 through February 29, 2004, we sold an aggregate of $3,212,500 of 8% convertible debentures and $75,000 of short term convertible debentures at an interest rate of 12% to a group of eleven investors. In addition, at February 29, 2004, we have received advances totaling $187,500 against a convertible debenture that closed subsequent to the quarter. The convertible debentures entitle the debenture holder to convert the principal and unpaid accrued interest into our common stock for two years from the date of closing. In addition, the debenture holders received warrants exercisable into a number of our common shares.

NUMBER OF SHARES DEBENTURES MAY BE CONVERTED INTO. The debentures can be converted into a number of our common shares at conversion prices that initially equaled $0.0172 to $0.10289 per share.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


RESETS OF CONVERSION PRICE AND CONVERSION SHARES. A reset date occurs on each three month anniversary of the closing date of each debenture and on the date the registration statement becomes effective, October 29, 2002 for the first $1,000,000 of principal, March 7, 2003 for the second $605,000 of principal, June 26, 2003 for the third $510,000 of principal and November 18, 2003 for the fourth $472,500 of principal. If the volume weighted average price for our common stock for the ten days previous to the reset date is less than the conversion price in effect at the time of the reset date, then the number of common shares issuable to the selling shareholder on conversion will be increased. If the conversion price is reset, the debenture can be converted into a number of our common shares based on the following calculation: the amount of the debenture plus any unpaid accrued interest divided by the reset conversion price which shall equal the volume weighted average price for our common stock for the ten days previous to the reset date. On October 29, 2002, the date the registration statement for the first $1,000,000 of principal became effective, the conversion prices were reset to $0.04457 from initial conversion prices ranging from $0.08616 to $0.10289. On March 7, 2003, the date the registration statement for the second $605,000 of principal became effective, the conversion prices were reset to $0.04722 from initial conversion prices ranging from $0.05126 to $0.0727. On June 26, 2003, the date the registration statement for the third $510,000 of principal became effective, the conversion prices for debentures with initial conversion prices of $0.065 were reset to $0.06346. On November 18, 2003, the date the registration statement for the fourth $472,500 of principal became effective, the conversion prices for debentures with initial conversion prices of $0.048 were reset to $0.0477.

WARRANTS. Concurrent with the issuance of the convertible debentures, we issued to the debenture holders warrants to purchase up to 75,004,544 shares of our common stock. These warrants are exercisable for five years from the date of issuance at initial exercise prices equal to a negotiated price or 115% of the volume weighted average price for our common stock for the ten days previous to the debenture date. The warrant exercise price is subject to being reset on each six month anniversary of its issuance. During the nine months ended February 29, 2004, warrants to purchase 4,102,431 shares of common stock were exercised at prices ranging from $0.0375 to $0.04 per share.

OPTIONS TO PURCHASE ADDITIONAL DEBENTURES. Subject to the price of our common stock being equal to or greater than $0.20 per share and a two year limitation, the debenture holders may purchase additional debentures equal to the value of their initial debentures. The price at which the optional additional debentures could be converted would initially equal 115% of the volume weighted average price for our common stock for the ten days previous to the date on which the optional additional debentures were closed. The optional additional debentures would carry the same warrant amounts and reset privileges as the initial debentures.

SHAREHOLDER APPROVAL. We may currently issue more than 20% of our outstanding shares under the convertible debentures. If we become listed on the NASDAQ Small Cap Market or NASDAQ National Market, then we must get shareholder approval to issue more than 20% of our outstanding shares. Since we are currently a bulletin board company, we do not need shareholder approval.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


RESTRICTIVE COVENANTS. For a period of 18 months from the date of the debentures, we are prohibited from certain transactions. These include the issuance of any debt or equity securities in a private transaction which are convertible or exercisable into shares of common stock at a price based on the trading price of the common stock at any time after the initial issuance of such securities; the issuance of any debt or equity securities with a fixed conversion or exercise price subject to adjustment; and any private equity line type agreements without obtaining the debenture holders' prior written approval.

RIGHT OF FIRST REFUSAL. The debenture holders have a right of first refusal to purchase or participate in any equity securities offered by us in any private transaction which closes on or prior to the date that is two years after the issue date of each debenture.

REGISTRATION RIGHTS. We are responsible for registering the resale of the shares of our common stock which will be issued on the conversion of the debentures. On October 29, 2002, a registration statement covering the first $1,000,000 of debentures was declared effective by the Securities and Exchange Commission. On March 7, 2003, a registration statement covering the second $605,000 of debentures was declared effective by the Securities and Exchange Commission. On June 26, 2003, a registration statement covering the third $510,000 of debentures was declared effective by the Securities and Exchange Commission. On November 18, 2003, a registration statement covering the fourth $547,500 of debentures was declared effective by the Securities and Exchange Commission.

The convertible debentures are secured by our assets.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Convertible debentures issued since April 23, 2002                             $ 3,475,000

Less amounts converted to common stock                                          (2,440,000)
                                                                               -----------
                                                                                 1,035,000

Less debt discount                                                                (668,059)
                                                                               -----------
Convertible debentures at February 29, 2004                                        366,941
Less current portion                                                               139,861
                                                                               -----------
Long term portion                                                              $   227,080
                                                                               ===========


Maturity dates of outstanding convertible debentures
  June 10, 2004                                                                $    25,000
  October 29, 2004                                                                 132,500
  April 15, 2005                                                                    10,000
  August 1, 2005                                                                    25,000
  September 30, 2005                                                                30,000
  December 1, 2005                                                                  25,000
  January 23, 2006                                                                 275,000
  February 2, 2006                                                                 325,000
  Advances against a debenture issued subsequent to February 29, 2004              187,500
                                                                               -----------
                                                                               $ 1,035,000
                                                                               ===========


6.    INVESTMENT AGREEMENT

$25 MILLION EQUITY LINE OF CREDIT AGREEMENT

Overview. On September 17, 2001, we entered into an investment agreement with Swartz. The investment agreement entitled us to issue and sell our common stock to Swartz for up to an aggregate of $25 million from time to time during a three-year period following the effective date of the registration statement. This is also referred to as a put right. We filed a registration statement on Form S-1 on October 11, 2001 that was declared effective on November 5, 2001 for 15,000,000 shares of our common stock which we issued to Swartz during the fiscal year ended May 31, 2002. There remains approximately $24 million available under this line conditioned on us filing one or more additional registration statements. As of February 29, 2004, we have not filed a statement requesting the registration of additional shares to put to Swartz under the $25 million equity line of credit.

Put Rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the common shares which may be issued as a consequence of the invocation of that put right. Additionally, we must give at least ten but not more than twenty business days advance notice to Swartz of the date on which we intend to exercise a particular put right, and we must indicate the number of shares of common stock we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $3 million) which we will sell to Swartz during the put and/or a minimum purchase price per common share at which Swartz may purchase shares during the put. The number of common shares sold to Swartz may not exceed 20% of the aggregate daily reported trading volume during each of two consecutive ten business day periods beginning on the business day immediately following the day we invoked the put right.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


The price Swartz will pay for each share of common stock sold in a put is equal to the lesser of (i) the market price for each of the two consecutive ten business day periods beginning on the business day immediately following the day we invoked the put right minus $0.10, or (ii) X percent of the market price for each of the two ten day periods, where, X is equal to 90% if the market price is below $2.00 and 93% if market price is equal to or greater than $2.00. Market price is defined as the lowest closing bid price for the common stock during each of the two consecutive ten business day periods. However, the purchase price may not be less than the designated minimum per share price, if any, that we indicated in our notice.

Limitations and Conditions Precedent to Our Put Rights. We may not initiate a put if, as of the proposed date of such put:

o we have issued shares of our common stock that have been paid for by Swartz and the amount of proceeds we have received is equal to the maximum offering amount;

o the registration statement covering the resale of the shares becomes ineffective or unavailable for use;

o our common stock is not actively trading on the OTC Bulletin Board, the Nasdaq Small Cap Market, the Nasdaq National Market, the American Stock Exchange, or the New York Stock Exchange, or is suspended or delisted with respect to the trading on such market or exchange.

If any of the following events occur during the pricing period for a put, the volume accrual shall cease. For the put, the pricing period shall be adjusted to end 10 business days after the date that we notify Swartz of the event, and any minimum price per share we specified shall not apply to the put:

      o we have announced or implemented a stock split or combination of our common stock between the advanced put notice date and the end of the pricing period;

      o we have paid a common stock dividend or made any other distribution of our common stock between the advanced put notice date and the end of the pricing period;

      o we have made a distribution to the holders of our common stock or of all or any portion of our assets or evidences of indebtedness between the put notice date and the end of the pricing period;

      o we have consummated a major transaction (including a transaction, which constitutes a change of control) between the advance put notice date and the end of the pricing period, the registration statement covering the resale of the shares becomes ineffective or unavailable for use, or our stock becomes delisted for trading on our then primary exchange; or

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


      o we discover the existence of facts that cause us to believe that the registration statement contains an untrue statement or omits to state a material fact.

Short Sales. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless they have received a put notice and the amount of shares involved in a short sale does not exceed the number of shares specified in the put notice.

Shareholder Approval. We may currently issue more than 20% of our outstanding shares under the investment agreement. If we become listed on the Nasdaq Small Cap Market or Nasdaq National Market, then we must get shareholder approval to issue more than 20% of our outstanding shares. Since we are currently a bulletin board company, we do not need shareholder approval.

Termination of Investment Agreement. We may also terminate our right to initiate further puts or terminate the investment agreement by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the investment agreement or any related agreement.

Restrictive Covenants. During the term of the investment agreement and for a period of two months thereafter, we are prohibited from certain transactions. These include the issuance of any debt or equity securities in a private transaction which are convertible or exercisable into shares of common stock at a price based on the trading price of the common stock at any time after the initial issuance of such securities or with a fixed conversion or exercise price subject to adjustment without obtaining Swartz's prior written approval.

Right of First Refusal. Swartz has a right of first refusal to purchase any variable priced securities offered by us in any private transaction which closes on or prior to two months after the termination of the investment agreement and a right of participation for any equity securities offered by us in any private transaction which closes on or prior to two months after the termination of the investment agreement.

Swartz's Right of Indemnification. We are obligated to indemnify Swartz (including their stockholders, officers, directors, employees and agents) from all liability and losses resulting from any misrepresentations or breaches we made in connection with the investment agreement, our registration rights agreement, other related agreements, or the registration statement.

Waiver and Agreement. On March 12, 2002, we entered into an amended waiver and agreement with Swartz which replaced and superseded all previous waivers and agreements. This amended waiver and agreement extended the time of the put beyond twenty days and redefined the price of the put to be the lesser of the factor of (a) the volume weighted average price per share, as defined by Bloomberg L.P., for each day of the put multiplied by .70 or (b) the volume weighted average price per share minus $0.05 multiplied by 20% of the acceptable daily volume as defined in the waiver. At the discretion of Swartz, the 20% daily volume limitation could be increased up to 30% of the daily volume. In addition, the amended waiver and agreement increased the intended put

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


share amount for the first put to 14,100,000 shares, which is the total number of shares we had registered so far under the $25 million equity line of credit. On May 30, 2002 we closed the first put under the $25 million equity line of credit by applying the proceeds of $926,924 to the secured note payable discussed in Note 4.

Warrants. In connection with closing the $25 million equity line of credit, we issued to Swartz a commitment warrant to purchase 900,000 shares of our common stock. This warrant was valued on the issuance date using the Black-Scholes pricing model and the value was recorded as a debt discount.

7.    STOCKHOLDERS' DEFICIT

The following table summarizes equity transactions during the nine months ended February 29, 2004:

                                                 Common
                                                  Shares           Dollars
                                               -----------       -----------
Balance June 1, 2003                           106,547,807       $44,282,276

Sale of common stock                             1,801,752            50,440
Exercise of common stock warrants                4,102,431           160,807
Stock issued on conversion of
  debentures and accrued interest               49,905,820         1,729,705
Stock issued for services                        1,000,000            45,052
Non-cash interest and debt discount
  related to warrants and debentures                    --         1,477,314
                                               -----------       -----------

Balance February 29, 2004                      163,357,810       $47,745,594
                                               ===========       ===========



STOCK OPTIONS

At February 29, 2004, we had 17,500 options outstanding pursuant to our 1992 ISO Stock Option Plan exercisable at $1.325 per share expiring in 2005; 50,000 options outstanding pursuant to our 1992 NSO Stock Option Plan exercisable at $1.325 per share expiring in 2005; 2,026,500 options outstanding pursuant to our 1996 Stock Option Plan exercisable at a range of $0.0425 to $1.325 per share expiring beginning in 2004 through 2008; 2,960,000 options outstanding pursuant to our 2001 Stock Option Plan exercisable at a range of $0.0425 to $0.69 per share expiring beginning in 2004 through 2008; and 1,635,000 options outstanding pursuant to our 2003 Stock Option Plan exercisable at a range of $0.0345 to $0.05 per share expiring in 2008.

Some of the options outstanding under these plans are not presently exercisable and are subject to meeting vesting criteria.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


WARRANTS

At February 29, 2004, we had warrants outstanding exercisable into 103,732,606 common shares at exercise prices ranging from $0.0172 to $0.65 per share expiring beginning in 2004 through 2009. During the nine months ended February 29, 2004, we issued warrants to purchase 48,842,569 shares of common stock of which 29,892,570 are subject to repricings at the six month anniversary of the issuance of the warrant. For warrants issued in conjunction with the 8% convertible debentures, at each anniversary date the warrants will be repriced to the lesser of the initial exercise price or the volume weighted average price for our common stock for the ten days previous to the reset date. For warrants issued in junction with the equity lines of credit and snap shot warrants, at each anniversary date the warrants will be repriced to the lesser of the initial exercise price or 110% of the lowest closing bid price of our common stock for the five trading days ending on such six month anniversary date. During the nine months ended February 29, 2004, warrants to purchase 42,349,980 shares of common stock with initial or reset exercise prices ranging from $0.0451 to $0.0715 have been repriced to exercise prices ranging from $0.0363 to $0.05033.

During the nine months ended February 29, 2004, we issued to Swartz snap shot warrants exercisable for five years into 4,802,285 common shares at exercise prices ranging from $0.0436 to $0.046 per share. The snap shot warrants were issued under an agreement with Swartz whereby we will issue to Swartz warrants to purchase common shares equal to 30% of any common stock or warrants we issue to parties other than Swartz or their affiliates after April 1, 2003.

During the nine months ended February 29, 2004, a warrants to purchase 4,102,431 shares of common stock were exercised at prices which were lower than the reset price at the time of exercise. The difference between the exercise prices and the reset prices, $46,163, was recorded during the nine months ended February 29, 2004 as additional interest expense.

COMMON STOCK

During the nine months ended February 29, 2004, we sold to a group of individual private investors a total of 1,801,752 shares of common stock at prices ranging from $0.025 to $0.034 for an accumulated total of $50,440. The investors have agreed to hold these shares for a minimum of one year.

8.    RELATED PARTY TRANSACTION

During the nine months ended February 29, 2004, we sold services totaling $25,352 to a company owned by one of our officers.

===========================================================  ========================================================

Until the completion of the resale of the common stock included in this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.
This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments The Resale of or subscriptions.


                                                                                      90,712,470 Shares
                                                                                             of
                     Table of Contents                                                   Common Stock
                                                                                         Offered by
Prospectus Summary ..................... 5                                           Selling Shareholders
Risk Factors ........................... 8
Plan of Distribution ...................14
Selling Shareholders....................15
The Company.............................17
Use of Proceeds.........................31
Litigation..............................31
Management's Discussion and                                                           PATRIOT SCIENTIFIC
Analysis of Financial Condition.........32                                               CORPORATION
Changes in Accountants..................39
Management..............................40
Principal Shareholders..................46
Certain Transactions....................48
Trading Market and Related Matters .....49

Description of Securities...............50                                                 PROSPECTUS
Legal Matters...........................51
Experts ............................... 51
Index to Financial Statements...........F-1

                                                                             Subject to Completion, May 21, 2004


======================================================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Pursuant to the Company's Certificate of Incorporation, and as permitted by Section 145 of the General Corporation Law of Delaware, the Company may indemnify its directors and officers under certain circumstances against reasonable expenses (including court costs and attorney's fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and the Company has the financial ability to honor the indemnity.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:


----------------------------------------------------------------------------
Registration Fee - Securities and Exchange Commission.......      $  1,178
----------------------------------------------------------------------------
Printing and Engraving......................................         1,000*
----------------------------------------------------------------------------
Legal Fees and Expenses.....................................        15,000*
----------------------------------------------------------------------------
Accounting Fees.............................................        15,000*
----------------------------------------------------------------------------
Blue Sky Fees and Expenses..................................         1,000*
----------------------------------------------------------------------------
         Total..............................................       $33,178*
----------------------------------------------------------------------------

          * Estimated


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         We offered and sold the following common stock, either for cash or in consideration of services rendered as indicated below, and common stock warrants without registration under the Securities Act of 1933, as amended, and exemption for such sales from registration under the Act is claimed in reliance upon the exemption provided by Section 4(2) thereof on the basis that such offers and sales were transactions not involving any public offering. Appropriate precautions against transfer have been taken, including the placing of a restrictive legend on all certificates evidencing such securities. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

COMMON STOCK

                                                   NUMBER
                                                      OF             AGGREGATE      PURCHASE PRICE PER
           NAME                 DATE OF SALE        SHARES        PURCHASE PRICE         SHARE
---------------------------------------------------------------------------------------------------------------
Robert Crawford             January 22, 2002          400,000       $  34,000       $0.08       Cash
William Crawford            January 22, 2002          400,000       $  34,000       $0.08       Cash
iCapital                    January 25, 2002        1,000,000       $  90,000       $0.09       Services
Robert Crawford            September 24, 2002       1,000,000       $  25,000       $0.03       Cash
REC Music Foundation       September 24, 2002         600,000       $  15,000       $0.03       Cash
Donald Logo                 October 28, 2002          166,000       $   5,000       $0.03       Cash
Red Oak Inc.                October 28, 2002          166,000       $   5,000       $0.03       Cash
Donald Logo                 December 6, 2002          111,111       $   5,000       $0.04       Cash
Red Oak Inc.                December 6, 2002          111,111       $   5,000       $0.04       Cash
Don Riley                   December 9, 2002          118,889       $   5,350       $0.04       Cash
Greg Erickson              December 16, 2002          100,000       $   5,000       $0.05       Cash
Dean Gullick               December 19, 2002          102,459       $   5,000       $0.05       Cash
Robert Vincent             December 19, 2002           61,475       $   3,000       $0.05       Cash
John Laws                   January 21, 2003           98,039       $   5,000       $0.05       Cash
REC Music Foundation        February 3, 2003          400,000       $  12,000       $0.03       Cash
John Castellano             February 3, 2003          138,889       $   5,000       $0.04       Cash
Lyle Armstrong              February 7, 2003          125,000       $   4,500       $0.04       Cash
Lyle Armstrong             February 13, 2003           88,889       $   3,000       $0.03       Cash
Red Oak Inc.               February 13, 2003           59,259       $   2,000       $0.03       Cash
Orrin Noling               February 24, 2003          162,338       $   5,000       $0.03       Cash
Michael Korbiak              March 3, 2003            155,807       $   5,500       $0.04       Cash
Lyle Armstrong               August 1, 2003            44,118       $   1,500       $0.03       Cash
Red Oak Inc.                 August 1, 2003            44,118       $   1,500       $0.03       Cash
Red Oak Inc.                August 20, 2003           100,000       $   3,000       $0.03       Cash
REC Music Foundation        August 26, 2003         1,000,000       $  25,000       $0.03       Cash
Red Oak Inc.               September 16, 2003          64,516       $   2,000       $0.03       Cash
Dean Gullick               September 23, 2003         181,333       $   5,440       $0.03       Cash
Lydon Inc.                 September 30, 2003          67,667       $   2,000       $0.03       Cash
Red Oak Inc.                October 31, 2003          100,000       $   3,300       $0.03       Cash
Red Oak Inc.               November 25, 2003          100,000       $   3,300       $0.03       Cash
Red Oak Inc.                January 27, 2004          100,000       $   3,400       $0.03       Cash
Hawk Associates, Inc        January 5, 2004           700,000       $  30,252       $0.04       Services
Hawk Associates, Inc        February 3, 2004          300,000       $  14,800       $0.05       Services
Hawk Associates, Inc         April 21, 2004           126,496       $  14,800       $0.12       Services

                                                        NUMBER        INITIAL
                                                          OF          EXERCISE          EXPIRATION
           NAME               DATE OF ISSUANCE          SHARES     PRICE PER SHARE         DATE
-------------------------------------------------------------------------------------------------------
Silicon Valley Finance             May 15, 2001          25,000       $0.65000           May 15, 2006
Dian Griesel                    August 14, 2001         150,000       $0.40000        August 14, 2006
Swartz Private Equity           October 9, 2001         719,400       $0.04510          April 1, 2011
Swartz Private Equity          October 23, 2001       1,031,250       $0.03850          April 1, 2011
Swartz Private Equity          November 2, 2001         412,500       $0.04400          April 1, 2011
Swartz Private Equity          November 5, 2001         618,750       $0.05500          April 1, 2011
Swartz Private Equity          November 9, 2001       2,125,000       $0.07150          April 1, 2011
Swartz Private Equity         November 19, 2001         825,000       $0.06600          April 1, 2011
Swartz Private Equity          December 3, 2001       1,031,250       $0.06380          April 1, 2011
Swartz Private Equity         December 17, 2001       1,031,250       $0.06490          April 1, 2011
Swartz Private Equity         December 28, 2001         825,000       $0.05940          April 1, 2011
Swartz Private Equity          January 14, 2002       1,237,500       $0.05720          April 1, 2011
Swartz Private Equity          January 28, 2002         825,000       $0.05390          April 1, 2011
Swartz Private Equity         February 12, 2002         618,750       $0.04760          April 1, 2011
Swartz Private Equity         February 15, 2002         206,250       $0.04510          April 1, 2011
Swartz Private Equity         February 25, 2002         618,750       $0.04400          April 1, 2011
Swartz Private Equity            March 12, 2002       1,650,000       $0.04840          April 1, 2011
Swartz Private Equity            March 25, 2002       1,237,500       $0.03300          April 1, 2011
Lincoln Ventures                 April 23, 2002       2,514,809       $0.04685          April 1, 2011
Lincoln Ventures                  June 10, 2002       7,674,853       $0.06422          April 1, 2011
Charles Moore                     June 10, 2002         333,689       $0.06422          June 10, 2007
Victor Gabourel                   June 10, 2002         333,689       $0.06422          June 10, 2007
James Zolin                       June 10, 2002         333,689       $0.06422          June 10, 2007
Richard Daniels                   June 10, 2002         333,689       $0.06422          June 10, 2007
Swartz Private Equity              July 1, 2002         635,318       $0.05400          April 1, 2011
Gloria Felcyn, TEE              August 23, 2002       2,767,674       $0.04381        August 23, 2007
Swartz Private Equity           October 1, 2002       1,294,013       $0.04000          April 1, 2011
Cliff Koerner                  October 29, 2002         448,732       $0.05126       October 29, 2007
Frederick Feck, Trustee        October 29, 2002         560,915       $0.05126       October 29, 2007
Stan Caplan                    October 29, 2002         560,915       $0.05126       October 29, 2007
Dan Nunes                      October 29, 2002         280,458       $0.05126       October 29, 2007
Leo Correia                    October 29, 2002         280,458       $0.05126       October 29, 2007
Victor Gabourel                October 29, 2002         560,915       $0.05126       October 29, 2007
Richard Daniels                October 29, 2002         560,915       $0.05126       October 29, 2007
Cliff Koerner                  October 29, 2002         560,915       $0.05126       October 29, 2007
James Zolin                    October 29, 2002         224,366       $0.05126       October 29, 2007
Lincoln Ventures              December 16, 2002       1,428,571       $0.06233          April 1, 2011
Swartz Private Equity           January 1, 2003       2,804,719       $0.05400          April 1, 2011
Lincoln Ventures               January 24, 2003       3,000,000       $0.05444          April 1, 2011
Lincoln Ventures                 March 24, 2003       3,963,414       $0.04100          April 1, 2011
Swartz Private Equity             April 1, 2003         621,512       $0.04080          April 1, 2011
Lincoln Ventures                 April 15, 2003         222,222       $0.04500          April 1, 2011
Lincoln Ventures                   May 20, 2003       2,884,615       $0.06500          April 1, 2011
Lincoln Ventures                   June 9, 2003       2,307,692       $0.06500          April 1, 2011
Hawk Associates                   June 16, 2003         200,000       $0.06000          June 16, 2008
Swartz Private Equity              July 1, 2003         193,333       $0.05720          April 1, 2011
James Zolin                      August 1, 2003         520,833       $0.04800         August 1, 2008
Victor Gabourel                  August 1, 2003         520,833       $0.04800         August 1, 2008
Richard Daniels                  August 1, 2003         520,833       $0.04800         August 1, 2008
Lincoln Ventures               October 21, 2003       2,142,857       $0.03500          April 1, 2011

                                                        NUMBER        INITIAL
                                                          OF          EXERCISE          EXPIRATION
           NAME               DATE OF ISSUANCE          SHARES     PRICE PER SHARE         DATE
-------------------------------------------------------------------------------------------------------
Swartz Private Equity         October 1, 2003        1,557,653       $  0.04360          April 1, 2011
Charles Merk                  December 1, 2003         641,026       $  0.03900       December 1, 2008
Swartz Private Equity         January 1, 2004        3,051,299       $  0.04600          April 1, 2011
Lincoln Ventures LLC          January 23, 2004      10,311,211       $  0.02667          April 1, 2011
Stan Caplan                   February 2, 2004         375,000       $  0.04000       February 2, 2009
Wayne Opperman                February 2, 2004       1,250,000       $  0.04000       February 2, 2009
James Gamble                  February 2, 2004         125,000       $  0.04000       February 2, 2009
Steven Pratt                  February 2, 2004         250,000       $  0.04000       February 2, 2009
Donald Opperman               February 2, 2004         250,000       $  0.04000       February 2, 2009
Gary Leikam                   February 2, 2004         125,000       $  0.04000       February 2, 2009
Adnan Aladray                 February 2, 2004         250,000       $  0.04000       February 2, 2009
Nazeah Aladray                February 2, 2004         125,000       $  0.04000       February 2, 2009
LaRiccia Trust                February 2, 2004         250,000       $  0.04000       February 2, 2009
James & Josephine Zolin       February 2, 2004         750,000       $  0.04000       February 2, 2009
James Zolin                   February 2, 2004         125,000       $  0.04000       February 2, 2009
Victor Gabourel               February 2, 2004         625,000       $  0.04000       February 2, 2009
Ed Kashou                     February 2, 2004         500,000       $  0.04000       February 2, 2009
Ed Kashou                     February 2, 2004       1,000,000       $  0.04000       February 2, 2009
Dan Vincent                   February 2, 2004         125,000       $  0.04000       February 2, 2009
Richard Daniels               February 2, 2004         750,000       $  0.04000       February 2, 2009
Stan Caplan                   February 2, 2004         750,000       $  0.04000       February 2, 2009
Barbara Opperman              February 2, 2004         250,000       $  0.04000       February 2, 2009
Leo Correia                   February 2, 2004         250,000       $  0.04000       February 2, 2009
Swartz Private Equity         March 23, 2004         8,035,192       $  0.09000          April 1, 2011
Lincoln Ventures LLC          March 24, 2004         3,366,727       $  0.09383          April 1, 2011
Swartz Private Equity         April 1, 2004          5,240,211       $  0.08090          April 1, 2009
Mt. Savage Productions        April 26, 2004         1,000,000       $  0.10000         April 26, 2009
Lincoln Ventures LLC          May 11, 2004           6,951,428       $  0.07000          April 1, 2011


ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      The Exhibits and Financial Statement Schedules to this Registration Statement are listed in the Exhibit Index commencing at page EX-1 hereof.

ITEM 28. UNDERTAKINGS.

      The undersigned Registrant hereby undertakes the following:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration, or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of this offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the General Corporation Law of Delaware, the Certificate of Incorporation, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or person controlling the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the Registrant in connection with any securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on May 21, 2004


                                PATRIOT SCIENTIFIC CORPORATION

                                By: /S/ LOWELL W. GIFFHORN
                                -----------------------------------------
                                Lowell W. Giffhorn
                                Executive Vice President, Chief Financial
                                Officer, Secretary and Director


      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

                Signature                          Title                                          Date
        /S/JEFFREY E. WALLIN                       President and Chief Executive               May 21, 2004
--------------------------------------             Officer
        Jeffrey E. Wallin


        /S/LOWELL W. GIFFHORN                      Chief Financial Officer, Principal          May 21, 2004
--------------------------------------             Financial Officer, Principal
        Lowell W. Giffhorn                         Accounting  Officer, Secretary
                                                   and Director


        /S/DAVID POHL                              Director                                    May 21, 2004
--------------------------------------
        David Pohl


        /S/CARLTON JOHNSON                         Director                                    May 21, 2004
--------------------------------------
        Carlton Johnson


        /S/DONALD BERNIER                          Chairman of the Board and                   May 21, 2004
--------------------------------------
        Donald Bernier                             Director


        /S/HELMUT FALK JR.                         Director                                    May 21, 2004
--------------------------------------
        Helmut Falk Jr.


        /S/GLORIA H. FELCYN                        Director                                    May 21, 2004
--------------------------------------
        Gloria H. Felcyn

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
                             Registration Statement
                        Under The Securities Act of 1933


                                    EXHIBITS


                         PATRIOT SCIENTIFIC CORPORATION
             (Exact name of registrant as specified in its charter)



                                      Ex-1

                         PATRIOT SCIENTIFIC CORPORATION

(a)   Exhibits

      The following exhibits are included as part of this registration statement, except those exhibits marked (1), which have previously been filed with the Securities and Exchange Commission and are incorporated by reference to another registration statement, report or document. References to the "Company" in this Exhibit Index mean PATRIOT SCIENTIFIC CORPORATION, a Delaware corporation.


----------------- --------------------------------------------------------------------------------- ----------------
EXHIBIT NO.       DOCUMENT                                                                                NO.
----------------- --------------------------------------------------------------------------------- ----------------
2.0               PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR SUCCESSION.
----------------- --------------------------------------------------------------------------------- ----------------
2.1               Agreement to Exchange Technology for Stock in Patriot Scientific Corporation,        (1)
                  incorporated by reference to Exhibit 2.1 to Form 8-K dated August 10, 1989
----------------- --------------------------------------------------------------------------------- ----------------
2.2               Assets Purchase Agreement and Plan of Reorganization dated June 22,  1994,           (1)
                  among the Company, nanoTronics Corporation and Helmut Falk, incorporated by reference to Exhibit 10.4 to Form 8-K dated
                  July 6, 1994
----------------- --------------------------------------------------------------------------------- ----------------
2.2.1             Amendment to Development Agreement dated April 23, 1996 between the Company and      (1)
                  Sierra Systems, incorporated by reference to Exhibit 2.2.1 to Pre-Effective
                  Amendment No. 1 to Registration Statement on Form SB-2 dated April 29, 1996
----------------- --------------------------------------------------------------------------------- ----------------
2.3               Form of Exchange Offer dated December 4, 1996 between the Company and certain        (1)
                  shareholders of Metacomp, Inc. incorporated by reference to Exhibit 2.3 to Form
                  8-K dated January 9, 1997
----------------- --------------------------------------------------------------------------------- ----------------
2.4               Letter of Transmittal to Accompany Shares of Common Stock of Metacomp, Inc.          (1)
                  Tendered Pursuant to the Exchange Offer Dated December 4, 1996 incorporated by reference to Exhibit 2.4 to Form 8-K dated January 9, 1997
----------------- --------------------------------------------------------------------------------- ----------------
3.0               ARTICLES AND BYLAWS.
----------------- --------------------------------------------------------------------------------- ----------------
3.1               Original Articles of Incorporation of the Company's predecessor, Patriot             (1)
                  Financial Corporation, incorporated by reference to Exhibit
                  3.1 to registration statement on Form S-18, file no.
                  33-23143-FW
----------------- --------------------------------------------------------------------------------- ----------------
3.2               Articles of Amendment of Patriot Financial Corporation, as filed with the            (1)
                  Colorado Secretary of State on July 21, 1988, incorporated by reference to
                  Exhibit 3.2 to registration statement on Form S-18, File No. 33-23143-FW
----------------- --------------------------------------------------------------------------------- ----------------
3.3               Certificate of Incorporation of the Company, as filed with the Delaware              (1)
                  Secretary of State on March 24, 1992, incorporated by
                  reference to Exhibit 3.3 to Form 8-K dated May 12, 1992
----------------- --------------------------------------------------------------------------------- ----------------
3.3.1             Certificate of Amendment to the Certificate of Incorporation of the Company, as      (1)
                  filed with the Delaware Secretary of State on April 18, 1995, incorporated by reference to Exhibit 3.3.1 to Form 10-KSB for the fiscal year ended May 31,
                  1995
----------------- --------------------------------------------------------------------------------- ----------------



                                      Ex-2

----------------- --------------------------------------------------------------------------------- ----------------
EXHIBIT NO.       DOCUMENT                                                                                NO.
----------------- --------------------------------------------------------------------------------- ----------------
3.3.2             Certificate of Amendment to the Certificate of Incorporation of the Company, as      (1)
                  filed with the Delaware Secretary of State on June 19,1997, incorporated by reference to Exhibit 3.3.2 to Form 10-KSB for the fiscal year ended May 31, 1997
----------------- --------------------------------------------------------------------------------- ----------------
3.3.3             Certificate of Amendment to the Certificate of Incorporation of the Company, as      (1)
                  filed with the Delaware Secretary of State on April 28, 2000, incorporated by reference to Exhibit 3.3.3 to Registration Statement on Form S-3 dated
                  May 5, 2000
----------------- --------------------------------------------------------------------------------- ----------------
3.3.4             Certificate of Amendment to the Certificate of Incorporation of the Company, as      (1)
                  filed with the Delaware Secretary of State on May 6, 2002, incorporated by reference to Exhibit 3.3.4 to Registration Statement on Form S-3 dated June 27,
                  2002
----------------- --------------------------------------------------------------------------------- ----------------
3.3.5             Certificate of Amendment to the Certificate of Incorporation of the Company, as      (2)
                  filed with the Delaware Secretary of State on October 16, 2003
----------------- --------------------------------------------------------------------------------- ----------------
3.4               Articles and Certificate of Merger of Patriot Financial Corporation into the         (1)
                  Company dated May 1, 1992, with Agreement and Plan of Merger attached thereto as Exhibit A, incorporated by reference to Exhibit 3.4 to Form 8-K dated May
                  12, 1992
----------------- --------------------------------------------------------------------------------- ----------------
3.5               Certificate of Merger issued by the Delaware Secretary of State on May  8,           (1)
                  1992, incorporated by reference to Exhibit 3.5 to Form 8-K dated May 12, 1992
----------------- --------------------------------------------------------------------------------- ----------------
3.6                Certificate of Merger issued by the Colorado Secretary of State on May 12,          (1)
                  1992, incorporated by reference to Exhibit 3.6 to Form 8-K dated May 12, 1992
----------------- --------------------------------------------------------------------------------- ----------------
3.7                Bylaws of the Company, incorporated by reference to Exhibit 3.7 to Form 8-K            (1)
                  dated May 12, 1992
----------------- --------------------------------------------------------------------------------- ----------------
4.0                INSTRUMENTS ESTABLISHING RIGHTS OF SECURITY HOLDERS.
----------------- --------------------------------------------------------------------------------- ----------------
4.1               Specimen common stock certificate, incorporated by reference to Exhibit 4.1          (1)
                  Form 8-K dated May 12, 1992
----------------- --------------------------------------------------------------------------------- ----------------
4.2               Form of Stock Purchase Warrant (Labway Corporation) dated February 29, 1996,         (1)
                  exercisable to purchase 253,166 common shares at $1.58 per share until August 31, 1996, granted to investors in
                  connection with an offering of securities made in reliance upon Regulation S, incorporated by reference to Exhibit 4.2 to
                  Form 10-QSB for fiscal quarter ended February 29, 1996
----------------- --------------------------------------------------------------------------------- ----------------
4.3               Form of 6% Convertible Subordinated Promissory Note due September 30, 1998           (1)
                  aggregating $1,500,000 to six investors incorporated by reference to Exhibit
                  4.3 to Form 10-QSB for fiscal quarter ended August 31, 1996
----------------- --------------------------------------------------------------------------------- ----------------



                                      Ex-3

----------------- --------------------------------------------------------------------------------- ----------------
EXHIBIT NO.       DOCUMENT                                                                                NO.
----------------- --------------------------------------------------------------------------------- ----------------
4.4               Form of 5% Convertible Term Debenture (CC Investments, LDC) due June 2, 1999         (1)
                  aggregating $2,000,000 to two investors incorporated by reference to Exhibit
                  4.4 to Form 8-K dated June 16, 1997
----------------- --------------------------------------------------------------------------------- ----------------
4.5               Form of Stock Purchase Warrant (CC Investments, LDC) dated June 2, 1997              (1)
                  exercisable to purchase an aggregate of 400,000 common shares at $1.69125 per share until June 2, 2002, granted to two investors in connection with the offering of securities in Exhibit 4.4 incorporated by
                  reference to Exhibit 4.5 to Form 8-K dated June 16, 1997
----------------- --------------------------------------------------------------------------------- ----------------
4.6               Registration Rights Agreement dated June 2, 1997 by and among the Company and        (1)
                  CC Investments, LDC and the Matthew Fund, N.V. related to the registration of the common stock related to Exhibits 4.4 and 4.5 incorporated by reference to Exhibit 4.6 to Form 8-K dated June 16, 1997
----------------- --------------------------------------------------------------------------------- ----------------
4.7               Form of Warrant to Purchase Common Stock (Swartz Family Partnership, L.P.)          (1)
                  dated June 2, 1997 exercisable to purchase an aggregate of 211,733 common shares at $1.69125 per share until June 2, 2002, granted to a group of investors in connection with the offering of securities in Exhibit 4.4 incorporated by reference to Exhibit 4.7 to Form 8-K dated June 16, 1997
----------------- --------------------------------------------------------------------------------- ----------------
4.8               Registration Rights Agreement dated June 2, 1997 by and among the Company and
                  Swartz Investments, LLC related to the registration of the common stock related     (1)
                  to Exhibit 4.7 incorporated by reference to Exhibit 4.8 to Form 8-K dated June
                  16, 1997
----------------- --------------------------------------------------------------------------------- ----------------
4.9               Form of 5% Convertible Term Debenture (CC Investments, LDC) due June 2, 1999         (1)
                  aggregating $1,000,000 to two investors incorporated by reference to Exhibit
                  4.9 to Form 10-KSB for the fiscal year ended May 31, 1998
----------------- --------------------------------------------------------------------------------- ----------------
4.10              Form of Stock Purchase Warrant (CC Investments, LDC) dated November 24, 1997         (1)
                  exercisable to purchase an aggregate of 200,000 common shares at $1.50 per share until June 2, 2002, granted to two investors in connection with the offering of securities described in Exhibit 4.9 incorporated by reference to
                  Exhibit 4.10 to Form 10-KSB for the year ended May 31, 1998
----------------- --------------------------------------------------------------------------------- ----------------
4.11              Form of Warrant to Purchase Common Stock (Swartz Family Partnership, L.P.)           (1)
                  dated November 24, 1997 exercisable to purchase an aggregate of 105,867 common shares at $1.50 per share until June 2, 2002, granted to a group of investors in connection with the offering of securities described in Exhibit 4.9 incorporated by reference to Exhibit 4.11 to Form 10-KSB for the year ended May
                  31, 1998
----------------- --------------------------------------------------------------------------------- ----------------
4.12              Form of Warrant to Purchase Common Stock (Investor Communications Group, Inc.)       (1)
                  dated June 16, 1997 exercisable to purchase an aggregate of 130,000 common shares at prices ranging from $2.50 to $7.50 per share until June 15, 1999 incorporated by reference to Exhibit 4.12 to Form 10-KSB for the year ended May
                  31, 1998
----------------- --------------------------------------------------------------------------------- ----------------



                                      Ex-4

----------------- --------------------------------------------------------------------------------- ----------------
EXHIBIT NO.       DOCUMENT                                                                                NO.
----------------- --------------------------------------------------------------------------------- ----------------
4.13              Warrant to Purchase Common Stock issued to Spellcaster Telecommunications, Inc.     (1)
                  dated April 28, 1998 exercisable to purchase an aggregate of 100,000 common shares at $1.25 per share until April 28, 2000 incorporated by reference to
                  Exhibit 4.13 to Form 10-KSB for the year ended May 31, 1998
----------------- --------------------------------------------------------------------------------- ----------------
4.14              Investment agreement dated February 24, 1999 by and between the Company and         (1)
                  Swartz Private Equity, LLC for a maximum aggregate amount of $5,000,000 incorporated  by reference to Exhibit 4.14 to Form 10-QSB/A for the fiscal quarter ended November 30, 1998
----------------- --------------------------------------------------------------------------------- ----------------
4.15              Registration Rights Agreement dated February 24, 1999 by and between the            (1)
                  Company and Swartz Private Equity, LLC related to the registration of the common stock related to Exhibit 4.14 incorporated  by reference to Exhibit 4.15 to Form 10-QSB/A for the fiscal quarter ended November 30, 1998
----------------- --------------------------------------------------------------------------------- ----------------
4.16              Form of Warrant to Purchase Common Stock (Swartz Private Equity, LLC) dated         (1)
                  February 24, 1999 exercisable to purchase common shares in connection with the offering of securities in Exhibit 4.14 incorporated  by reference to Exhibit
                  4.16 to Form 10-QSB/A for the fiscal quarter ended November 30, 1998
----------------- --------------------------------------------------------------------------------- ----------------
4.17              Amended and Restated Investment Agreement dated July 12, 1999 by and between        (1)
                  the Company and Swartz Private Equity, LLC for a maximum aggregate amount of
                  $5,000,000 incorporated by reference to Exhibit 4.17 to Pre-Effective Amendment
                  No. 2 to Registration Statement on Form SB-2 dated July 14, 1999
----------------- --------------------------------------------------------------------------------- ----------------
4.18              Investment Agreement dated April 28, 2000 by and between the Company and Swartz     (1)
                  Private Equity, LLC for a maximum aggregate amount of $30,000,000 incorporated by reference to Exhibit 4.18 to Registration Statement on Form S-3 dated May 5,
                  2000
----------------- --------------------------------------------------------------------------------- ----------------
4.18.1            Waiver and Agreement dated September 24, 2001 amending the Investment Agreement     (1)
                  dated April 28, 2000 by and between the Company and Swartz Private Equity, LLC for a maximum aggregate amount of $30,000,000 incorporated by reference to
                  Exhibit 4.18.1 to Registration Statement on Form
                  S-1 dated October 11, 2001
----------------- --------------------------------------------------------------------------------- ----------------
4.19              2001 Stock Option Plan of the Company dated February 21, 2001 incorporated by       (1)
                  reference to Exhibit 4.19 to Registration Statement on Form S-8 dated March 26,
                  2001
----------------- --------------------------------------------------------------------------------- ----------------
4.20              Investment agreement dated September 17, 2001 by and between the Company and        (1)
                  Swartz Private Equity, LLC for a maximum aggregate amount of $25,000,000 incorporated by reference to Exhibit 4.20 to Registration Statement on Form S-1 dated October 11, 2001
----------------- --------------------------------------------------------------------------------- ----------------



                                      Ex-5

----------------- --------------------------------------------------------------------------------- ----------------
EXHIBIT NO.       DOCUMENT                                                                                NO.
----------------- --------------------------------------------------------------------------------- ----------------
4.21              Registration Rights Agreement dated September 17, 2001 by and between the               (1)
                  Company and Swartz Private Equity, LLC related to the registration of the common stock related to Exhibit 4.20 incorporated by reference to Exhibit 4.21 to Registration Statement on Form S-1 dated October 11, 2001
----------------- --------------------------------------------------------------------------------- ----------------
4.22              Warrant to Purchase Common Stock dated September 17, 2001 exercisable to                (1)
                  purchase common shares in connection with the Offering of securities in Exhibit
                  4.20 incorporated by reference to Exhibit 4.22 to Registration Statement on
                  Form S-1 dated October 11, 2001
----------------- --------------------------------------------------------------------------------- ----------------
4.23                                                                                                      (1)
                  Financial Consulting Services Agreement between the Company and M. Blaine
                  Riley, Randall Letcavage and Rosemary Nguyen incorporated by reference to
                  Exhibit 4.23 to Registration Statement on Form S-8 dated January 22, 2002
----------------- --------------------------------------------------------------------------------- ----------------
4.24                                                                                                      (1)
                  Form of  8% Convertible Debenture (Lincoln Ventures, LLC) due June 10, 2004
                  aggregating $1,000,000 to six investors incorporated by reference to Exhibit
                  4.24 to Registration Statement on Form S-3 dated June 27, 2002
----------------- --------------------------------------------------------------------------------- ----------------
4.25
                  Form of Stock Purchase Warrant (Lincoln Ventures, LLC) dated June 10, 2002              (1)
                  exercisable to purchase an aggregate of 12,859,175 common shares at initial exercise prices ranging form $0.08616 to $0.10289 per share until June 10,
                  2007, granted to six investors in connection with the offering of securities described in Exhibit 4.24  incorporated by reference to Exhibit 4.25 to
----------------- --------------------------------------------------------------------------------- ----------------
4.26              Registration Statement on Form S-3 dated June 27, 2002                                  (1)
                  Form of Registration Rights Agreement (Lincoln Ventures, LLC)
                  dated June 10, 2002 by and among the Company and six investors related to the registration of

----------------- --------------------------------------------------------------------------------- ----------------
4.27              the common stock related to Exhibit 4.26 incorporated by reference to Exhibit           (1)
                  4.26 to Registration Statement on Form S-3 dated June 27, 2002
                  2003 Stock Option Plan of the Company dated July 2, 2003 incorporated 5.0 by reference to Exhibit 4.27 to Registration Statement on Form S-8 dated
                  September 4, 2003
----------------- --------------------------------------------------------------------------------- ----------------
5.1               OPINION RE LEGALITY.                                                                    (2)
                  Legal opinion of Luce, Forward, Hamilton & Scripps LLP, attorney
----------------- --------------------------------------------------------------------------------- ----------------
10.0              MATERIAL CONTRACTS.
----------------- --------------------------------------------------------------------------------- ----------------
10.1              1992 Incentive Stock Option Plan of the Company, incorporated by reference to        (1)
                  Exhibit 10.1 to Form 8-K dated May 12, 1992
----------------- --------------------------------------------------------------------------------- ----------------



                                      Ex-6

----------------- --------------------------------------------------------------------------------- ----------------
EXHIBIT NO.       DOCUMENT                                                                                NO.
----------------- --------------------------------------------------------------------------------- ----------------
10.1.1            Amendment to 1992 Incentive Stock Option Plan dated January 11, 1995,                (1)
                  incorporated by reference to Exhibit 10.1.1 to Form S-8 dated July 17, 1996
----------------- --------------------------------------------------------------------------------- ----------------
10.2              1992 Non-Statutory Stock Option Plan of the Company, incorporated by reference       (1)
                  to Exhibit 10.2 to Form 8-K dated May 12, 1992
----------------- --------------------------------------------------------------------------------- ----------------
10.2.1            Amendment to 1992 Non-Statutory Stock Option Plan dated January 11, 1995             (1)
                  incorporated by reference to Exhibit 10.2.1 to Form 10-KSB for fiscal year ended May 31, 1996
----------------- --------------------------------------------------------------------------------- ----------------
10.3               Lease Agreement between the Company's subsidiary Metacomp, Inc. and                 (1)
                  Clar-O-Wood Partnership, a California limited partnership dated April 11, 1991 as amended November 11, 1992 and November 2, 1995 incorporated by reference to
                  Exhibit 10.3 to Form 10-KSB for fiscal year ended May 31, 1997
----------------- --------------------------------------------------------------------------------- ----------------
10.4              Stock Purchase Agreement dated November 29 and 30, 1995, between the  Company        (1)
                  and SEA, Ltd., Incorporated by reference to Exhibit 10.4 to Form 8-K dated
                  December 11, 1995
----------------- --------------------------------------------------------------------------------- ----------------
10.4.1            Letter Amendment to Stock Purchase Agreement dated February 21, 1996, between        (1)
                  the Company and SEA, Ltd., incorporated by reference to Exhibit 10.4.1 to Form
                  10-QSB for fiscal quarter ended 2/29/96
----------------- --------------------------------------------------------------------------------- ----------------
10.5              1995 Employee Stock Compensation Plan of the Company, incorporated by reference      (1)
                  to Exhibit 10.5 to Form 10-QSB for fiscal quarter ended 11/30/95
----------------- --------------------------------------------------------------------------------- ----------------
10.6              Letter Stock and Warrant Agreement dated January 10, 1996 between the Company        (1)
                  and Robert E. Crawford, Jr., incorporated by reference to Exhibit 10.6 to Form
                  10-QSB for fiscal quarter ended February 29, 1996
----------------- --------------------------------------------------------------------------------- ----------------
10.7              Non-Exclusive Manufacturing and Line of Credit Agreement dated February 28,          (1)
                  1996, between the Company and Labway Corporation, incorporated by reference to
                  Exhibit 10.7 to Form 10-QSB for fiscal quarter ended February 29, 1996
----------------- --------------------------------------------------------------------------------- ----------------
10.8              Distribution and Representation Agreement dated February 28, 1996, between the       (1)
                  Company and Innoware, Inc., incorporated by reference to Exhibit 10.8 to Form
                  10-QSB for fiscal quarter ended February 29, 1996
----------------- --------------------------------------------------------------------------------- ----------------
10.9              Employment Agreement dated November 20, 1995 between the Company and Elwood G.       (1)
                  Norris, incorporated by reference to Exhibit 10.9 to
                  Registration Statement on Form SB-2 dated March 18, 1996
----------------- --------------------------------------------------------------------------------- ----------------
10.9.1            First Amendment to Employment Agreement dated May 17, 1996 between the Company       (1)
                  and Elwood G. Norris, incorporated by reference to Exhibit 10.9.1 to
                  Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May
                  23, 1996
----------------- --------------------------------------------------------------------------------- ----------------
10.10             Employment Agreement dated November 20, 1995 between the Company and Robert          (1)
                  Putnam, incorporated by reference to Exhibit 10.10 to
                  Registration Statement on Form SB-2 dated March 18, 1996
----------------- --------------------------------------------------------------------------------- ----------------



                                      Ex-7

----------------- --------------------------------------------------------------------------------- ----------------
EXHIBIT NO.       DOCUMENT                                                                                NO.
----------------- --------------------------------------------------------------------------------- ----------------
10.11             Sales Contractual Agreement dated March 19, 1996 between the Company and Evolve      (1)
                  Software, Inc., incorporated by reference to Exhibit 10.11 to Pre-Effective
                  Amendment No. 1 to Registration Statement on Form SB-2 dated April 29, 1996
----------------- --------------------------------------------------------------------------------- ----------------
10.11.1           Two Year Stock Purchase Warrant dated March 19, 1996 Granted to Evolve               (1)
                  Software, Inc. Providing for the Purchase of up to 50,000 Common Shares at
                  $2.85, incorporated by reference to Exhibit 10.11.1 to Pre-Effective Amendment
                  No. 1 to Registration Statement on Form SB-2 dated April 29, 1996
----------------- --------------------------------------------------------------------------------- ----------------
10.12             Employment Agreement dated as of May 8, 1996 between the Company and Michael A.      (1)
                  Carenzo, including Schedule A - Stock Option Agreement, incorporated by reference to Exhibit 10.12 to Pre-Effective Amendment No. 2 to Registration
                  Statement on Form SB-2 dated May 23, 1996
----------------- --------------------------------------------------------------------------------- ----------------
10.12.1           First Amendment to Employment Agreement dated as of May 8, 1996 between the          (1)
                  Company and Michael A. Carenzo dated September 23, 1996,  incorporated by reference to Exhibit 10.12.1 to Form 10-KSB for the fiscal year ended May 31,
                  1997
----------------- --------------------------------------------------------------------------------- ----------------
10.13             1996 Stock Option Plan of the Company dated March 25, 1996 and approved by the       (1)
                  Shareholders on May 17, 1996,  incorporated by reference to Exhibit 10.13 to
                  Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May
                  23, 1996
----------------- --------------------------------------------------------------------------------- ----------------
10.14             Sales Contractual Agreement dated June 20, 1996 between the Company and              (1)
                  Compunetics Incorporated incorporated by reference to Exhibit
                  10.14 to Form 10-KSB for fiscal year ended May 31, 1996
----------------- --------------------------------------------------------------------------------- ----------------
10.15             Sales Contractual Agreement dated July 31, 1996 between the Company and Premier      (1)
                  Technical Sales, Inc. incorporated by reference to Exhibit 10.15 to Form 10-KSB for fiscal year ended May 31, 1996
----------------- --------------------------------------------------------------------------------- ----------------
10.16             Employment Agreement dated January 1, 1997 between the Company and Norman J.         (1)
                  Dawson incorporated by reference to Exhibit 10.16 to Form
                  10-KSB for fiscal year ended May 31, 1997
----------------- --------------------------------------------------------------------------------- ----------------
10.17             Employment Agreement dated January 1, 1997 between the Company and Jayanta K.        (1)
                  Maitra incorporated by reference to Exhibit 10.17 to Form
                  10-KSB for fiscal year ended May 31, 1997
----------------- --------------------------------------------------------------------------------- ----------------
10.18             Technology License and Distribution Agreement dated June 23, 1997 between the        (1)
                  Company and Sun Microsystems, Inc. incorporated by reference to Exhibit 10.18 to Form 10-KSB for the fiscal year ended May 31, 1997
----------------- --------------------------------------------------------------------------------- ----------------
10.19             Employment Agreement dated March 23, 1998 between the Company and James T.           (1)
                  Lunney incorporated by reference to Exhibit 10.19 to Form
                  10-KSB for the fiscal year ended May 31, 1998
----------------- --------------------------------------------------------------------------------- ----------------



                                      Ex-8

----------------- --------------------------------------------------------------------------------- ----------------
EXHIBIT NO.       DOCUMENT                                                                                NO.
----------------- --------------------------------------------------------------------------------- ----------------
10.20             Employment Agreement dated July 28, 1997 between the Company and Phillip             (1)
                  Morettini incorporated by reference to Exhibit 10.20 to Form
                  10-KSB for the fiscal year ended May 31, 1998
----------------- --------------------------------------------------------------------------------- ----------------
10.21             Employment Agreement dated July 23, 1998 between the Company and Lowell W.           (1)
                  Giffhorn incorporated by reference to Exhibit 10.21 to Form
                  10-KSB for the fiscal year ended May 31, 1998
----------------- --------------------------------------------------------------------------------- ----------------
10.22             Secured Promissory Note dated June 12, 2000 between the Company and James T.         (1)
                  Lunney incorporated by reference to Exhibit 10.22 to Form
                  10-KSB for the fiscal year ended May 31, 2000
----------------- --------------------------------------------------------------------------------- ----------------
10.23             Purchase Agreement dated June 29, 2000 between the Company and 4S 37/38, LLC         (1)
                  incorporated by reference to Exhibit 10.23 to Form 10-KSB for the fiscal year ended May 31, 2000
----------------- --------------------------------------------------------------------------------- ----------------
10.24             Employment Agreement dated October 2, 2000 between the Company and Miklos B.         (1)
                  Korodi incorporated by reference to Exhibit 10.24 to Form
                  10-QSB for the fiscal quarter ended November 30, 2000
----------------- --------------------------------------------------------------------------------- ----------------
10.25             Employment Agreement dated December 1, 2000 between the Company and Richard G.       (1)
                  Blum incorporated by reference to Exhibit 10.25 to Form 10-QSB for the fiscal quarter ended November 30, 2000
----------------- --------------------------------------------------------------------------------- ----------------
10.26             Employment Agreement dated January 29, 2001 between the Company and Serge J.         (1)
                  Miller incorporated by reference to Exhibit 10.26 to Form
                  10-KSB for the fiscal year ended May 31, 2001
----------------- --------------------------------------------------------------------------------- ----------------
10.27             Lease Agreement dated February 23, 2001 between the Company and Arden Realty         (1)
                  Finance IV, LLC incorporated by reference to Exhibit 10.27 to
                  Form 10-KSB for the fiscal year ended May 31, 2001
----------------- --------------------------------------------------------------------------------- ----------------
10.28             Employment Agreement dated January 1, 2001 between the Company and David H.          (1)
                  Pohl incorporated by reference to Exhibit 10.28 to Form 10-KSB for the fiscal year ended May 31, 2001
----------------- --------------------------------------------------------------------------------- ----------------


                                      Ex-9

----------------- --------------------------------------------------------------------------------- ----------------
EXHIBIT NO.       DOCUMENT                                                                                NO.
----------------- --------------------------------------------------------------------------------- ----------------
10.29             Employment Agreement dated April 26, 2001 between the Company and David H. Pohl      (1)
                  incorporated by reference to Exhibit 10.29 to Form 10-KSB for the fiscal year ended May 31, 2001
----------------- --------------------------------------------------------------------------------- ----------------
10.30             Employment Agreement dated November 17, 2001 between the Company and Lowell W.       (1)
                  Giffhorn incorporated by reference to Exhibit 10.30 to Registration Statement on Form S-3 dated June 27, 2002
----------------- --------------------------------------------------------------------------------- ----------------
10.31             Employment Agreement dated December 20, 2001 between the Company and Jayanta         (1)
                  Maitra incorporated by reference to Exhibit 10.31 to Registration Statement on Form S-3 dated June 27, 2002
----------------- --------------------------------------------------------------------------------- ----------------
10.32             Consulting Agreement dated March 7, 2002 between the Company and SDMC, Inc.          (1)
                  incorporated by reference to Exhibit 10.32 to Registration Statement on
                  Form S-3 dated June 27, 2002
----------------- --------------------------------------------------------------------------------- ----------------
10.33             Employment Agreement dated January 2, 2004 between the Company and Jayantra          (2)
                  Maitra
----------------- --------------------------------------------------------------------------------- ----------------
10.34             Consulting Agreement dated March 18, 2004 between the Company and SDMC, Inc.         (2)
----------------- --------------------------------------------------------------------------------- ----------------
23.0              CONSENTS OF EXPERTS AND COUNSEL
----------------- --------------------------------------------------------------------------------- ----------------
23.1              Consent of Luce, Forward, Hamilton & Scripps LLP, attorneys at law ( included           (2)
                  in Exhibit 5.1)
----------------- --------------------------------------------------------------------------------- ----------------
23.2              Consent of Nation Smith Hermes Diamond, LLP independent certified public             (2)
                  accountants
----------------- --------------------------------------------------------------------------------- ----------------
99.0              ADDITIONAL EXHIBITS.
----------------- --------------------------------------------------------------------------------- ----------------
99.1              Form of ISO Plan Option (Gaspar) dated May 29, 1992, incorporated by reference       (1)
                  to Exhibit 28.2 to registration statement on Form SB-2, file no. 33-57858
----------------- --------------------------------------------------------------------------------- ----------------
99.2              Form of NSO Plan Option (Berlin) dated May 29, 1992, incorporated by reference       (1)
                  to Exhibit 28.3 to registration statement on Form SB-2, file no. 33-57858
----------------- --------------------------------------------------------------------------------- ----------------
99.3              Form of Incentive Stock Option Agreement to the Company's 1996 Stock Option          (1)
                  Plan (individual agreements differ as to number of shares, dates, prices and vesting), incorporated by reference to
                  Pre-Effective Amendment No. 2 to Registration Statement on
                  Form SB-2 dated May 23, 1996
----------------- --------------------------------------------------------------------------------- ----------------


                                     Ex-10

----------------- --------------------------------------------------------------------------------- ----------------
EXHIBIT NO.       DOCUMENT                                                                                NO.
----------------- --------------------------------------------------------------------------------- ----------------
99.4              Form of NonQualified Stock Option Agreement to the Company's 1996 Stock Option          (1)
                  Plan (individual agreement differ as to number of shares,
                  date, prices and vesting), incorporated by reference to
                  Pre-Effective Amendment No. 2 to Registration Statement on
                  Form SB-2 dated May 23, 1996
----------------- --------------------------------------------------------------------------------- ----------------
99.5              Press Release of the Company dated November 4, 1996 incorporated by                  (1)
                  reference to Exhibit 99.5 to Form 8-K dated January 9, 1997
----------------- --------------------------------------------------------------------------------- ----------------
99.6              Form of Incentive Stock Option Agreement to the Company's 2001 Stock Option          (1)
                  Plan  incorporated by reference to Exhibit 99.6 to Registration Statement on
                  Form S-8 filed March 26, 2001
----------------- --------------------------------------------------------------------------------- ----------------
99.7              Form of Non-Qualified Stock Option Agreement to the Company's 2001 Stock Option      (1)
                  Plan  incorporated by reference to Exhibit 99.6 to Registration Statement on
                  Form S-8 filed March 26, 2001
----------------- --------------------------------------------------------------------------------- ----------------
99.8              Form of Incentive Stock Option Agreement to the Company's 2003 Stock Option          (1)
                  Plan  incorporated by reference to Exhibit 99.8 to Registration Statement on
                  Form S-8 filed September 4, 2003
----------------- --------------------------------------------------------------------------------- ----------------
99.9              Form of Non-Qualified Stock Option Agreement to the Company's 2003 Stock Option      (1)
                  Plan  incorporated by reference to Exhibit 99.9 to Registration Statement on
                  Form S-8 filed September 4, 2003
----------------- --------------------------------------------------------------------------------- ----------------

--------

(1)   Previously filed in indicated registration statement or report.

(2)   Exhibit filed herewith this Registration Statement on Form SB-2.


(b)   Reports on Form 8-K - None.

All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.


                                     Ex-11